Exhibit 10.1

EXECUTION VERSION

DWIP SUBSCRIPTION AGREEMENT

Between

AP WIP HOLDINGS, LLC

as the Company

Certain of its subsidiaries as Asset Companies, Operating Companies signatory hereto, and

Holdings Companies

AP SERVICE COMPANY, LLC

as Servicer

The Holders party hereto

MIDLAND LOAN SERVICES, a Division of PNC Bank, National Association,

as Backup Servicer

Deutsche Bank Trust Company Americas, as Collateral Agent

Deutsche Bank Trust Company Americas, as Calculation Agent

AND

Deutsche Bank Trust Company Americas, as Paying Agent

DATED APRIL 21, 2022

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LIST OF EXHIBITS, ANNEXES AND SCHEDULES

Annex A-1	Eligibility and Concentration Criteria
Annex A-2	Security Arrangements
Annex A-3	Collateral Definition
Annex A-4	Security
Annex A-5	Form of Data Tape
Annex B:	Additional Provisions Related to Midland
Annex C	[INTENTIONALLY OMITTED]
Annex D	[INTENTIONALLY OMITTED]
Annex E	[INTENTIONALLY OMITTED]
Annex F	Draw Schedule
Annex G	[INTENTIONALLY OMITTED]
Annex H	[INTENTIONALLY OMITTED]
Annex I	Form of Borrowing Base Calculations

Schedule 1	Initial Promissory Certificates
Schedule 3.1	Officers
Schedule 4	Schedule of Exceptions
Schedule 4.1(C)	Organizational Chart for Obligors
Schedule 4.19	Insurance
Schedule 4.26	Principal Place of Business
Schedule 7.1	Accounts of the Company
Schedule A-4	Managed Sites

Exhibit A-1	Form of Advance Request
Exhibit A-2	Form of Borrowing Base Certificate
Exhibit B	Maryland Affidavits
Exhibit C	Mortgaged Sites
Exhibit D	Other Pledged Sites
Exhibit E	Non-Disturbance Agreements
Exhibit F-1	[INTENTIONALLY OMITTED]
Exhibit G	Form of Promissory Certificate
Exhibit H	Form of Servicer Report
Exhibit I	[INTENTIONALLY OMITTED]
Exhibit J	Form of Assignment
Exhibit K	Form of Cash Flow Tape including Rent Roll
Exhibit L	Audited Financial Statements
Exhibit M	Unaudited Financial Statement

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DWIP SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”) is dated as of April 21, 2022, and entered into by and between AP WIP HOLDINGS, LLC, a Delaware limited liability company (the “Company”), certain of its subsidiaries as Asset Companies, Operating Companies signatory hereto, and Holdings Companies, AP SERVICE COMPANY, LLC, a Delaware limited liability company, as Servicer, MIDLAND LOAN SERVICES, a Division of PNC Bank, National Association, as Backup Servicer (“Backup Servicer”), the financial institutions parties hereto or that may become parties hereto as holders (each such financial institution, a “Holder” and collectively, the “Holders”), DEUTSCHE BANK TRUST COMPANY AMERICAS, as collateral agent (in such capacity, the “Collateral Agent”), as calculation agent (in such capacity, the “Calculation Agent”) and as paying agent (in such capacity, the “Paying Agent”)

RECITALS

WHEREAS, all things necessary to make this Agreement the valid and legally binding obligation of the Company in accordance with its terms, for the uses and purposes herein set forth, have been done and performed;

WHEREAS, the parties hereto intend these recitals to be a material part of this Agreement; and

NOW, THEREFORE, in consideration of the premises and the representations, warranties, agreements, provisions and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Holders, Calculation Agent, the Collateral Agent, the Servicer, and Paying Agent agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. The terms defined below are used in this Agreement as so defined. Terms defined in the preamble, recitals and Annex A-4 to this Agreement are used in this Agreement as so defined.

“Account Collateral” means, with respect to the Company and its Obligors, all of the Company’s and such Obligors’ right, title and interest in and to the Accounts, the Reserve, all monies and amounts which may from time to time be on deposit therein, all monies, checks, notes, instruments, documents, deposits, and credits from time to time in the possession of any Holder representing or evidencing such Accounts and Reserve and all earnings and investments held therein and proceeds thereof; provided, that prior to the occurrence of an Event of Default, earnings, interest and dividends on amounts held in each Collection Account and the General Reserve Account are excluded from, and not a part of, such Account Collateral.

“Accounts” means, with respect to the Company, the Aggregation Account, the Escrow Account and the General Reserve Account, its Lock-Box Account, Collection Account, Cash Trap Reserve Account and any other accounts pledged by it or its related Obligors to the Collateral Agent pursuant to this Agreement or any other Finance Document.

“Additional Promissory Certificates” shall mean Promissory Certificates issued after the Closing Date pursuant to Section 3.4(A).

“Additional Servicing Fee” has the meaning set forth in the definition of “Servicing Fee”.

“Administrative Expenses” has the meaning set forth in Section 2.12.

“Advance” shall mean any advance of net proceeds received through the issuance of the Promissory Certificates by any Holders to the Company, whether directly or through the Escrow Account, in each case made pursuant to Article II of this Agreement. The first Advance will be $159,800,000.

“Advance Date” shall mean the Closing Date or, with respect to any Advance from the Escrow Account, the date of the making of such Advance, which date shall in any case be a Business Day.

“Advance Request” shall mean a request for an Advance substantially in the form of Exhibit A-1.

“Affiliate” means as to any Person any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with, such Person; or (ii) which beneficially owns or holds, directly or indirectly, 25% or more of any class of the voting stock (or in the case of a Person that is not a corporation, 25% or more of the equity interest) of such Person. Control, as used herein, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, partnership interests, membership, voting rights, governing boards, committees, divisions or other bodies, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

“Agents” means the Paying Agent, the Calculation Agent, and the Collateral Agent and “Agent” means any one of the foregoing.

“Aggregation Account” means the Eligible Account described in Section 7.1.

“Agreement” means this Subscription Agreement, as same may be amended, modified or restated from time to time (including all schedules, exhibits, annexes and appendices hereto).

“Allocated Certificate Amount” means the initial principal amount of the Promissory Certificates less the amount of prepayments applied to principal.

“Amortization Event” means (a) that the Servicer determines that as of last day of any calendar month the Debt Service Coverage Ratio is equal to or less than 1.15 to 1.0, and shall continue to exist until the Servicer determines that the Debt Service Coverage Ratio exceeds 1.15 to 1.0 for two (2) consecutive calendar months or (b) or any time the Minimum Contributed Equity Test is not met.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the PATRIOT Act.

“Approved Accounting Firm” means KPMG LLP, Deloitte LLP, PricewaterhouseCoopers LLP, Ernst & Young LLP, or any nationally recognized accounting firm approved by the Majority Holders.

“Approved Fund” means any Fund that is administered or managed by (a) a Holder, (b) an Affiliate of a Holder or (c) an entity or an Affiliate of any entity that administers or manages a Holder.

“Asset Company” and “Asset Companies” mean, with respect to the Company, entities set forth on Schedule 4.1(C).

“Asset Acquisition Fee” has the meaning set forth in Annex B.

“Asset Release/Substitution Fee” has the meaning set forth in Annex B.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Backup Servicer” means Midland Loan Services, a Division of PNC Bank, National Association (“Midland”).

“Backup Servicing Fee” means an amount equal to the product of (i) the then outstanding principal amount of the Promissory Certificates during the month for the related Collection Period for the Company, (ii)(a) other than as set forth in clause (b) or (c) of this definition, 0.10%; (b) while a Cash Trap Event has occurred and is continuing, 0.20%, or, (c) on and after an Amortization Event or when Backup Servicer becomes Successor Servicer following a Servicer Default, 0.30%, and (iii) the actual number of days in the related Collection Period divided by 360.

“Backup Servicing Transaction Commitment Fee” means an amount equal the then outstanding principal amount of the Promissory Certificates on the Closing Date multiplied by 0.10% payable by the Company to the Backup Servicer on the Closing Date.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S.

Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Bona-fide IPO” a bona-fide initial public offering of the Capital Stock of the parent of the Holding Company or the Parent which will not have an adverse effect on the Collateral or the Collateral Agent’s or the Holder’s interest therein and does not violate any of the Finance Documents.

“Borrowing Base” means, with respect to the Company at any date of determination, the product of Eligible Free Cash Flow and the Borrowing Base Lending Multiple, as set forth in the related Borrowing Base Certificate, minus Concentrations.

“Borrowing Base Lending Multiple” means 9.75.

“Borrowing Base Certificate” shall mean the certificate in the form of Exhibit A-2 hereto.

“Business Day” means any day excluding (i) Saturday, (ii) Sunday, (iii) a legal holiday in the State of New York and (iv) any day on which banking institutions located in New York are generally not open for the conduct of regular business.

“Calculation Agent” means Deutsche Bank Trust Company Americas in its capacity as calculation agent and any successor appointed pursuant to the terms of the Agreement.

“Calculation Agent Fee” means a fee payable by the Company to the Calculation Agent as set forth in a separate fee letter by and between the Company and the Calculation Agent.

“Capital Stock” shall mean the equity securities of a corporation, the partnership interests of a partnership and the membership interests of a limited liability company.

“Cash Equivalents” means any of the following: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States having maturities of not more than one (1) year from the date of acquisition thereof, (b) certificates of deposit of or time deposits with any Eligible Bank, (c) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, (d) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any subdivision of any such state or any public instrumentality thereof having maturities of not more than one (1) year from the date of acquisition thereof and, at the time of acquisition, having a rating of “AA-” or higher from S&P or “Aa3” or higher from Moody’s (or the then equivalent grade), (e) fully collateralized repurchase agreements for securities described in clause (a) or (d) above and entered into with an Eligible Bank, (f) investments in money market funds that are registered under the Investment Company Act of 1940, as amended, and substantially all of the portfolios of which consist of investments of the character and quality described in clauses (a) through (e) of this definition (without regard to any term restrictions) including, without limitation, any such fund for which a Holder or its designee serves as an investment advisor, administrator, shareholder servicing agent, custodian or sub-custodian, notwithstanding that such Person charges and collects fees and expenses from such funds for services rendered pursuant to this Agreement or otherwise; provided that Cash Equivalents shall only include those securities that mature (or are putable at par to the issuer thereof) no later than the Business Day prior to the next Monthly Payment Date.

“Cash Flow Tape” shall mean, with respect to the Company, the tape provided by the Company from time to time containing the information set forth in Annex A-5.

“Cash Flow Cut-Off Date” means the date of the Most Recent Report.

“Cash Trap Event” means that the Servicer determines that as of last day of any calendar month the Debt Service Coverage Ratio is equal to or less than 1.3 to 1.0, and shall continue to exist until the Servicer determines that the Debt Service Coverage Ratio exceeds 1.3 to 1.0 for two (2) consecutive calendar months.

“Cash Trap Reserve Account” means the account created pursuant to Section 7.1(G).

“Cash Trap Reserve Bank” has the meaning set forth in Section 6.2(A).

“Change of Control” shall mean the occurrence of one or more of the following events:

1. any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of any Obligor or the Servicer to any Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (a “Group”), together with any Affiliates of such Group;

2. the approval by the holders of Capital Stock of any Obligor or the Servicer of any plan or proposal for the liquidation or dissolution of such Person;

3. any Person (other than the Parent or, with respect to any Obligor or the Servicer, one or more wholly owned Subsidiaries of the Parent) shall become the owner, directly or indirectly, beneficially or of record, of any Capital Stock of any Credit Party or the Servicer except pursuant to a Permitted Ownership Interest Transfer;

4. the Holding Company ceases to own, directly or indirectly, 100% of the Company;

5. the Company ceases to own, directly or indirectly, 100% of its Obligors.

6. the replacement of a majority of the board of directors or board of managers of any of the Obligors, or Servicer over a two-year period from the directors who constituted the board of directors of any of such parties at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of such party then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved;

provided, that the preceding clauses (1) through (4) in the definition of “Change of Control” shall apply in respect of the Servicer only if the Servicer is an Affiliate of the Company; and provided further a Bona-fide IPO shall not be a Change of Control. For the avoidance of doubt, the Holding Company must continue to own 100% of Company and Company must continue to own 100% of its Obligors, as provided herein.

“Claims” has the meaning set forth in Section 5.3(A).

“Closing” means the date of execution of the Finance Documents.

“Closing Date” means the date on which the Closing occurs.

“Collateral” has the meaning set forth in Annex A-4; provided, however, that notwithstanding anything to the contrary contained in such Annex, this Agreement or the other Finance Documents, the Collateral (and the Other Company Collateral) shall not include any contract rights to the extent that the grant of a Lien thereon would cause a violation of the applicable contract, after taking the provisions of Sections 9-406 and 9-408 of the UCC into account.

“Collateral Agent Agreement” means the Collateral Agent Agreement dated as of the date hereof, among the Collateral Agent, the Company and the Servicer, as amended, supplemented or restated.

“Collateral Agent” means Deutsche Bank Trust Company Americas in its capacity as collateral agent and any successor appointed pursuant to the terms of the Collateral Agent Agreement.

“Collateral Agent Fee” means a fee payable by the Company to the Collateral Agent as set forth in a separate fee letter by and between the Servicer and the Collateral Agent.

“Collateral Protection Advance” has the meaning set forth in Section 17.3(C).

“Collection Account” and “Collection Account Bank” have the meanings set forth in Section 7.1.

“Collection Period” means the calendar month immediately preceding a Monthly Payment Date.

“Collections” means, the scheduled regular Monthly Recurring Revenue in respect of a Collection Period (excluding, for the avoidance of doubt, Defaulted Contracts).

“Company” has the meaning set forth in the preamble. References herein to Company shall include the Company’s Asset Companies and Operating Companies where applicable.

“Company Group” means, collectively, the Company, its Holding Company and any related Obligor of the Company.

“Company’s Account” shall mean, (i) the Company’s bank account, described on Schedule 7.1 hereto, for the account of the Company or (ii) such other account as may be designated by the Company from time to time by at least ten (10) Business Days’ prior written notice to the Paying Agent, the Collateral Agent and the Majority Holders, so long as such other account is reasonably acceptable to the Majority Holders.

“Compliance Certificate” has the meaning set forth in Section 5.1.

“Concentration” means the amount of annualized Collections in excess of the Concentration Limit multiplied by the Borrowing Base Lending Multiple.

“Concentration Limit” means, with respect to the Collections from Eligible Assets of the Company, the portion of such Collections attributable to Eligible Assets (Sites or Contracts, as the case may be) which satisfy the criteria for Concentration set forth in the Eligibility and Concentration Criteria Annex.

“Condemnation Proceeds” has the meaning set forth in Annex A-4.

“Consent Fee” has the meaning set forth in Annex B.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person: (A) with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (B) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (C) under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates; or (D) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values. Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making (other than the Promissory Certificates), discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another, provided that Contingent Obligations shall not include any of the foregoing to the extent solely among the Company and its related Obligors. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contract” means, with respect to the Company or related Obligor, any lease, sublease, tenancy, license, Site Management Agreement, antenna site agreement, assignment and/or other rental or occupancy agreement, master servicing agreement, carrier contract, site order or other agreement or arrangement (including, without limitation, any and all guaranties of any of the foregoing) heretofore or hereafter entered into by the Company or related Obligor, and affecting or concerning (i) the use, enjoyment or occupancy of, or the conduct of any activity upon or in, the Sites of the Company or related Obligor or any portion thereof or space thereon, including any extensions, renewals, modifications or amendments thereof, and including any ground lease where an Obligor is the landlord thereunder, and (ii) the sale or provision by the Company of telecommunications and related services and facilities, including all accounts, payment intangibles and general intangibles related thereto.

“Contractual Obligation”, as applied to any Person, means any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument, agreement or document to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, other than the Finance Documents.

“Controlled Entity” means (a) any of the subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Credit Parties” means the Obligors and the Holding Company.

“Debt Service Advance” has the meaning set forth in Section 17.3.

“Debt Service Coverage Ratio” or “DSCR Ratio” shall mean the ratio of (i) annualized Eligible Free Cash Flow for the Company based on the average of the last three reporting periods (net of 12 month operating budget and administrative fees) divided by annualized interest due on or with respect to the Promissory Certificates beginning as of the date of the Most Recent Report. For the purposes of clarity, the DSCR Ratio assumes no principal payments on the Promissory Certificates.

“Default” means, with respect to the Company, any breach or default by the Company under any of the Finance Documents, whether or not the same is an Event of Default, and also any condition or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Default Rate” shall mean, as of any date of determination, a rate of interest per annum equal to three and one half percent (3.50%) on the outstanding principal amount of the Promissory Certificates or other outstanding Obligation hereunder.

“Defaulted Contract” shall mean a Contract which is or was an Eligible Contract with respect to which any of the following occurs:

1. the Collateral Agent does not have a first priority perfected security interest, free and clear of any Liens other than Permitted Encumbrances; or

2. the related Tenant has become, or has been deemed to become, the subject of an Insolvency Event and (1) a liquidation, rehabilitation or reorganization plan has caused the stated amount of the payments due in respect of the related Contract to be reduced, delayed or otherwise modified, (2) a liquidation or rehabilitation plan providing for the full payment of the related Contract has been adopted or approved by the applicable court but such order remains subject to appeal, or (3) no such liquidation, rehabilitation or reorganization plan so dealing with payment of the related Contract has yet been adopted and approved by the applicable court; or

3. any payment due from Tenant (or any portion thereof) is more than 60 days past the due date or which has been cancelled or terminated; or

4. the Servicer does not expect, in its good faith judgment, the next payment due under the Contract to be made or for which the Servicer has commenced cancellation or has been or should otherwise be written off by the Servicer as uncollectible.

“Deposit Bank” has the meaning set forth in Section 7.1.

“Disqualified Entity” has the meaning set forth in Section 14.12.

“Distributable Collections” has the meaning set forth in Section 2.5(B).

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Early Termination Fees” means, without limitation, any payments with regards to any early termination of any carrier master servicing agreement or site order.

“Easements” has the meaning set forth in Annex A-4.

“Eligibility Criteria” means the eligibility criteria set forth in the Eligibility and Concentration Criteria Annex A-1.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution, which account is either (i) an account maintained with an Eligible Bank or (ii) a segregated trust account maintained by a corporate trust department of a federal depository institution or a state chartered depository institution subject to regulations regarding fiduciary funds on deposit substantially identical to 12 C.F.R. § 9.10(b).

“Eligible Assets” means, with respect to the Company, the Eligible Sites and the Eligible Contracts relating to the Company.

“Eligible Bank” means a commercial bank or trust company organized under the laws of the United States or any one of the states thereof, including the District of Columbia (or any domestic branch of a foreign bank), which at all times (i) is a member of the FDIC, has a combined capital and surplus of at least $500,000,000 and (ii) has a certificate of deposit rating or long-term unsecured senior debt rating of at least investment grade by S&P and by Moody’s and either at least a long-term senior unsecured debt rating of at least “BBB” by Fitch or at least a short-term senior unsecured debt rating of “F2” by Fitch; provided, however, that a commercial bank which does not satisfy the requirements set forth in clause (ii) shall nonetheless be deemed to be an Eligible Bank for purposes of holding any account so long as (x) such commercial bank has been previously approved in writing by the Majority Holders to the Collateral Agent as an Eligible Bank and (y)(1) such commercial bank is a federally or state chartered depository institution subject to regulations regarding fiduciary funds on deposit substantially identical to 12 C.F.R. § 9.10(b) and such account is maintained as a segregated trust account with the corporate trust department of such bank or (2) the Company has received confirmation from Fitch that holding any account at such commercial bank would not result in a rating downgrade, negative rating outlook, or negative rating watch of the then-current rating of the Promissory Certificates.

“Eligible Collections” means Collections in respect of Eligible Sites or Eligible Contracts.

“Eligibility and Concentration Criteria Annex” means Annex A-1.

“Eligible Contracts” shall mean, with respect to the Company, fully executed Contracts of the Company or its related Obligors, other than Defaulted Contracts, which satisfy the Eligibility Criteria set forth in the Eligibility and Concentration Criteria, are subject to a Lien under this Agreement and are included in the Collateral Agent Certification delivered pursuant to the Collateral Agent Agreement (other than as an exception).

“Eligible Free Cash Flow” means, with respect to the Company, as of any date of determination:

(i)	Collections on Eligible Assets related to the Company multiplied by

(ii)	12, multiplied by

(iii)	100% minus the Servicing Fee Rate.

For the avoidance of doubt, (x) any Defaulted Contracts will not be Eligible Assets, and (y) for any Contract that does not pay on a monthly basis, the amount of Collections included in clause (i) above will be the monthly equivalent as determined by the Servicer in good faith and in a commercially reasonable manner. The scheduled Monthly Recurring Revenue will be provided as part of the Borrowing Base Certificate and included in the monthly cashflow tape to the Collateral Agent, as described in Section 3.1 as the Rent Roll and will be compared from time to time to the Company’s prepared quarterly financial statements and audited annual statements when available.

“Eligible Servicer” shall mean AP Service Company, LLC, or any other operating entity which, at the time of its appointment as Servicer, (a) is servicing one or more portfolios assets with similar attributes as the Contracts and Sites and has been servicing such similar portfolios for at least three (3) years, (b) is legally qualified and has the capacity to service the Eligible Assets, (c) has a Net Worth of at least $50,000,000 and (d) prior to such appointment, is approved in writing by the Majority Holders as having demonstrated the ability to professionally and competently service a portfolio of assets similar to the Eligible Assets in accordance with high standards of skill and care.

“Eligible Sites” shall mean, with respect to the Company, Sites which (A) satisfy the Eligibility Criteria set forth in the Eligibility and Concentration Criteria Annex, (B) for each Site that is a Mortgaged Site, a Title Policy (as defined in the applicable Annex) has been issued and (C) is included in the applicable Collateral Agent Certification delivered pursuant to the Collateral Agent Agreement (other than as an exception).

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including any Multiemployer Plan) and (i) which is maintained for employees of the Obligor or any ERISA Affiliate, (ii) which has at any time within the preceding six (6) years been maintained for the employees of any of the Obligors or any current or former ERISA Affiliate or (iii) for which any of the Obligors or any ERISA Affiliate has or may have any liability, including contingent liability.

“Environmental Indemnity” has the meaning set forth in Annex A-4.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated thereunder, as amended from time to time.

“ERISA Affiliate” means (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Company, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Company, or (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Company, any corporation described in clause (i) above or any partnership, trade or business described in clause (ii) above.

“Erroneous Payment” has the meaning set forth in Section 19.9(A).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 19.9(D).

“Escrow Account” has the meaning set forth in Section 7.1, which such account shall be an Eligible Account for the benefit of the Collateral Agent as described on Schedule 7.1 hereto. The deposit into the Escrow Account on the Closing Date will be $2,200,000.

“Escrow Account Bank” has the meaning set forth in Section 7.1.

“Escrowed Cash Amount” means the amount in the Escrow Account.

“Event of Default” has the meaning set forth in Section 8.1.

“Excess Interest” has the meaning set forth in Section 2.3.

“Facility Termination Date” shall mean the earlier to occur of (i) the Rated Legal Final Maturity Date and (ii) an unwaived Event of Default.

“Fee Letter” means any OID Letter or OID Letters dated on or about the date of this Agreement between the initial Holders and the Company setting out any OID in connection with the Finance Documents.

“Finance Documents” means this Agreement, the Promissory Certificates, the Upstream Guaranties, the Upstream Pledge Agreements, the Holdco Guaranties, the Holdco Pledge Agreements, the Environmental Indemnity, the Collateral Agent Agreement, the Mortgages, the Financing Statements, any Fee Letters, the Lock-Box Account Agreements and any and all other documents and agreements from or with the Company, the Obligors, the Holding Company, Servicer and evidencing and/or securing the Promissory Certificates or otherwise in connection therewith.

“Financial Statements” means statements of operations and retained earnings, statements of cash flow and balance sheets.

“Financing Statements” means the Uniform Commercial Code Financing Statements naming the applicable Obligors as debtor, and the Collateral Agent as secured party, required under applicable state law to perfect the security interests created hereunder or under the other Finance Documents.

“Fiscal Year End” means, with respect to any person, the end of such person’s fiscal year.

“Fitch” means Fitch Ratings, Inc. and any successor in interest.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means the generally accepted accounting principles as are in effect from time to time and applied on a consistent basis (except for changes in application in which the Company’s independent certified public accountants and the Majority Holders concur) both as to classification of items and amounts; provided, however, that calculations with respect to the financial covenants contained in this Agreement shall be made on the basis of GAAP lease accounting principles in effect as of the date hereof.

“General Reserve Account” has the meaning assigned to such term in Section 7.1.

“General Reserve Account Initial Deposit” means $3,000,000.

“General Reserve Account Required Balance” means the greater of (i) $3,000,000 and (ii) the sum of (A) as of any date of determination, the amount of interest payable on the outstanding principal amount of the Promissory Certificates on the next six Monthly Payment Dates and (B) any attributable and owing tax payment on the income of any Obligor certified by the Servicer.

“General Reserve Bank” has the meaning assigned to such term in Section 6.2(A).

“Governmental Authority” means, with respect to any Person, any federal or state government or other political subdivision thereof and any entity, including any regulatory or administrative authority or court, exercising executive, legislative, judicial, regulatory or administrative or quasi-administrative functions of or pertaining to government, and any arbitration board or tribunal in each case having jurisdiction over such applicable Person or such Person’s property, and any stock exchange on which shares of capital stock of such Person are listed or admitted for trading.

“Governmental Contracts” means Contracts with any federal or state government or other political subdivision thereof for space on a Tower located on a Site or other telecommunications Services, provided that such contract (by way of a lease, purchase order, request for proposal, or similar requisition system) does not contain any provision that would materially and adversely affect Holders’ Collateral or the priority of any Mortgage.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Ground Lease” has the meaning set forth in Annex A-4.

“Guaranty” means collectively, the Environmental Indemnity, the HoldCo Guaranty and the Upstream Guaranties.

“HoldCo Guaranty” means, the Guaranty by the Holding Company, dated as of the date hereof and given for the benefit of the Collateral Agent on behalf of the Secured Parties.

“HoldCo Pledge Agreement” mean the Pledge and Security Agreement delivered by the Holding Company, dated as of the date hereof and given for the benefit of the Collateral Agent on behalf of the Secured Parties.

“Holder” and “Holders” have the meaning set forth in the Recitals.

“Holding Company” means AP WIP Domestic Investments III, LLC. For the avoidance of doubt, Holding Company is the owner of the Company.

“Indebtedness” or “indebtedness”, means, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable except for the purchase of assets by an Obligor in the ordinary course of its business, (ii) all unfunded amounts under a loan agreement, letter of credit (unless secured in full by Dollars) or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all obligations under leases that constitute capital leases for which such Person is liable, including capital leases and IRUs in connection with the acquisition or purchase of assets in the ordinary course of business, (iv) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, (v) all indebtedness incurred in the financing of equipment or other personal property used at any Site in the ordinary course of business, (vi) all liabilities secured by (or which the holder of such liabilities has a right, contingent or otherwise, to be secured by) any Lien on any property owned by such Person, even though such Person has not assumed or become liable for the payment thereof, and (vii) all guarantees of debt referred to in subsections (i) through (vi) hereof; provided that reimbursement or indemnity obligations related to surety bonds incurred in the ordinary course of business and fully secured by cash collateral shall not be considered “Indebtedness” hereunder.

“Indemnified Liabilities” has the meaning set forth in Section 14.2.

“Indemnitees” has the meaning set forth in Section 14.2.

“Independent Director” means a member of the board of directors of the Company: (a) who is not at the time of initial appointment or at any time while serving on the board of directors of the Company, and has not within the past five years been: (i) an officer, director, employee, partner, member, stockholder or beneficial interest holder (either direct or indirect) of the Company; (ii) a customer or supplier of the Company or any affiliate thereof (other than a customer or supplier that does not derive more than 5% of its revenues from its activities with the Company or any affiliate thereof); (iii) a trustee, conservator or receiver for any affiliate of the Company; or (iv) a spouse, parent, sibling or child of any person described in (i), (ii), or (iii); and (b) who has had (i) prior experience as an independent director for a corporation or an independent director for a limited liability company whose charter documents required the unanimous consent of independent directors or independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) employment experience with one or more entities with a national reputation and presence that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities, and is currently employed by such an entity.

“Insolvency Event” shall mean, with respect to any Person, (i) such Person generally shall not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law related to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or (ii) such Person shall take any action to authorize any of the actions set forth in clause (i) herein.

“Insurance Policies” has the meaning set forth in Section 5.4.

“Insurance Premiums” means the annual insurance premiums for the insurance policies required to be maintained by the Obligors with respect to the Sites and the Contracts under Section 5.4.

“Insurance Proceeds” means all of the proceeds received under the Insurance Policies.

“Intangible Assets” means (to the extent reflected in determining the consolidated stockholders’ equity of a Person) the amount of (i) all write-ups (other than write-ups resulting from foreign currency translations) subsequent to the date of the Most Recent Report in the book value of any asset owned by such Person or a consolidated subsidiary of such Person, (ii) all Investments by such Person and its consolidated subsidiaries in unconsolidated Subsidiaries of such Person and all equity Investments by such Person and its consolidated subsidiaries in Persons which are not Subsidiaries of such Person and (iii) all unamortized debt discount and expense, unamortized deferred charges, capitalized interest, capitalized development costs, goodwill, patents, trademarks, service marks, trade names, copyrights, organizational or developmental expenses and other intangible assets except for the purchase of Sites and Contracts in the ordinary course of business.

“Interest Accrual Period” means, with respect to each Monthly Payment Date, the period from and including the Monthly Payment Date immediately preceding such Monthly Payment Date, to but excluding such Monthly Payment Date.

“Interest Rate” has the meaning set forth in Section 2.3(B).

“Investment” in any Person means any loan or advance to such Person (excluding prepaid expenses and security deposits), any purchase or other acquisition of any equity interests or debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction).

“Investment Grade” means any one of a rating of “BBB-” or higher by either Standard & Poor’s Rating Services or Fitch or “Baa3” or higher by Moody’s Investors Service Limited.

“Involuntary Credit Party Bankruptcy” has the meaning set forth in Section 5.19.

“IRC” means the Internal Revenue Code of 1986, and any rule or regulation promulgated thereunder from time to time, in each case as amended from time to time.

“IRS” means the Internal Revenue Service or any successor thereto.

“IRU” means an indefeasible right of use.

“Its Obligor” and “related Obligor” shall mean, with respect to the Company, any Obligor that is a direct or indirect subsidiary of the Company, and with respect to any Obligor which is a subsidiary of the Company, the Company and any other Obligor that is a subsidiary of the Company.

“its Holding Company” and “related Holding Company” shall mean, with respect to the Company, the immediate parent of the Company.

“Knowledge” whenever in this Agreement or any of the Finance Documents, or in any document or certificate executed on behalf of any Obligor pursuant to this Agreement or any of the Finance Documents, reference is made to the knowledge of the Company or any other Obligor (whether by use of the words “knowledge” or “known”, or other words of similar meaning, and whether or not the same are capitalized), such shall be deemed to refer to the knowledge of the executive officers or directors of, the Servicer, or the Company; provided that, with respect to Section 8.1(C) or Section 8.1(D), knowledge of the executive officers or directors of the Servicer shall mean knowledge of the executive officers or directors of the initial Servicer.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement granting any security interest).

“Liquidation Fee” has the meaning set forth in Annex B.

“Lock-Box Account” has the meaning set forth in Section 7.1.

“Lock-Box Account Agreement” has the meaning set forth in Section 7.1.

“Loss Proceeds” means, with respect to the Company and its Obligors, collectively, all Insurance Proceeds and all Condemnation Proceeds, in each case of the Company and its Obligors.

“Loss Proceeds Sub-Account” has the meaning set forth in Section 7.1.

“Majority Holders” means, as of any date of determination, the Holders that represent in excess of 66 2/3% of the aggregate outstanding principal amount of the Promissory Certificates; provided, that, with respect to each of the following, the Majority Holders means all of the Holders: any reduction in the principal amount of the Promissory Certificates without a corresponding payment of principal or any change in the Eligibility Criteria, Maturity Date, Rated Legal Final Maturity Date, Interest Rate, Default Rate, Yield Maintenance, prepayments, Borrowing Base Lending Multiple, and Sections 2, 4, 14.3, 14.28, 8.1(A) and 8.1(B), or this definition of “Majority Holders”.

“Managed Sites” has the meaning set forth in Annex A-4.

“Management Fee” shall have the meaning set forth in Section 2.4(H).

“Mandatory Prepayments” means, with respect to the Company, (i) 100% Early Termination Fees with respect to the Company and its related Obligors, (ii) 100% Loss Proceeds received as a result of any condemnation or casualty of a Site of the Company or its related Obligors or proceeds of a Permitted DWIP Disposition of the Company or its related Obligors and (iii) [Intentionally Omitted], (iv) net distributable proceeds of a public offering of equity pursuant to Section 11.2(A) and (v) any payment made in respect of an Amortization Event, provided that all such amounts are net of any amounts outstanding pursuant to Section 2.5(B)(i) and any amounts already paid to the Holders pursuant to Section 2.5(B)(v) in respect thereof due to a related reduction in the Borrowing Base and provided further that (i) and (ii) shall not apply in respect of up to $5,000,000 in the aggregate of proceeds with respect to Sites or Contracts which are not and never were Eligible Sites or Eligible Contracts, respectively.

“Maryland Affidavits” means the affidavits required to be filed in Prince George’s County in the form attached hereto as Exhibit B.

“Material Adverse Change” means, with respect to the Company, (A) a material adverse effect (which may include economic or political events) upon the business, operations, or condition (financial or otherwise) of the Company and its Obligors (taken as a whole), or Servicer, or (B) the material impairment of the ability of the Company and its other Obligors (taken as a whole), or Servicer to perform their obligations under the Finance Documents (taken as a whole) or (C) the material impairment of the ability of any Agent to enforce or collect the Obligations of the Company and its Obligors under the Finance Documents as such Obligations become due, then a Material Adverse Change shall be deemed to exist.

“Maturity Date” for the Promissory Certificates is the date set forth on each such Promissory Certificate, as amended, modified or restated. As of the date hereof the scheduled Maturity Date is five (5) years from the Closing Date.

“Maximum Rate” has the meaning set forth in Section 2.3.

“Midland” has the meaning set forth in Section 15.1(A).

“Minimum Contributed Equity Test” has the meaning set forth in Section 3.1(S).

“Monthly Operating Expenses” has the meaning set forth in the definition of “Servicing Fee”.

“Monthly Payment Date” shall mean the fifteenth (15th) day of each calendar month or, if any such fifteenth (15th) day is not a Business Day, the next succeeding Business Day, beginning May 16, 2022.

“Monthly Recurring Revenue” means, with respect to the Company, expected rents from Eligible Contracts of the Company and its related Obligors that are fully executed, operational and the related Site is fully operational and accepted for service by the Obligor, if applicable.

“Monthly Report” has the meaning set forth in the Section 15.5(A).

“Monthly Report Error Notice” has the meaning set forth in Section 15.5(B).

“Monthly Report Review Procedure” has the meaning set forth in Section 15.5(B).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Sites” and “Mortgaged Site” has the meaning set forth in Annex A- 4.

“Mortgages” has the meaning set forth in Annex A-4.

“Most Recent Audited Financial Statements” means the Servicer Financial Statements available at the Closing Date.

“Most Recent Report” means the Monthly Report made available to the Holders prior to the Closing Date.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA to which the Company or any Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) years, or for which the Company or any Affiliate has or may have any liability, including contingent liability.

“Net Worth” means assets minus liabilities, determined in accordance with GAAP.

“Non-Material Modifications” means amendments or modifications which:

(A) with respect to Contracts where a telecommunications service provider or tower operator is a Tenant, consist of (i) an increase in periodic rent or other recurring fees payable by such Tenant, (ii) modification of such Tenant’s permitted use under the Contract, (iii) modifications to utilities servicing the Tenant improvements, (iv) any corrective amendment and (v) any extension of the term of the Contract, in each case on commercially reasonable substantive and economic terms;

(B) with respect to Ground Leases, consist of (i) extending the term thereof or adding renewal terms or option periods, (ii) relocating or correcting a related easement, (iii) an increase in periodic rent payable by Tenant, (iv) modification of Tenant’s permitted use under the Ground Lease, (v) modifications to utilities servicing the Tenant improvements, and/or (vi) any corrective amendment, in each case on commercially reasonable substantive and economic terms; and

(C) with respect to Easements, consist of (i) extending the term of the Easement or adding renewal terms or option periods, (ii) relocating or correcting the Easement, (iii) an increase in periodic rent payable by Tenant, (iv) modification of Tenant’s permitted use under the Easement, (v) modifications to utilities servicing the Tenant improvements, and/or (vi) any corrective amendment, in each case on commercially reasonable substantive and economic terms;

provided that, in each case, such amendments or modifications do not reduce the expected cash flow of the related Company and do not make such Contract, Ground Lease, or Easement materially less favorable to Company or its respective Obligor.

“Nonrecoverable Servicing Advance” has the meaning set forth in Section 17.3(D).

“Obligations” means, with respect to the Company and its Obligors, the Allocated Certificate Amount and all obligations, liabilities and indebtedness of every nature to be paid or performed by the Company, its Obligors and the Holding Company under the Finance Documents, including without limitation, all Servicing Advances and all Servicing Advance Interest, the outstanding principal amount of the Promissory Certificates, together with interest, Yield Maintenance, charges, expenses, fees, attorneys’ and paralegals’ fees and expenses, any indemnities, any other sums chargeable to the Company, the Obligors and the Holding Company, as the case may be, under this Agreement or any other Finance Document, owing and whether before or after the filing of a proceeding under the Bankruptcy Code by or against the Company, the Obligors and the Holding Company, and the performance of all other terms, conditions and covenants applicable to the Company, the Obligors and the Holding Company under the Finance Documents.

“Obligor” and “Obligors” means, individually or collectively, with respect to the Company, the Company and its direct and indirect subsidiaries, provided that for purpose of Article IV, Obligor shall also include such Obligor’s Holding Company.

“Obligor Secretary” has the meaning set forth in Section 3.1.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate delivered to an Agent by the Company or the Servicer, as applicable, which is signed on behalf of the Company or the Servicer by an authorized officer of the Company or the Servicer which certifies that the items set forth in such certificate are true, accurate and complete in all material respects.

“Operating Company” and “Operating Companies” means, with respect to the Company, the entities set forth on Schedule 4.1(C) with respect to the Company.

“Other Company Collateral” has the meaning set forth in Section 10.1.

“Parent” means AP WIP Investments Holdings, LP, a Delaware limited partnership (or any other majority owned and controlled subsidiary of AP WIP Investment Holdings, LP).

“Parent’s Wireless Infrastructure Businesses” means all of the Parent’s subsidiaries and their respective subsidiaries.

“Patriot Act” has the meaning assigned to such term in Section 14.26.

“Paying Agent” means Deutsche Bank Trust Company Americas in its capacity as paying agent and any successor appointed pursuant to the terms of this Agreement.

“Paying Agent Fee” means a fee payable by the Company to the Paying Agent as set forth in a separate fee letter by and between the Company and the Paying Agent.

“Payment Person” has the meaning set forth in Section 19.9.

“Payment Recipient” has the meaning set forth in Section 19.9(A).

“Permitted Capitalized Leases” has the meaning set forth in Section 5.14.

“Permitted DWIP Disposition” means a disposition by Company or its related Obligors of a Site or Contract and related Other Company Collateral as permitted by and in accordance with Section 4.1(B) of Annex A-4.

“Permitted Encumbrances” means, collectively, (i) the Mortgages and the other Liens of the Finance Documents in favor of the Collateral Agent, (ii) the items shown in Schedule B to the Title Policies as of Closing, (iii) Liens for impositions not yet due and payable or Liens arising after the date hereof which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with Section 5.3(B); (iv) statutory Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens arising by operation of law, which are incurred in the ordinary course of business and discharged by the Company by payment, bonding or otherwise within forty-five (45) days after the filing thereof or which are being contested in good faith in accordance with Section 5.3(B); (v) Liens arising from reasonable and customary purchase money financing of personal property and equipment leasing to the extent the same are created in the ordinary course of business in accordance with Section 5.14(B); (vi) all easements, rights-of-way, restrictions and other similar charges or non-monetary encumbrances against real property which are not reasonably likely to result in a Material Adverse Change or adversely affect the priority of the Holders’ security interest in such asset; and (vii) Liens on cash collateral accounts (other than accounts included as part of the Collateral) accounts to secure reimbursement or indemnity obligations related to surety bonds obtained in the ordinary course of business.

“Permitted Indebtedness” has the meaning set forth in Section 5.14.

“Permitted Investments” shall mean any of the following investments denominated and payable solely in United States dollars: (a) readily marketable debt securities issued by, or the full and timely payment of which is guaranteed by the full faith and credit of, the federal government of the United States of America, and (b) insured demand deposits, time deposits and certificates of deposit of any commercial bank rated A-1 by S&P, P-1 by Moody’s and either at least a long-term senior unsecured debt rating of at least “BBB” by Fitch or at least a short-term senior unsecured debt rating of “F2” by Fitch.

“Permitted Ownership Interest Transfers” has the meaning set forth in Section 11.2.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental Person, the successor functional equivalent of such Person).

“Potential Default” shall mean any event or condition which with notice, passage of time or both would constitute an Event of Default.

“Prepayment” means a prepayment as set forth in Section 2.8 upon and in connection with the payment of any required Yield Maintenance.

“Promissory Certificates” shall mean the promissory certificates issued in an aggregate initial outstanding amount equal to $165,000,000 on the Closing Date in the form of Exhibit G hereto, issued by the Company to any Holder pursuant to the terms of this Agreement and as further described in Schedule 1, and any Additional Promissory Certificates issued after the Closing Date.

“Rated Legal Final Maturity Date” means 25 years after the Maturity Date.

“Receipts” means, with respect to the Company and its related Obligors, all revenues, receipts and other payments to such Obligors of every kind arising from ownership, operation or management of the Sites and the Contracts of such Obligor, including without limitation, early termination fees (including any amounts paid on account of early termination), sale proceeds, prepayments, carrier contributions, incentives, recoveries on insurance, recoveries on defaulted assets, all warrants, stock options, or equity interests in any Tenant, licensee or other Person occupying space at, or providing services related to or for the benefit of, the Sites or the Contracts received by such Obligors or any Related Person of such Obligor in lieu of rent or other payment, but excluding, (i) taxes, (ii) any other amounts received by such Obligor or any Related Person of such Obligor that constitute the property of a Person other than such Obligor (including, without limitation, all revenues, receipts and other payments arising from the ownership, operation or management of properties by Affiliates of the Obligor), and (iii) security deposits received under a Contract, unless and until such security deposits are applied to the payment of amounts due under such Contract.

“Register” has the meaning set forth in Section 14.12.

“Register Agent” has the meaning set forth in Section 14.12.

“Rehabilitated” shall mean, with respect to any Defaulted Contract, the cure of the circumstances that rendered such Contract to be a Defaulted Contract, which cure must consist of, without limitation, with respect to any Defaulted Contract described in clause (3) of the definition of “Defaulted Contract”, the receipt by the Obligors or Paying Agent of three consecutive payments related to such Defaulted Contract on or before the respective scheduled due dates therefor; provided, that any Contract deemed to have been Rehabilitated in the manner set forth in this paragraph may only be so Rehabilitated twice.

“Related Parties” shall mean, with respect to any Person, such Person’s direct and indirect subsidiaries and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s direct and indirect subsidiaries.

“Related Person” means any Person in which an Obligor or the Parent holds, directly or indirectly, greater than a ten percent (10%) equity interest.

“Release” means the release of a Site from the applicable Finance Documents in accordance with Section 4.2 of Annex A-4.

“Release Price” has the meaning set forth in Section 4.1(A)(i) of Annex A-4.

“Rent Roll” has the meaning set forth in Section 3.1.

“Rent Roll Cut-Off Date” means, with respect to an issuance of Additional Promissory Certificates, the last calendar day of the prior month, provided that with respect to the issuance of the Promissory Certificates on the Closing Date, the applicable Rent Roll for purposes of calculating the Borrowing Base shall be the Rent Roll delivered prior to the Closing Date as of December 31, 2021.

“Rents” has the meaning set forth in the Mortgages.

“Reserve” means the amounts deposited by or on behalf of the Company in the General Reserve Account and any other reserves held on behalf of the Company pursuant to this Agreement.

“Responsible Officer” means with respect to any corporation, limited liability company or partnership, the chairman of the board, the president, any vice president, the secretary, the treasurer, any assistant secretary, any assistant treasurer, managing member and each other officer of such corporation or limited liability company or the general partner of such partnership specifically authorized in resolutions of the board of directors of such corporation or managing member of such limited liability company to sign agreements, instruments or other documents in connection with the Finance Documents on behalf of such corporation, limited liability company or partnership, as the case may be, and who is authorized to act therefor and who is identified on the list of Responsible Officers delivered by such Person to the Paying Agent and the Collateral Agent on the Closing Date (as such list may be modified or supplemented from time to time thereafter).

“Secured Parties” shall mean the Holders and each Agent.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Security Arrangements” has the meaning set forth in Annex A-2 for the Company.

“Servicer” means AP Service Company, LLC, as initial servicer, or any Successor Servicer.

“Servicer Default” shall mean (x) so long as Midland is not acting as the Servicer, the occurrence of any of the following:

1. the Servicer shall assign its duties other than as permitted under this Agreement;

2. any failure by the Servicer duly to observe or perform in any respect any other covenant or agreement by it under this Agreement or under any of the other Finance Documents, which failure (x) except for any breach of Section 15.4(B) or 15.4(H) (which shall have no cure period), continues unremedied for thirty (30) days after the earlier of (i) the date upon which such breaching party obtained actual knowledge of such failure and (ii) the date upon which written notice of such failure shall have been given to the Servicer or the Company by the Majority Holders and (y) has, or could reasonably be expected to have, a Material Adverse Change;

3. any representation, warranty or certification made or deemed to have been made by the Servicer under or in connection with the Agreement or any of the other Finance Documents shall prove to have been incorrect in any respect when made or deemed to have been made or remade, which incorrectness (x) continues unremedied for thirty (30) days after the earlier of (i) the date upon which such breaching party obtained actual knowledge of such failure and (ii) the date upon which written notice of such incorrectness shall have been given to the Servicer or the Company by the Majority Holders and (y) has, or could reasonably be expected to have, a Material Adverse Change;

4. the Servicer shall become the subject of an Insolvency Event;

5. the Servicer fails to have, as reported on the most recent Servicer Financial Statements, cash or Cash Equivalents in an amount equal to $2,500,000 that is not restricted;

6. the Servicer (including Parent of Servicer) fails to have, as reported on the most recent Servicer Financial Statements delivered to the Holders, a Tangible Net Worth equal to $50,000,000;

7. a material adverse change in the operations or financial condition of the Servicer shall occur;

8. unless a Servicer that is not an Affiliate of the Company is appointed pursuant to Section 17.2, a Change of Control occurs in respect of the Servicer;

9. any fraudulent action is taken by the Servicer or any officer or director of the Servicer while acting under his or her actual, apparent, implied or purported authority as an officer or director of the Servicer or within his or her actual, implied, apparent or purported capacity as an officer or director of the Servicer;

10. the Servicer shall pay any distribution or dividend on behalf of it when or as to any time when any Event of Default shall exist (not including, for the avoidance of doubt, from the Management Fee); and

11. The total cash contributed equity in the Parent’s Wireless Infrastructure Businesses is less than $200,000,000; or

(y) if Midland is the Servicer, a “Servicer Default” as defined in Annex B.

“Servicing Advance” shall mean any Debt Service Advance or Collateral Protection Advance.

“Servicing Advance Interest” has the meaning set forth in Section 17.3(C). “

Servicing Advance Suspension Period” has the meaning set forth in Annex B.

“Servicing Fee” shall mean (a) so long as the initial Servicer is the Servicer, an amount payable monthly to the Servicer equal to (i) monthly operating expenses totaling $14,600.00 per month (“Monthly Operating Expenses”) and (ii) (A) the product of Collections for the related Collection Period for the Company multiplied by the Servicing Fee Rate less (B) the amount of Monthly Operating Expenses already paid (“Additional Servicing Fee”), or (b) during any period where the Backup Servicer or any other entity other than the initial Servicer is Successor Servicer, the Servicing Fee shall be the product of then outstanding principal amount of the Promissory Certificates for the related Collection Period multiplied by the Servicing Fee Rate, and shall be paid in the order of priority set forth in Section 2.5 for the Backup Servicing Fee.

“Servicing Fee Rate” shall mean (a) with respect to the initial Servicer 2.5% or (b) with respect to the Backup Servicer as Successor Servicer 0.3% or (c) with respect to other parties as Successor Servicer, the rate agreed to by the Company and such party at the time such party becomes Successor Servicer, as consented to in writing by the Majority Holders; provided that, solely for purposes of determining the Eligible Free Cash Flow, the Servicing Fee Rate shall be the greater of (x) the applicable rate set forth in subclauses (a) through (c) of this definition and (y) 2.5%.

“Servicer Financial Statements” means the combined Financial Statements of the Servicer and all the Obligors and the Parent’s Wireless Infrastructure Businesses, in the form of Exhibit L for audited or Exhibit M for company-prepared; provided that such Financial Statements shall be prepared in accordance with U.S. generally accepted accounting principles.”

“Servicing Officer” shall mean, with respect to the Servicer, any officer or other employee of the Servicer or other agent of the Servicer who in any case is involved in, or responsible for, the administration and servicing of the Sites and Contracts and whose name appears on a list of Servicing Officers furnished to the Collateral Agent in writing by the Servicer, as such list may from time to time be amended in writing.

“Servicing Standard” has the meaning set forth in Section 17.3(E) hereof.

“Servicing Termination Event” means the issuance of a Termination Notice by the Majority Holders.

“Servicing Transfer” has the meaning set forth in Section 17.1(B) hereof.

“SFASB” means Statement of Financial Accounting Standards 13 published by the Financial Accounting Standards Board.

“Single Employer Plan” shall mean a Plan maintained by the Company or any ERISA Affiliate for employees of the Company or any ERISA Affiliate, but excluding any Multiemployer Plan.

“Site Management Agreement” means any lease (other than a Ground Lease), management agreement, or similar agreement pursuant to which an Obligor is authorized to sublease or otherwise broker space at a Managed Site.

“Sites” has the meaning set forth in Annex A-4.

“Specially Serviced Site” has the meaning set forth in Annex B.

“State” shall mean any state of the United States and the District of Columbia.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Sub-Accounts” has the meaning set forth in Section 7.1.

“Subscription Agreement Supplement” means a subscription agreement supplement to this Agreement to be executed by the Company, Collateral Agent, Calculation Agent, Paying Agent, the Backup Servicer and any holders acquiring the applicable Additional Promissory Certificates.

“Successor Servicer” has the meaning set forth in Section 17.2(A).

“Successor Servicer Termination Event” has the meaning set forth in Section 17.2(D).

“Supplemental Financial Information” means (i) commencing with the one-year anniversary of the Closing Date, a comparison of budgeted expenses and the actual expenses for the prior calendar year or corresponding calendar quarter for such prior year, and (ii) such other financial reports as the subject entity shall routinely and regularly prepare as requested by the Majority Holders.

“Tangible Net Worth” means Net Worth minus Intangible Assets, calculated in accordance with GAAP.

“Tenant” means a tenant, licensee or other user under a Contract.

“Termination Notice” has the meaning set forth in Section 17.1(A) hereof.

“Third Party Owner” means a third party with which an Obligor has entered into a lease, management or similar agreement with respect to a Site.

“Title Commitment” has the meaning set forth in Annex A-4.

“Title Policies” has the meaning set forth in Annex A-4.

“Transfer” has the meaning set forth in Section 11.2.

“UCC” means the Uniform Commercial Code in effect in each State in which any of the Collateral or Other Company Collateral may be located from time to time.

“Unfunded Liabilities” of a Plan shall mean the amount (if any) by which the present value of all vested pension benefit obligations under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined in accordance with GAAP, including, without limitation, Financial Accounting Standards Board Statement No. 87, “Employers’ Accounting for Pensions.”

“Upstream Guaranty” means, collectively, those Guaranties delivered by Operating Companies and the Asset Companies, each dated as of the date hereof or thereafter and given for the benefit of the Collateral Agent on behalf of the Secured Parties.

“Upstream Pledge Agreements” means, collectively, those Pledge and Security Agreements delivered by Operating Companies and the Asset Companies, each dated as of the date hereof or thereafter and given for the benefit of the Collateral Agent on behalf of the Secured Parties.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Waiving Party” has the meaning set forth in Section 13.1.

“Workout Fee” means, with respect to a lease or any other Collateral securing the Promissory Certificates for which a workout or restructure of, or similar or related transaction related thereto has occurred as effectuated by the Backup Servicer as Successor Servicer, a rate equal to 1.25% multiplied by each lease payment or payment of interest and principal with respect to such lease or Collateral, following such workout or restructure of, or similar or related transaction related thereto. The Workout Fee, which shall be payable from amounts on deposit in the related Collection Account in the event of the curing of any monetary event of default under any Specially Serviced Site (as defined in Annex B) or with respect to the Collateral securing the Promissory Certificates (under Article VIII) through modification, assumption, restructure or work-out of such collateral (if such modification, assumption, restructure or work-out is effected by Servicer).

“Yield Maintenance” means, with respect to a voluntary prepayment to be made (or any involuntary prepayment to be made following the occurrence and continuance of an Event of Default and the acceleration of the Promissory Certificates), (i) from the Closing Date to any date on or before 12 months of the Closing Date, 3% of the amount to be repaid, (ii) from 12 months from the Closing Date and on or before 24 months of the Closing Date, 3% of the amount to be repaid, (iii) from 24 months from the Closing Date and on or before 36 months of the Closing Date, 2% of the amount to be repaid, (iv) from 36 months from the Closing Date and on or before 48 months of the Closing Date, 1% of the amount to be repaid and (v) from 48 months from the Closing Date and thereafter, zero.

Section 1.2 Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.

Section 1.3 Other Definitional Provisions. References to “Annexes”, “Articles”, “Sections”, “Subsections”, “Exhibits” and “Schedules” shall be to Annexes, Articles, Sections, Subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1.1 or any Annex may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, “hereof”, “herein”, “hereto”, “hereunder” and the like mean and refer to this Agreement as a whole and not merely to the specific article, section, subsection, paragraph or clause in which the respective word appears; words importing any gender include the other genders; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; and any reference to any statute or regulation may include any amendments of same and any successor statutes and regulations. Further, (i) any reference to any agreement or other document may include subsequent amendments, assignments, and other modifications thereto, and (ii) any reference to any Person may include such Person’s respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons.

ARTICLE II

TERMS OF THE PROMISSORY CERTIFICATES

Section 2.1 Promissory Certificates.

(A) The Funding. Upon the terms and conditions hereinafter set forth, including those set forth in Section 2.1(B) below: (i) the Holders agree to fund the subscription of the Promissory Certificates on the Closing Date, an amount necessary such that there is an aggregate principal amount of $165,000,000 in the Escrow Account. Subject to the other provisions of this Agreement, the Company may repay the principal amount of the Promissory Certificates, subject to payment of Yield Maintenance if required as set forth in Section 2.8. On the date of the initial issuance of the Promissory Certificates, the Paying Agent shall distribute to the Company from the Escrow Account the applicable Company Advances in the amount set forth in the Advance Request in accordance with the terms hereof. On the Closing Date, Company shall also pay to the Backup Servicer the Backup Servicing Transaction Commitment Fee pursuant to wire transfer instructions provided to Company along with Backup Servicer’s reasonable and documented legal fees and expenses in connection with negotiating this Agreement, the Finance Documents, exhibits, annexes and other related documents. The Paying Agent will promptly remit all funds remaining in the Escrow Account (with no payment of Yield Maintenance) at the written direction of the Servicer (who shall also provide a copy of such direction to the Collateral Agent)

on the earlier to occur of (x) the Facility Termination Date or (y) January 1, 2023 to the Holders in accordance with each Holder’s pro rata share of the total outstanding principal amount of the Promissory Certificates as of the close of business on the immediately preceding Business Day.

Section 2.2 The Advances.

(A) The Company may, no more frequently than twice per calendar month on or prior to December 31, 2022, request the Paying Agent to release funds from the Escrow Account to make an Advance or Advances to the Company by the delivery to the Paying Agent and the Holders, not later than 1:00 P.M. (New York City time) on any Business Day of a duly completed Advance Request with an attached Borrowing Base Certificate (reflecting the Borrowing Base calculated for the Monthly Report for such Collection Period), each signed by a Responsible Officer of the Company making such request. The Paying Agent shall have no duty to verify the authenticity of the signature appearing on the Advance Request or Borrowing Base Certificate. Any Advance Request and related Borrowing Base Certificates received by the Paying Agent after 1:00 P.M. (New York City time) shall be deemed to have been received by the Paying Agent on the next Business Day, and the date specified in any such Advance Request as the proposed Advance Date of an Advance or Advances shall be deemed to be the Business Day immediately succeeding the proposed Advance Date of such Advance or Advances specified in such Advance Request. The proposed Advance Date specified in an Advance Request shall be no earlier than three (3) Business Days after the date of such Advance Request, provided that with respect to any Advances to be made on the Closing Date, an Advance Request must be delivered to the Paying Agent at least two (2) Business Days prior to the Closing Date.

(B) With respect to any Advance, each Advance Request shall be irrevocable and specify the date and the aggregate amount of each proposed Advance, which shall be in a minimum amount of $1,000,000. The submission of the Advance Request and related Borrowing Base Certificate shall be deemed to be certification by the Company as to the satisfaction of the conditions to its Advance specified in Section 3.2, and of the truth, accuracy and completeness of the calculation of the Borrowing Base as with respect to it of the date of its Borrowing Base Certificate. The Paying Agent shall be entitled to conclusively rely on such deemed certification set forth in each Advance Request with respect to its distribution of funds to the Company in connection therewith and shall incur no liability for acting in reliance thereon and in no event shall the Paying Agent have any responsibility or liability for determining whether such conditions to any Advance have been satisfied.

(C) [Intentionally Omitted].

(D) Upon receipt by the Paying Agent and the Holders of an Advance Request on or prior to December 31, 2022 together with the related Borrowing Base Certificate from the Company, the Paying Agent shall, to the extent such funds are available in the Escrow Account, distribute funds from the Escrow Account in the amount of the Advance set forth in such Advance Request to the Company’s Account prior to 3:00 P.M. (New York City time) on the Advance Date specified or deemed specified in such Advance Request. In connection with the Advance or Advances, the Paying Agent shall, out of the proceeds of the initial Advance or Advances deposit in the General Reserve Account an amount such that the amount on deposit therein is equal to the General Reserve Account Initial Deposit.

(E) Use of Proceeds. Proceeds of Advances shall only be used by the Company or its subsidiaries to (i) repay existing indebtedness of the Company, (ii) for general corporate purposes within 30 days of Closing and (iii) to acquire Contracts and Sites from unaffiliated third parties and to finance acquisitions of Sites and Contracts already acquired and for any other purpose permitted by the limited liability company agreements (or comparable organizational documents as in existence on the Closing Date or as amended in accordance with the terms of the Finance Documents) for such other types of entities set forth on Schedule 4.1(C)) of the related Obligors, subject to terms of this Agreement.

Section 2.3    Interest.

(A) Interest Due. The Company shall pay to the Holders interest on the Allocated Certificate Amount at the Interest Rate until the date on which the principal amount of the Promissory Certificates shall be paid in full. Except as otherwise provided herein, accrued but unpaid interest on the Allocated Certificate Amount, to the extent applicable, with respect to each Interest Accrual Period, shall be payable on each Monthly Payment Date. Interest payable at the Default Rate shall be payable on each Monthly Payment Date after the repayment in full of the outstanding principal amount of the Promissory Certificates, unless otherwise agreed by the Holders. Interest shall accrue at the sum of the Interest Rate and the Default Rate on unpaid principal, Interest or Yield Maintenance upon the occurrence and during the continuance of an Event of Default or any day occurring on or after the Maturity Date.

(B) Rate of Interest; Default Rate. The “Interest Rate” shall mean 3.64% for the Allocated Certificate Amount, provided that (i) upon the failure to timely pay any amount owing hereunder by the Company, the “Interest Rate” solely with respect to such unpaid amount shall be the sum of the Interest Rate and the Default Rate until paid in full, and (ii) upon the occurrence and during the continuance of an Event of Default or on or after the Maturity Date, interest shall accrue at the sum of the Interest Rate and the Default Rate.

(C) Computation of Interest. Interest on the Allocated Certificate Amount and all other Obligations owing to Holders shall be computed on the basis of a year of 360 days in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Calculation Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(D) Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or the other Finance Documents, the Company shall not be required to pay, and no Agent shall be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any of the other Finance Documents, then in such event: (1) the provisions of this subsection shall govern and control; (2) the Company shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Holders may have received hereunder shall be, by act of the Majority Holders be delivered to the Paying Agent and the Collateral Agent and (a) applied as a credit against either or both of the outstanding principal amount of the Promissory Certificates or accrued and unpaid interest thereunder (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Finance Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) the Company shall not have any action against any Agent or Holders for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligation is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall, to the extent permitted by law, remain at the Maximum Rate until Holders shall have received or accrued the amount of interest which Holders would have received or accrued during such period on Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 2.4    Fees.

(A) [Intentionally Omitted].

(B) [Intentionally Omitted].

(C) Servicing Fee. The Company shall pay the Servicing Fee to the Servicer.

(D) Collateral Agent Fee. The Company shall pay the Collateral Agent Fee to the Collateral Agent.

(E) Calculation Agent Fee. The Company shall pay the Calculation Agent Fee to the Calculation Agent.

(F) Paying Agent Fee. The Company shall pay the Paying Agent Fee to the Paying Agent.

(G) Administrative Expenses. The Company shall pay the Administrative Expenses to the relevant parties.

(H) Management Fee. The Company shall (during such time as the Servicer is an Affiliate of the Parent) pay the Management Fee, if any, to the Servicer. “Management Fee” means a fee for each year equal to 5% of Collections in aggregate for such year, such amounts payable on a monthly basis pursuant to Section 2.5(B)(ix).

(I) Reserved.

(J) Rating Agency Fees. The Company shall pay any fees of any rating agency engaged by it through the Maturity Date, whether or not any rating obtained is withdrawn.

(K) Backup Servicing Fee. The Company shall pay the Backup Servicing Fee to the Backup Servicer each month, provided, however, that if the Backup Servicer is acting as Successor Servicer, the Backup Servicer shall be instead paid the Servicing Fee and such Servicing Fee shall be paid to the Backup Servicer monthly in the same priority as the Backup Servicing Fee is paid pursuant to Section 2.5(B)(i). On the Closing Date, the Company shall pay the Backup Servicing Transaction Commitment Fee to the Backup Servicer.

(L) Payment of Fees. The fees (the “Fees”) set forth in this Section 2.4 shall be payable on each Monthly Payment Date by the Company from available Collections as set forth and in the order of priority established pursuant to Section 2.5.

Section 2.5    Promissory Certificates; Repayment of the Promissory Certificates.

(A) The Promissory Certificates subscribed for by the Holders shall be evidenced by one or more certificated Promissory Certificates each executed by the Company and payable by the Company, solely in respect of its Allocated Certificate Amount and other Obligations, to the Holders in a maximum aggregate principal amount for those issued on the Closing Date equal to $165,000,000 and delivered to the applicable Holders pursuant to Article III. Notwithstanding any other provision to the contrary, the outstanding principal amount of the Promissory Certificates and the other Obligations owing under this Agreement, together with all accrued but unpaid interest thereon, shall be due and payable, if not due and payable earlier, on the Facility Termination Date.

(B) On each Monthly Payment Date, the Paying Agent shall apply and/or deposit, as applicable, all Receipts in the Collection Account, the Escrow Account, the General Reserve Account and Cash Trap Reserve Account in accordance with this Agreement. Funds deposited incorrectly or in error may be withdrawn at any time. Funds deposited or transferred to the Collection Account during the related Collection Period (the “Distributable Collections”) shall be applied and paid toward the Obligations of the Company in accordance with this Section 2.5(B) and to fund the Cash Trap Reserve Account in the following order of priority (such allocations to be made by the Paying Agent based on information contained in the Monthly Report relating to such Collection Period, subject to the Monthly Report Review Procedure by the Calculation Agent):

(i) first, (a) to the Servicer, the amount of any unreimbursed Servicing Advances and Servicing Advance Interest, then (b) to the payment of any Monthly Operating Expenses related to the Company’s Collections which are due and payable at such time in respect of the preceding Collection Period, and any Monthly Operating Expenses which are accrued and unpaid for any other Collection Periods (excluding any payments in respect of any indemnification obligations or Additional Servicing Fees) and to the Paying Agent, the Paying Agent Fees, to the Collateral Agent, the Collateral Agent Fees, to the Calculation Agent, the Calculation Agent Fees, and to the Backup Servicer, the Backup Servicing Fee, including, with respect to each such party, the amount of any indemnification obligations of the Credit Parties hereunder due to any such party, as well as any other expenses which are due and payable to any such party at such time, then (c) to the Servicer, the Servicing Fee, Workout Fee, Liquidation Fee, any Consent Fee, any Asset Release/Substitution Fee, or Asset Acquisition Fee, in each case if any, and to the Servicer from time to time any interest or investment income earned on funds deposited in the Collection Account;

(ii) second, to the Holders, the payment of interest (calculated in accordance with Section 2.3), if any, which is due and payable with respect to the Allocated Certificate Amount of the Company, together with any accrued and unpaid interest from any prior Monthly Payment Date and interest on such accrued and unpaid interest (in each case excluding any component of interest related to the Default Rate);

(iii) third, to the Holders, the payment of all other fees (other than the Management Fee) payable by the Company to the Holders hereunder or under any other Finance Document not included above;

(iv) fourth, if the amount on deposit in the General Reserve Account is less than the General Reserve Account Required Balance, to the General Reserve Account until the amount on deposit in the General Reserve Account shall equal the General Reserve Account Required Balance;

(v) fifth, ratably, in the event that the aggregate outstanding principal amount of all the Company’s Advances shall exceed the Company’s Borrowing Base, to the Holders, the payment and reduction of the outstanding principal amount of the Promissory Certificates in an amount equal to such excess;

(vi) sixth, ratably, in respect of all Mandatory Prepayments, to the Holders, for prepayment and reduction of the outstanding principal amount of the Company’s Advances and to the Servicer, the remaining Servicing Fee due and owing;

(vii) seventh, (x) prior to the Maturity Date, upon the occurrence and during the continuance of a Cash Trap Event, 100% of Distributable Collections remaining in the Collection Account of the Company, up to the aggregate amount of all Obligations then due from the Company, shall be deposited in the Cash Trap Reserve Account and (y) on and after the Maturity Date, 100% of Distributable Collections remaining in the Collection Account of the Company, to the Holders, for the payment and reduction of the outstanding principal amount of the Promissory Certificates until the outstanding principal amount of the Promissory Certificates is reduced to zero;

(viii) eighth, on and after the Maturity Date to the Holders, the payment of interest (calculated in accordance with Section 2.3), if any, which is due and payable with respect to the Allocated Certificate Amount of the Company, together with any accrued and unpaid interest from any prior Monthly Payment Date and interest on such accrued and unpaid interest (in each case solely with respect to any component of interest related to the Default Rate);

(ix) ninth, to the Servicer, any amounts owed by the Company to the Servicer in respect of indemnification obligations and the Management Fee; and

(x) tenth, any Distributable Collections remaining in the Collection Account after giving effect to the preceding distributions in this Section 2.5(B) shall be distributed to the Parent; provided, that there is no Potential Default in the payment of the current Obligations of the Company which could be cured by the application of such funds. The Company may direct that a distribution be made to the Servicer, subject to the foregoing proviso.

Section 2.6    Payments.

(A) Date and Time of Payment. Two (2) Business Days prior to the applicable Monthly Payment Date, Servicer shall provide a statement of principal and interest required to be paid on the Promissory Certificates on such Monthly Payment Date. The Company shall receive credit for payments on the Promissory Certificates which are transferred to the account of the Paying Agent as provided below (i) on the day that such funds are received by the Paying Agent if such receipt occurs by 2:00 p.m. (New York time) on such day, or (ii) on the next succeeding Business Day after such funds are received by the Paying Agent if such receipt occurs after 2:00 p.m. (New York time). Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day.

(B) Manner of Payment; Application of Payments. The Company promises to pay all of the Obligations relating to the Company’s Allocated Certificate Amount as such amounts become due or are declared due pursuant to the terms of this Agreement. All payments by the Company in respect of Obligations shall be made without deduction, defense, set off or counterclaim and in immediately available funds delivered to the Paying Agent by wire transfer to such accounts at such banks as the Paying Agent may from time to time designate. Payment shall be made in accordance with Section 2.5(B). The Paying Agent is instructed to, and hereby agrees to, pay over all payments so received by the Paying Agent on behalf of the Holders to the Holders, pro-rata, by wire transfer to such accounts at such banks as each Holder may from time to time designate in writing, at least five (5) Business Days prior to the date of payment to such Holder, subject to Section 2.6(A); provided that all payments to be made to a Holder hereunder on any day will be deposited by the Paying Agent into the Aggregation Account and the Paying Agent will send the Holder a single wire from the Aggregation Account in respect of all such payments on such day.

Section 2.7    Maturity.

(A) Rated Legal Final Maturity Date. To the extent not sooner due and payable in accordance with the Finance Documents, the then outstanding principal amount of the Promissory Certificates, all accrued and unpaid interest thereon (and including interest through the end of the Interest Accrual Period then in effect), and any fees payable under Section 2.4 or otherwise, and all other Obligations shall be due and payable on the Rated Legal Final Maturity Date for the Promissory Certificates.

Section 2.8    Prepayment; Affiliate Acquisitions of Promissory Certificates.

(A) Manner of Prepayment. The Company may prepay its Allocated Certificate Amount in whole on any date (i) upon written notice to the Paying Agent and the Holders, which notice shall be given at least five (5) Business Days prior to the proposed date of such prepayment, (ii) subject to the priority of payments set forth in Section 2.5(B) and (iii) upon payment of the applicable Yield Maintenance, if any. No Yield Maintenance is payable in connection with any prepayment that occurs in connection with Early Termination Fees; Loss Proceeds received as a result of any condemnation or casualty of a Site, an Amortization Event or any other Mandatory Prepayment. Together with such prepayment the Company also shall pay (x) all accrued and unpaid interest on the Allocated Certificate Amount being prepaid through the date of such prepayment and (y) all other Obligations of the Company, in each case, then due and owing.

(B) Yield Maintenance. If any prepayment of all or any portion of the Company’s Allocated Certificate Amount shall occur, then except as provided in clause (A) above, the Company shall pay the Yield Maintenance on the Allocated Certificate Amount (or portion thereof) being prepaid to the Paying Agent on behalf of the Holders together with such prepayment, as liquidated damages (which when paid shall be the sole and exclusive remedy of the Paying Agent on behalf of the Holders in connection with such prepayment) and compensation for costs incurred, and in addition to all other amounts due and owing to the Paying Agent on behalf of the Holders.

(C) Affiliate Acquisition of Promissory Certificates. Notwithstanding anything in this Agreement or any other Finance Document to the contrary, the Company may, upon written notice to the Holders and the Collateral Agent, which notice shall be given at least five (5) Business Days prior to the proposed date of such acquisition, request each Holder assign its Promissory Certificates to an Affiliate of the Company designated by the Company in such notice, in exchange for payment by such Affiliate to each Holder of the outstanding principal amount of the applicable Promissory Certificates, accrued interest thereon and any other Obligations (which Obligations shall include, for the avoidance of doubt, any Yield Maintenance that would have been payable on such Promissory Certificates had such Promissory Certificates been prepaid at such time instead of assigned to such Affiliate of the Company) payable to such Holder. Each Holder shall assign its Promissory Certificates to such Affiliate of the Company in accordance with the provisions set forth in Section 14.12 no later than the fifth (5th) Business Day following receipt of such request from the Company.

Section 2.9 Holder Representations. Each Holder severally represents that it has not taken and will not take any action that would subject the issue and subscription of the Promissory Certificates to the registration requirements of the Securities Act or to the registration, filing or qualification requirements of any securities or blue sky laws or any applicable jurisdiction.

Section 2.10 Outstanding Amount. The outstanding principal amount on the Collateral Agent’s books and records shall be presumptive evidence (absent manifest error) of the amounts owing to each Holder by the Company; provided that any failure to record any transaction affecting such outstanding principal amount or any error in so recording shall not limit or otherwise affect the Company’s obligation to pay its Obligations.

Section 2.11 Reasonableness of Charges. The Company agrees that (i) the actual costs and damages that the Holders would suffer by reason of an Event of Default (exclusive of the attorneys’ fees and other costs incurred in connection with enforcement by an Agent or any Holder of Holders’ rights under the Finance Documents) or a prepayment would be difficult and needlessly expensive to calculate and establish, (ii) the amount of Yield Maintenance is reasonable, taking into consideration the circumstances known to the parties at this time, (iii) such Yield Maintenance, and the Holders’ reasonable attorneys’ fees and other costs and expenses incurred in connection with enforcement by the Collateral Agent and the Holders of their interests under the Finance Documents shall be due and payable as provided herein, and (iv) such Yield Maintenance, and the obligation to pay the Holders’ reasonable attorneys’ fees and other enforcement costs do not, individually or collectively, constitute a penalty.

Section 2.12 Agents. The Company and its related Obligors expressly acknowledge and agree that the Collateral Agent Fees, Backup Servicing Fees (including the Servicing Fee when the Backup Servicer is acting as Successor Servicer), Calculation Agent Fees and Paying Agent Fees, and any other fees, costs and expenses, including Servicing Advances and Servicing Advance Interest, reimbursements and indemnifications to the extent incurred or payable hereunder or in connection with the making of the Advances or administration of the Company’s Allocated Certificate Amount, any rating of the Company’s Allocated Certificate Amount, including rating agency fees, all other reasonable out-of-pocket expenses, charges, costs and fees (including reasonable attorneys’ fees and expenses) in connection with the negotiation, documentation, closing, administration, servicing, enforcement, interpretation, and collection of the Company’s Allocated Certificate Amount, and in the preservation and protection of each Agent’s rights hereunder and thereunder (such right to reimbursements and indemnifications, the “Administrative Expenses”), shall be payable by the Company and its related Obligors and shall constitute a portion of the Obligations. The applicable Agent shall use reasonable efforts to provide a reasonably detailed statement of Administrative Expenses for which the Company and its related Obligors are liable five (5) Business Days prior to the date when due; provided that failure to timely provide such statement shall not relieve the Company and its related Obligors from the obligation to pay all such Administrative Expenses. Without limitation, the Company and its related Obligors shall pay all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by Backup Servicer (including in its role as Successor Servicer), Paying Agent, Calculation Agent, or Collateral Agent, in any case or proceeding under the Bankruptcy Code (or any law succeeding or replacing any of the same) with respect to the Company or any of its related Obligors. The Company shall cooperate with any effort to have the Promissory Certificates rated by any rating agency. The obligations of the Company and its related Obligors under this Section 2.12 shall survive the payment of the Promissory Certificates, the termination of this Agreement and the other Finance Documents and the resignation or removal of any Agent.

ARTICLE III

CONDITIONS TO SUBSCRIBING FOR THE PROMISSORY CERTIFICATES

Section 3.1 Conditions to the Closing and the Subscription for the Promissory Certificates. The obligations of the parties hereto to consummate the transaction contemplated by this Agreement and the Holders to subscribe for the Promissory Certificates are subject to the prior or concurrent satisfaction or written waiver of the conditions set forth below, and to satisfaction of any other conditions specified herein or elsewhere in the Finance Documents.

(A) Finance Documents. On or before the Closing Date, the Company shall execute and deliver and cause to be executed and delivered by each of the applicable Credit Parties, to the Collateral Agent and the Holders all of the Finance Documents (other than the Promissory Certificates executed on the Closing Date, which shall be delivered to each applicable initial Holder in an amount corresponding to such Holder’s initial Promissory Certificate principal amount) together with such other documents as may be reasonably required by the Holders, each, unless otherwise noted, of even date herewith, duly executed, in form and substance satisfactory to the Holders (with at least one Promissory Certificate executed on the Closing Date for each initial Holder), which Finance Documents shall become effective upon the Closing.

(B) Deposits. The deposits required herein, including without limitation, the initial deposits into the Reserve Account, shall have been made on the Closing Date (and at the Company’s option, the same may be made from the proceeds of the Promissory Certificates).

(C) Receipt of Promissory Certificate.    Each Holder shall have received a duly executed and authorized Promissory Certificate in an amount corresponding to such Holder’s initial Promissory Certificate principal amount, registered in the name of such Holder or its nominee.

(D) Payment of Fees. The Company shall have paid all fees required to be paid by it on the Closing Date, including, without limitation, the Backup Servicing Transaction Commitment Fee, the Collateral Agent Fees, the Paying Agent Fees and the Calculation Agent Fees.

(E) Enforceability of Promissory Certificate.    The Promissory Certificates shall be entitled to the benefit of the security provided herein and the Promissory Certificates and the other Finance Documents which each Credit Party is a party hereto shall constitute the legal, valid and binding agreement of such Credit Party, enforceable against such Credit Party in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally or general principals of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)).

(F) Performance of Agreements, Truth of Representations and Warranties. Each Credit Party and all other Persons executing any agreement on behalf of any Credit Party shall have performed all agreements that this Agreement provides shall be performed on or before the Closing Date. The representations and warranties contained herein and in the other Finance Documents shall be true and correct in all material respects on and as of the Closing Date, except those made as of the specific date, which shall be true and correct as of such date.

(G) Closing Certificate. On or before the Closing Date, the Collateral Agent and the Holders shall have received certificates of even date herewith executed on behalf of each Credit Party by the chief financial officer or other Responsible Officer of such Credit Party listed on Schedule 3.1 stating that, for such Credit Party: (i) on such date no Default, Event of Default or Servicer Default exists; (ii) no material adverse change in the financial condition or operations of the business of the Company or its subsidiaries or the other Obligors, taken together, or the Sites or Contracts of any Obligor has occurred since the date of the Most Recent Report of any financial statements, budgets, pro formas, or similar materials which have been delivered or otherwise made available to the Holders (or if there has been any change, specifying such change in detail), and that such financial materials fairly, accurately and completely present (subject, in the case of any interim statements, to year-end adjustments and the absence of footnotes) the financial condition and results of operations of such Credit Party and its Obligors and all other materials delivered to the Collateral Agent and the Holders on behalf of such Credit Party are complete and accurate in all material respects; (iii) the representations and warranties set forth in this Agreement with respect to such Credit Party and its related Obligors are true and correct in all material respects on and as of such date with the same effect as though made on and as of such date (or if any such representations or warranties require qualification, specifying such qualification in detail); and (iv) there is no Material Adverse Change and no event has occurred that could reasonably be expected to cause a Material Adverse Change with respect to such Credit Party and its related Obligors.

(H) Opinions of Counsel. The Collateral Agent shall have received from legal counsel for the Credit Parties reasonably satisfactory to the Holders, written legal opinions, each in form and substance reasonably acceptable to the Holders, including opinions to the effect that (i) each of the Credit Parties is validly existing and in good standing in its state of organization, and (ii) this Agreement and the Finance Documents have been duly authorized, executed and delivered and are enforceable in accordance with their terms subject to customary qualifications for bankruptcy, general equitable principles, and other customary assumptions and qualifications. Also on or before the Closing Date, the Collateral Agent and the Holders shall have received the following legal opinions, each in form and substance reasonably acceptable to the Holders: (a) an opinion of Company’s counsel as to non-consolidation (b) an opinion of the Company’s counsel in Delaware as to the creation and perfection of the security interests created by this Agreement and the HoldCo Pledge Agreement and the Upstream Pledge Agreements in the collateral granted by the Company and other Obligors, (c) an opinion of the Company’s counsel in California as to the creation and perfection of the security interests created by this Agreement and the HoldCo Pledge Agreement and the Upstream Pledge Agreements in the certificates evidencing the membership interests granted by the Company, the Holding Company and the Asset Companies in their respective subsidiaries, and (d) such other legal opinions as the Holders may reasonably request. The Majority Holders have the right to require reasonable additional opinions of the type specified in clause (a) of the immediately preceding sentence from counsel licensed in states in which more than 5% of Revenue of the Sites are located after the Closing Date to be delivered by the Company within 30 days of the date of such request.

(I) Rating Letter. The Company shall have delivered to the Holders a rating letter with respect to the Promissory Certificates with a rating of at least A(sf) by Fitch and such rating letter is in a form reasonably satisfactory to the Majority Holders.

(J) Certificates of Formation and Good Standing. On or before the Closing Date, the Collateral Agent and the Holders shall have received copies of the organizational documents and filings of each Obligor, and Holding Company, together with good standing certificates (or similar documentation) (including verification of tax status) from the state of its formation and from all states in which the laws thereof require such Person to be qualified and/or licensed to do business. Each such certificate shall be dated not more than thirty (30) days prior to the Closing Date, as applicable, and certified by the applicable Secretary of State or other authorized governmental entity. In addition, on or before the Closing Date, as applicable, the secretary or corresponding officer of each Obligor or Holding Company, or the secretary or corresponding officer of the partner, trustee, or other Person as required by such Obligor’s, or Holding Company’s organizational documents (as the case may be, the “Obligor Secretary”) shall have delivered to the Collateral Agent a certificate stating that the copies of the organizational documents as delivered to the Collateral Agent and the Holders are true, complete and correct and are in full force and effect, and that the same have not been amended except by such amendments as have been so delivered to the Collateral Agent and the Holders.

(K) Certificates of Incumbency and Resolutions. On or before the Closing Date, the Collateral Agent and the Holders shall have received certificates of incumbency and resolutions of each Obligor, and Holding Company and each of their respective constituents as requested by the Holders, approving and authorizing the issuance of the Promissory Certificates and the execution, delivery and performance of the Finance Documents, certified as of the Closing Date by the Obligor Secretary as being in full force and effect without modification or amendment.

(L) Rent Roll. Prior to the Closing Date, the Holders shall have received from the Servicer a rent roll including each of the Sites and Contracts (collectively, the “Rent Roll”), certified by the Company, and in form and substance satisfactory to the Holders).

(M) Compliance with Triggers. As of the Closing Date and the date of each Advance, no Amortization Event or Cash Trap Event shall be in effect.

(N) Insurance Policies and Endorsements. On or before the Closing Date, the Collateral Agent, the Holders and Backup Servicer shall have received copies of certificates of insurance (dated not more than twenty (20) days prior to the Closing Date) regarding insurance required to be maintained under this Agreement and the other Finance Documents, together with endorsements satisfactory to the Holders naming the Collateral Agent as an additional insured and loss payee, as required by this Agreement, under such policies.

(O) Audited Financials. On or before the Closing Date, the Collateral Agent and the Holders shall have received copies of the Most Recent Audited Financial Statements, dated December 31, 2021, audited by KPMG, LLP and attached hereto as Exhibit L.

(P) Delivery of Collateral. On or before the Closing Date, the Collateral Agent shall have received the Capital Stock of the Company, the Obligors, the Holding Company and the other Collateral to be delivered on the Closing Date.

(Q) Other Documents. Such other documents and opinions as the Holders may reasonably request.

(R) Legal Fees; Closing Expenses. The Obligors shall have paid any and all reasonable legal fees and expenses of counsel to the Paying Agent, Calculation Agent, Collateral Agent, Backup Servicer and the Holders, together with all recording fees and taxes, title insurance premiums, and other reasonable costs and expenses related to the Closing.

(S) The total cash contributed equity in the Parent’s Wireless Infrastructure Businesses is greater than or equal to $250,000,000 (“Minimum Contributed Equity Test”).

(T) [Intentionally Omitted].

The acceptance by the Company of an Advance shall be deemed to constitute, as of the date of such issuance, (i) a representation and warranty by the Company that the conditions in this Section 3.1 have been satisfied and (ii) a confirmation and reaffirmation by the Company of the granting and continuance of the Collateral Agent’s Liens on its Collateral pursuant to the Finance Documents.

Section 3.2 Conditions to all Advances. The obligations of the Holders to make Advances (other than the initial Advance) are subject to satisfaction or written waiver of the following conditions precedent on the date of such issuance and after giving effect thereto:

(A) the following statements shall be true (and each of the delivery of an Advance Request by the Company and the acceptance by the Company of the proceeds of each such Advance shall constitute a representation and warranty by the Company that on the date of each such Advance such statements are true):

(i) the outstanding principal amount of the Promissory Certificates of the Company shall not exceed, after giving effect to such Advance, the Borrowing Base for the Company;

(ii) no event has occurred and is continuing, or would result from such Advance or from the application of the proceeds of such Advance or the giving of notice or the passage of time, which constitutes a Cash Trap Event, an Amortization Event, a Potential Default or an Event of Default with respect to the Company;

(iii) the Assets related to the Advance, if any, meet the Eligibility Criteria applicable thereto;

(iv) the Facility Termination Date shall not have occurred, nor shall it occur as a result of making such Advance;

(v) the Company, the Obligors, and the Servicer shall be in compliance with all of their respective obligations under this Agreement and the other Finance Documents to which they are a party, and no breach by them of this Agreement or any other Finance Document exists or shall exist;

(vi) no event has occurred and is continuing, or would result from such Advance or from the application of the proceeds of such Advance or the giving or notice or the passage of time, which constitutes a Servicer Default unless waived in writing by the Majority Holders;

(vii) no later than three (3) Business Days prior to the requested Advance Date, the Holders, Paying Agent and the Collateral Agent, shall have received a properly completed Advance Request with an attached Borrowing Base Certificate (reflecting a Borrowing Base that equals or exceeds the sum of the outstanding principal amount of the Promissory Certificates after giving effect to such proposed Advances) from the Company;

(viii) such Advance is in an amount not less than $1,000,000;

(ix) such Advance will not cause there to be more than two (2) Advances in a calendar month;

(x) the representations and warranties made by the Company, the other Obligors, the Holding Company, and the Servicer in this Agreement and the other Finance Documents are true and correct in all material respects as of the date of such requested Advance, with the same effect as though made on the date of such Advance, except to the extent any of such representations and warranties are made as of a specific earlier date, in which case they shall have been true and correct in all material respects as of such earlier date;

(xi) the amount on deposit in the General Reserve Account shall equal or exceed the General Reserve Account Required Balance, taking into account the application of the proceeds of the proposed Advance on such date;

(xii) since the Closing Date, no event or events shall have occurred and be continuing which would have, or would reasonably be expected to have, a Material Adverse Change with respect to the Company, any other Obligor, any Holding Company;

(xiii) an Insolvency Event shall not have occurred with respect to the Company, Holding Company, or any other Obligor;

(xiv) a Servicing Termination Event shall not have occurred;

(xv) No Change of Control of any of the Obligors, Holding Company, or Servicer has occurred;

(xvi) The Servicer (including Parent of Servicer) and the Obligors do not fail to have cash or Cash Equivalents as reported on the Servicer Financial Statements in an amount equal to at least $10,000,000 in the aggregate that is unrestricted, including any deal reserves, as of the most recently ended calendar month;

(xvii) [Intentionally Omitted];

(xviii) the Holders shall have received the Collateral Agent Certification from the Collateral Agent pursuant to Section 2.2(b) of the Collateral Agent Agreement;

(xix) [Intentionally Omitted];

(xx) [Intentionally Omitted];

(xxi) The representations and warranties set forth in Article IV hereof and each Annex applicable to the Company shall be true and correct as of the date of the Advance.

The issuance by the Company of an Advances shall be deemed to constitute, as of the date of such Advance, (i) a representation and warranty by the Company that the conditions in this Section 3.2 have been satisfied and (ii) a confirmation and reaffirmation by the Company of the granting and continuance of the Collateral Agent’s Liens on the Company’s Collateral pursuant to the Finance Documents.

Section 3.3 [Intentionally Omitted].

Section 3.4 Additional Conditions to any Additional Promissory Certificates.

(A) The Company may issue Additional Promissory Certificates (an “Increase”) with confirmation from Fitch that execution of a Subscription Agreement Supplement relating thereto would not result in a rating downgrade, negative rating outlook, or negative rating watch of the then-current rating, along with such other documents required by such Subscription Agreement Supplement, upon satisfaction of the following conditions, which shall be true after giving effect to such Increase:

(i) The Debt Service Coverage Ratio shall be greater than or equal than 2.0x;

(ii) After giving effect to the proposed Increase, the aggregate amount of all Promissory Certificates (including the Promissory Certificates issued on the Closing Date) outstanding shall be no more than 9.75x of the Eligible Free Cash Flow;

(iii) The Additional Promissory Certificates (a) shall rank pari passu in right of payment with the initial Promissory Certificates and have same conditions to prepayment, (b) shall not mature earlier than the Maturity Date, and (c) shall not contain additional or different covenants or financial covenants which are more restrictive in any material respect than the covenants in the Finance Documents at the time of the issuance of such Additional Promissory Certificates unless either (x) such covenants benefit all of the Holders or are otherwise consented to by the Majority Holders within twenty (20) days of written notice of such covenants (such consent not to be unreasonably withheld, conditioned or delayed; provided that failure of any Holder to provide a written notice of consent or objection to such covenants within such twenty (20) day period shall be deemed consent of such Holder to such covenants) or (y) such covenants apply only after the Maturity Date of the Promissory Certificates issued on the Closing Date;

(iv) if the weighted average interest rates applicable to the Additional Promissory Certificates exceed the interest rates set forth for the existing Promissory Certificates hereunder, then the interest rates set forth in Section 2.3 with respect to the existing Promissory Certificates shall increase by the Yield Differential (it being understood that any increase in the weighted average interest rates may take the form of original issue discount (“OID”) or upfront fees, with such OID or upfront fees being equated to such interest margins in a manner reasonably determined by the Company;

“Effective Yield” shall mean, as to any Promissory Certificates, the effective yield on such Promissory Certificates, as reasonably determined by the Company, taking into account the Interest Rate on such Promissory Certificates.

“Yield Differential” shall mean, with respect to any Additional Promissory Certificates, (a) the Effective Yield applicable to such Additional Promissory Certificates, minus (b) the Effective Yield applicable to Advances set forth in Section 2.3, minus (c) 50 basis points.

(v) The Company shall provide written notice of the issuance of such additional promissory certificates to the Holders (with a copy to the Collateral Agent) at least twenty (20) days prior to such additional issuance, which notice will include the date of deemed consent to such additional issuance pursuant to Section 3.4(vi) if a Holder fails to provide written approval or disapproval of a Subscription Agreement Supplement; provided that if any of the initial Holders are Holders at such time, copies of such notice will also be sent to Tom Denkler by email (at Tom.Denkler@AIG.com) and Debbie Adami by email (at Debbie.Adami@AIG.com) at least twenty (20) days prior to such additional issuance;

(vi) The holder making such subscription for such Additional Promissory Certificates has executed the Subscription Agreement Supplement subject to the approval of the Majority Holders; provided that if a Holder does not provide written approval or disapproval within twenty (20) days of receipt of a Subscription Agreement Supplement (such approval not to be unreasonably withheld, conditioned or delayed), such Holder will be deemed to have approved such Subscription Agreement Supplement;

(vii) No Default, Event of Default, Servicer Default or Cash Trap Event or Amortization Period is then continuing;

(viii) No event or condition has occurred or exists that, with the giving or notice or passage of time, would give rise to an Event of Default or Servicer Default; and

(ix) The representations and warranties of the Company set forth in Article IV hereof shall be true.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce each Agent, the Servicer, the Backup Servicer and each Holder to enter into this Agreement and to induce each Holder to subscribe for the applicable Promissory Certificates, and to make any of the Advances thereof to the Company, the Company with respect to itself and its Obligors, represents and warrants to the Collateral Agent, the Calculation Agent, the Paying Agent, the Servicer, the Backup Servicer and to each Holder that, except as set forth on Schedule 4, the statements set forth in this Article IV and any Annex relating to the Company or its Obligors, after giving effect to the Closing and each Advance to the Company, will be true, correct and complete in all respects as of the Closing Date and materially true, correct and complete as of the date of each Advance to the Company (except those made as of a specific date, which shall be true and correct as of such date). For the purpose of this Article IV, each reference to an Obligor as it relates to the Company shall be deemed to include such Obligor’s direct or indirect subsidiaries and such Obligor’s Holding Company.

Section 4.1 Organization, Powers, Capitalization, Good Standing, Business.

(A) Organization and Powers. Such Obligor is a limited liability company duly formed and validly existing under the laws of the jurisdiction indicated for such Obligor on Schedule 4.1(C), has all requisite power and authority to conduct its business, to own its property and to execute, deliver and perform all of its obligations under this Agreement and the other Finance Documents, has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber the Collateral which it owns, and to conduct its business as now and proposed to be conducted, and has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, except where the failure to do so could not be reasonably expected to result in a Material Adverse Change.

(B) Qualification. Such Obligor is duly qualified and in good standing in the jurisdiction of its formation or incorporation. In addition, each Obligor is duly qualified and in good standing in each jurisdiction where necessary to carry on its present business and operations.

(C) Organization. The organizational chart set forth as Schedule 4.1(C) accurately sets forth the direct and indirect ownership structure of such Credit Parties as of the Closing Date.

Section 4.2 Authorization of the Promissory Certificates, etc.

(A) Authorization of the Promissory Certificates. Such Obligor has the power and authority to maintain and incur the Indebtedness evidenced by the Promissory Certificates. The execution, delivery and performance by such Obligor of each of the Finance Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company, partnership, trustee, corporate or other action, as the case may be.

(B) No Conflict. The execution, delivery and performance by such Obligor of the Finance Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not: (1) violate (x) any provision of law applicable to such Obligor; (y) the partnership agreement, certificate of limited partnership, certificate of formation, certificate of incorporation, bylaws, declaration of trust, limited liability company agreement, operating agreement or other organizational documents, as the case may be, of such Obligor; or (z) any order, judgment or decree of any Governmental Authority binding on such Obligor or any of its direct or indirect subsidiaries; (2) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Obligor or any of its direct or indirect subsidiaries (except where such breach will not result in a Material Adverse Change); (3) result in or require the creation or imposition of any Lien (other than the Lien of the Finance Documents) upon the Sites or Contracts of such Obligor or any of its other Collateral; or (4) require any approval or consent of any Person under any Contractual Obligation of such Obligor, which approvals or consents have not been obtained on or before the dates required under such Contractual Obligation, but in no event later than the Closing Date (except where the failure to obtain such approval or consent will not have a Material Adverse Change).

(C) Governmental Consents. The execution and delivery by such Obligor of the Finance Documents to which it is a party, and the consummation of the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except with respect to the filing or recording of Mortgages and the Financing Statements upon the closing of the transactions contemplated by the Agreement.

(D) Binding Obligations. This Agreement is, and the Finance Documents, including the Promissory Certificates, when executed and delivered will be, the legally valid and binding obligations of such Obligor that is a party thereto, enforceable against such Obligor, in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditor’s rights, generally and general principles of equity, regardless of whether such enforcement is sought at equity or at law. No such Obligor has any defense or offset to any of its obligations under the Finance Documents to which it is a party. No such Obligor has any claim against Holder or any Affiliate of Holder.

Section 4.3 Financial Statements. All financial statements concerning the Company and its related Obligors which have been furnished by or on behalf of the Company to the Collateral Agent and the Holders pursuant to this Agreement present fairly in all material respects the financial condition of the Persons covered thereby.

Section 4.4 Indebtedness and Contingent Obligations. As of the Closing, such Obligors shall have no outstanding Indebtedness or Contingent Obligations other than the Obligations or any other Permitted Indebtedness.

Section 4.5 Sites and Collateral. All Sites and Collateral securing the Promissory Certificates and serviced hereunder are located within the United States of America, and none are located outside of the United States of America.

Section 4.6 [Intentionally Omitted].

Section 4.7 [Intentionally Omitted].

Section 4.8 [Intentionally Omitted].

Section 4.9 Litigation; Adverse Facts. There are no judgments outstanding against such Obligor, or affecting any of the Collateral or any property of such Obligor, nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to such Obligor’s Knowledge, threatened against such Obligor or any of the Collateral or any property of such Obligors that could, in the aggregate, reasonably be expected to result in a Material Adverse Change with respect to the Company.

Section 4.10 Payment of Taxes. All material federal, state and local tax returns and reports of such Obligor required to be filed have been timely filed (or such Obligor has timely filed for an extension and the applicable extension has not expired), and all material taxes, assessments, fees and other governmental charges (including any payments in lieu of taxes) upon such Person and upon its properties, assets, income and franchises which are due and payable have been paid except to the extent same are being contested in accordance with Section 5.3(B).

Section 4.11 Adverse Contracts. Except for the Finance Documents, such Obligor is not party to or bound by, nor is any property of such Person subject to or bound by, any contract or other agreement which restricts such Person’s ability to conduct its business in the ordinary course as currently conducted that, either individually or in the aggregate, has a Material Adverse Change on such Obligor or could reasonably be expected to result in a Material Adverse Change on such Obligor.

Section 4.12 Performance of Agreements. No such Obligor is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation of such Obligor which could, in the aggregate, reasonably be expected to result in a Material Adverse Change, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default which could, in the aggregate, reasonably be expected to result in a Material Adverse Change.

Section 4.13 Governmental Regulation. No Obligor is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

Section 4.14 Employee Benefit Plans and ERISA Affiliates. No Obligor maintains or contributes to, or has any obligation (including a contingent obligation) under, or liability with respect to, any Employee Benefit Plan. No Obligor or any of their respective ERISA Affiliates has or will have any liability relating to ERISA that could result in a Lien on any Other Pledged Site and no Lien on the assets of such Obligor in favor of the Pension Benefit Guarantee Corporation established pursuant to Subtitle A of Title IV or ERISA (or any successor) or any Employee Benefit Plan has arisen during the six year period prior to the date on which this representation is made or deemed made.

Section 4.15 Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable by or pursuant to any contract or other obligation of such Obligor with respect to the issuance of the Promissory Certificates or any of the other transactions contemplated hereby or by any of the Finance Documents as a result of any action taken by any Credit Party. Such Obligor shall indemnify, defend, protect, pay and hold each Agent and the Holders harmless from any and all broker’s or finder’s fees claimed to be due in connection with the issuance of the Promissory Certificates.

Section 4.16 Solvency. No Obligor (a) has entered into the transactions contemplated hereby or by any Finance Document with the actual intent to hinder, delay, or defraud any creditor and (b) such Obligor received reasonably equivalent value in exchange for its obligations under the Finance Documents. After giving effect to the issuance of the Promissory Certificates, the fair saleable value of such Obligor’s assets exceed and will, immediately following the issuance of the Promissory Certificates, exceed such Obligor’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and Contingent Obligations, but excluding its obligations under any guaranty executed by it which is part of the Finance Documents. The fair saleable value of such Obligor’s assets is and will, immediately following the issuance of the Promissory Certificates, be greater than the Obligor’s probable liabilities, including the maximum amount of its Contingent Obligations on its debts as such debts become absolute and matured. Such Obligor’s assets do not and, immediately following the issuance of the

Promissory Certificates will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Such Obligor does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including Contingent Obligations and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Obligor and the amounts to be payable on or in respect of obligations of the Obligors).

Section 4.17 Disclosure. No financial statements or other information furnished to the Collateral Agent and the Holders by or on behalf of the Company contains any untrue representation, warranty or statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading. No Finance Document or any other document, certificate or written statement for use in connection with the Promissory Certificates and prepared by or on behalf of the Company, or any information provided by or on behalf of the Company and contained in, or used in preparation of, any document or certificate for use in connection with the Promissory Certificates, contains any untrue representation, warranty or statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading. There is no fact known to the Company, or any of its related Obligors, or its Holding Company that has or is reasonably likely to cause a Material Adverse Change on the Company and that has not been disclosed in writing to the Collateral Agent and the Holders by the Company.

Section 4.18 Use of Proceeds and Margin Security. The Company shall use the proceeds of the Advances only for the purposes set forth herein and consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of such Advance shall be used by the Company or its related Obligors in any manner that might cause the Advance or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System.

Section 4.19 Insurance. Set forth on Schedule 4.19 is a complete and accurate description of all policies of insurance for such Obligor that are in effect as of the Closing Date. Such insurance policies conform to the requirements of Section 5.4. No notice of cancellation has been received with respect to such policies, and such Obligor is in compliance with all conditions contained in such policies.

Section 4.20 Investments. Such Obligor has no (i) direct or indirect interest in, including without limitation stock, partnership interest or other securities of, any other Person, or (ii) direct or indirect loan, advance or capital contribution to any other Person, including all indebtedness from that other Person, except, in each case, with respect to its subsidiary Obligors.

Section 4.21 No Plan Assets. No such Obligor is or will be (i) an employee benefit plan as defined in Section 3(3) of ERISA which is subject to ERISA, (ii) a plan as defined in Section 4975(e)(1) of the IRC which is subject to Section 4975 of the IRC, or (iii) an entity whose underlying assets constitute “plan assets” of any such employee benefit plan or plan for purposes of Title I of ERISA or Section 4975 of the IRC.

Section 4.22 Plans. No such Obligor is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with an Obligor are not and will not be subject to statutes or regulations applicable to the Obligor regulating investments of and fiduciary obligations with respect to any employee benefit plan or similar retirement plan or arrangement (including governmental plans).

Section 4.23 Not a Foreign Person. Neither Company nor its related Obligors is a “foreign person” within the meaning of Section 1445(f)(3) of the IRC.

Section 4.24 No Collective Bargaining Agreements. No such Obligor is a party to any collective bargaining agreement.

Section 4.25 Investment Company Act. The Company represents as to itself that it (i) does not own or propose to acquire investment securities, as that term is defined in Section 3(a)(2) of the Investment Company Act of 1940, as amended (the “Act”), having a value exceeding 40% of the value of the Company’s total assets on an unconsolidated basis (except to the extent that the Company is primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of investing, reinvesting, owning, holding or trading in securities), and (ii) does not hold itself out as engaging in, is not engaged in, and does not propose to engage in, any of the businesses or activities referred to in Section 3(a)(1) of the Act.

Section 4.26 Organization. The Company, its related Obligors and its Holding Company, have been organized in the jurisdictions indicated on Schedule 4.26.

Section 4.27 Foreign Assets Control Regulations, Etc..

(a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b) Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c) No part of the proceeds from the subscription for the Promissory Certificates hereunder:

(i) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii) will be used, directly or indirectly, in violation of, or cause any Holder to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Government Official or commercial counterparty in order to obtain, retain, or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d) The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws..

Section 4.28 Cash Flow Cut-Off Date. All Receipts received in respect of the Company since the Cash Flow Cut-Off Date through the date of the initial issuance of Promissory Certificates will be deposited in the Company’s Collection Account by the Closing Date.

Section 4.29 The Collateral Generally.

(A) With respect to each Eligible Asset in respect of which an Advance to the Company shall be made, the Company represents and warrants that, as of the date of such Advance, such asset is an Eligible Asset, and if an Eligible Contract, is fully executed, enforceable and the Company and its related Obligor is in compliance with the terms thereof and all applicable laws.

(B) For any calculation of the Borrowing Base, the Collateral of the Company included for the purposes of calculating Eligible Free Cash Flow satisfies the Eligibility Criteria set forth in the Eligibility and Concentration Criteria Annex.

(C) The Cash Flow Tape with respect to the Company delivered to the Collateral Agent and the Holders is accurate in all material respects.

(D) The stratifications provided in Schedule M with respect to the Company are accurate in all material respects.

ARTICLE V

COVENANTS OF OBLIGORS

The Company covenants and agrees that until payment in full of the Allocated Certificate Amount, all accrued and unpaid interest thereon and all its other Obligations (except for any indemnification or reimbursement Obligations for which no demand has yet been made), it shall perform and comply, and its related Obligors shall comply, with all covenants in this Article V and any Annex applicable to such Person and in any of the other Finance Documents.

Section 5.1 Financial Statements and Other Reports.

(A) Financial Statements.

(i) Annual Reporting. Within one hundred twenty (120) days after the end of each calendar year, the Company and its related Obligors shall provide true and complete copies of their Financial Statements for such year to the Holders. All such Financial Statements shall be audited by an Approved Accounting Firm or by other independent certified public accountants reasonably acceptable to the Majority Holders, and shall bear the unqualified certification of such accountants that such Financial Statements present fairly in all material respects the financial position of the subject company. The annual Financial Statements shall be accompanied by unaudited Supplemental Financial Information for such calendar year. The annual Financial Statements for the Company shall also be accompanied by a certification executed by such Person’s chief executive officer or chief financial officer (or other officer with similar duties), satisfying the criteria set forth in Section 5.1(A)(vii) below, and a Compliance Certificate (as defined below).

(ii) Quarterly Reporting. Within forty-five (45) days after the end of each of the four quarters in each year, the Company and its related Obligors shall, with respect to itself and all Obligors, provide copies of their Financial Statements for such quarter to the Holders, together with a certification executed on behalf of such Person by their respective chief executive officers or chief financial officers (or other officer with similar duties) in accordance with the criteria set forth in Section 5.1(A)(vii) below. Such quarterly Financial Statements shall be accompanied by Supplemental Financial Information and a Compliance Certificate for such calendar quarter. Together with the quarterly Financial Statements delivered hereunder, such Obligors shall, or shall cause Servicer to, deliver or make available in an online database copies of all Contracts executed by it during such calendar quarter.

(iii) Rating Letters. Within thirty (30) days of receipt thereof, the Company shall provide to the Holders a copy of any annual rating letter with respect to the rating of the Promissory Certificates delivered to the Company by Fitch or any successor rating agency rating the Promissory Certificates (which must be a rating agency acceptable to the National Association Of Insurance Commissioners); provided that, if the Company has not received any such rating letter within 365 days of receipt of an annual rating letter for the prior calendar year, at the written direction of the Majority Holders, the Company shall request an annual rating letter from the applicable rating agency within five (5) Business Days after receipt of such written direction from the Majority Holders and shall provide a copy of such request to the Holders; provided further that the Company shall reasonably cooperate with the Holders in obtaining such annual rating letter.

(iv) Annual Servicer Forecast; Annual Operating Budget and CapEx Budgets.

(a) Within sixty (60) days after the end of each calendar year, the Company shall provide, or cause Servicer to provide, to the Holders the following items (a) a two (2) year pro forma projection including the Sites and Contracts of the Company during such calendar month and (b) such other detailed operational margin analysis, if requested by the Majority Holders and (c) other financial information as reasonably requested by the Majority Holders. Along with the foregoing, the Company shall deliver to the Holders a Compliance Certificate of the Company’s chief executive officer or chief financial officer (or other officer with similar duties) satisfying the criteria set forth in Section 5.1(A)(vii) below.

(v) Additional Reporting. In addition to the foregoing, the Company shall, and shall cause Servicer to, promptly provide to the Majority Holders such further documents and information concerning the operation of a Site or Contract and its operations, properties, ownership, and finances as the Collateral Agent (acting pursuant to the written direction of the Majority Holders) shall from time to time reasonably request upon prior written notice to the related Company.

(vi) GAAP. The Company will, and will cause Servicer and its other Obligors to, maintain systems of accounting established and administered in accordance with sound business practices and sufficient in all respects to permit preparation of Financial Statements in conformity with GAAP. All quarterly and annual Financial Statements shall be prepared in accordance with GAAP.

(vii) Certifications of Financial Statements and Other Documents, Compliance Certificate. Together with the Financial Statements and other documents and information provided to the Holders by or on behalf of the Company or Servicer under this Section, the Company also shall deliver, and shall cause Servicer to deliver, to the Holders a certification to the Holders executed on behalf of the Company or Servicer by their respective chief executive officer or chief financial officer (or other officer with similar duties), stating that such quarterly and annual Financial Statements and information fairly present the financial condition and results of operations of the Company for the period(s) covered thereby (except for year- end adjustments and the absence of footnotes with respect to the quarterly Financial Statements), and do not omit to state any material information without which the same might reasonably be misleading, and all other non-financial documents submitted to the Collateral Agent and/or Holders (whether quarterly or annually) are true, correct, accurate and complete in all material respects. In addition, where this Agreement requires a “Compliance Certificate”, the Person required to submit the same shall deliver a certificate duly executed on behalf of such Person by its chief executive officer or chief financial officer (or other officer with similar duties) stating that there does not exist any Default, Event of Default, Servicer Default, Amortization Event or Cash Trap Event under the Finance Documents (or if any exists, specifying the same in detail and the actions being taken in respect thereof) and will include any rating downgrade of which the Company became aware of or received a notice of since the date of the most recent Monthly Report.

(viii) Fiscal Year. The Company represents that its fiscal year and that of its Obligors, and its Holding Company, ends on December 31, or such other fiscal year end as determined by such Person with the consent of the Majority Holders, such consent not to be unreasonably withheld.

(B) Accountants’ Reports. Within a reasonable period of time, the Company will deliver to the Collateral Agent and the Holders copies of all material reports submitted by independent public accountants in connection with each annual audit of the Financial Statements or other business operations of the Company made by such accountants, including the comment letter submitted by such accountants to management in connection with the annual audit.

(C) [Intentionally Omitted].

(D) [Intentionally Omitted].

(E) Material Notices. The Company shall promptly deliver, or cause to be delivered, copies of all notices given or received with respect to a default under any term or condition related to any Permitted Indebtedness of the Company, its Obligors, or its Holding Company and shall notify the Collateral Agent and the Holders within five (5) Business Days of any event of default with respect to any such Permitted Indebtedness.

(i) Each Obligor of the Company shall promptly deliver to the Collateral Agent and the Holders copies of any and all notices of a material default or breach which is reasonably expected to result in a termination received with respect to any Contract of such Obligor.

(F) Events of Default, etc. Promptly upon the Company or its Obligors obtaining Knowledge of any of the following events or conditions relating to the Company or any of its related Obligors, such Obligor shall deliver to the Collateral Agent and the Holders a certificate executed on its behalf by its chief financial officer or similar officer specifying the nature and period of existence of such condition or event and what action such Obligor or any Affiliate thereof has taken, is taking and proposes to take with respect thereto: (i) any condition or event that constitutes an Event of Default or Potential Default; (ii) any Material Adverse Change; or (iii) any condition or event that could reasonably be expected to lead to a Material Adverse Change, given the passage of time;

(G) Litigation. Promptly upon the Company, any of its Obligors or its Holding Company obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against any of such Obligors, such Holding Company, or any of their Sites or Contracts not previously disclosed in writing by such Obligors to the Collateral Agent and the Holders which would be reasonably likely to result in a Material Adverse Change on the Company and is not covered by adequate insurance or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting such Obligors, such Holding Company or any of their Sites or Contracts which, in each case, if adversely determined and not covered by adequate insurance could reasonably be expected to result in a Material Adverse Change on the Company, the Obligors will give notice thereof to the Collateral Agent and the Holders and, upon request from the Majority Holders, provide such other information as may be reasonably available to them to enable the Holders and their respective counsel to evaluate such matter.

(H) Insurance. Prior to the end of each insurance policy period of an Obligor, such Obligor will deliver to the Collateral Agent and the Holders certificates, reports,

and/or other information (all in form and substance reasonably satisfactory to the Majority Holders), (i) outlining all material insurance coverage maintained as of the date thereof by such Obligor and all material insurance coverage planned to be maintained by such Obligor in the subsequent insurance policy period and (ii) to the extent not paid directly by the Servicer, evidencing payment in full of the premiums for such insurance policies.

(I) [Intentionally Omitted].

(J) [Intentionally Omitted].

(K) Other Information. With reasonable promptness, each Obligor will deliver such other information and data with respect to such Person and other members of its Company Group, the Sites or the Contracts as from time to time may be reasonably requested by the Collateral Agent or the Majority Holders upon prior written notice. Further, management of the Company will be available for calls with Holders quarterly at the request of a Holder.

Section 5.2 Existence; Qualification. The Company, its related Obligors and its Holding Company will at all times preserve and keep in full force and effect their existence as a limited partnership, limited liability company, or corporation, as the case may be (except as permitted in connection with a Bona-fide IPO), and all rights and franchises material to its business, including their qualification to do business in each state where it is required by law to so qualify.

Section 5.3 Payment of Impositions and Claims.

(A) Except for those matters being contested pursuant to clause (B) below, the Company and its related Obligors will pay (i) all impositions; (ii) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets (hereinafter referred to as the “Claims”); and (iii) all federal, state and local income taxes, sales taxes, excise taxes and all other taxes and assessments of the Obligors on their business, income or assets; in each instance before any penalty or fine is incurred with respect thereto.

(B) Such Obligors shall not be required to pay, discharge or remove any imposition or Claim relating to a Site so long as such Obligors contest in good faith such imposition, Claim or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the applicable Site or any portion thereof, so long as: (i) no Default or Event of Default shall have occurred and be continuing, (ii) no risk of sale, forfeiture or loss of any interest in the applicable Site or any part thereof arises, in the Majority Holders’ reasonable judgment, during the pendency of such contest; (iii) such contest does not, in the Majority Holders’ reasonable determination, have a Material Adverse Change; and (iv) such contest is based on bona fide, material, and reasonable claims or defenses. Any such contest shall be prosecuted with due diligence, and such Obligors shall promptly pay the amount of such imposition or Claim as finally determined, together with all interest and penalties payable in connection therewith. The Majority Holders, upon three (3) Business Days prior written notice to the Paying Agent and the Servicer, may direct the Paying Agent to apply any amount deposited with the Paying Agent to the payment of any unpaid imposition or Claim to prevent the sale or forfeiture of the applicable Site or other Collateral for non-payment thereof, if the Majority Holders reasonably believes that such sale or forfeiture is threatened. Such Obligors shall timely pay or remit to the applicable Governmental Authority all sales or use taxes on Rents.

Section 5.4 Maintenance of Insurance. The Company will continuously maintain the following described policies of insurance without cost to the Holders (the “Insurance Policies”):

(i) Commercial general liability insurance, including death, bodily injury and broad form property damage coverage with a combined single limit in an amount not less than one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate for any policy year;

(ii) For each Site (other than the Managed Sites) located in whole or in part in a federally designated “special flood hazard area”, flood insurance to the extent required by law and available at federally subsidized rates;

(iii) An umbrella excess liability policy with a limit of not less than five million dollars ($5,000,000) over primary insurance, which policy shall include coverage for water damage, so-called assumed and contractual liability coverage, premises medical payment and automobile liability coverage, and coverage for safeguarding of personalty and shall also include such additional coverages and insured risks which are acceptable to the Majority Holders; and

(iv) Property insurance in an amount equal to $100,000 for the Company.

All Insurance Policies shall be in content (including, without limitation, endorsements or exclusions, if any), form, and amounts, and issued by companies, satisfactory to the Majority Holders from time to time and shall name Collateral Agent (on behalf of the Holders) and its successors and assignees as their interests may appear as an “additional insured” or “loss payee” for each of the liability policies under this Section 5.4 and shall (except for worker’s compensation insurance) contain a waiver of subrogation clause reasonably acceptable to the Majority Holders. All Insurance Policies under Sections 5.4(ii), (iv), and (v), hereof with respect to the Mortgaged Sites shall contain a Non-Contributory Standard mortgagee clause and a mortgagee’s Loss Payable Endorsement (Form 438 BFU NS), or their equivalents (such endorsements shall entitle Collateral Agent (on behalf of the Holders) to collect any and all proceeds payable under all such insurance. The Company may obtain any insurance required by this Section through blanket policies; provided, however, that such blanket policies shall separately set forth the amount of insurance in force (together with applicable deductibles, and per occurrence limits) with respect to the Sites and shall afford all the protections to the Collateral Agent as are required under this Section. Except as may be expressly provided above, all policies of insurance required hereunder shall contain no annual aggregate limit of liability, other than with respect to liability insurance. If a blanket policy is issued, a copy of said policy shall be furnished, together with a certificate indicating that the Collateral Agent is an additional insured (and, if applicable, loss payee) under such policy in the designated amount. The Company will deliver duplicate originals of all Insurance Policies, premium prepaid for a period of one (1) year, to the Collateral Agent and the Holders and, in case of Insurance Policies about to expire, the Company will deliver duplicate originals of replacement policies satisfying the requirements hereof to the to the Collateral Agent and the Holders prior to the date of expiration; provided, however, if such replacement policy is not yet available, the Company shall provide to the Collateral Agent and the Holders with an insurance certificate executed by the insurer or its authorized agent evidencing that the insurance required hereunder is being maintained under such policy, which certificate shall be acceptable to the Majority Holders on an interim basis until the duplicate original of the policy is available. An insurance company shall not be satisfactory unless such insurance company is licensed or authorized to issue insurance in the State where the applicable Site is located and has a claims paying ability rating by Fitch of not less than “A-” and by Moody’s of not less than “A3” (to the extent rated by Moody’s). If any insurance coverage required under this Section 5.4 is maintained by a syndicate of insurers, the preceding ratings requirements shall be deemed satisfied as long as at least seventy-five percent (75%) of the coverage (if there are four or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five or more members of the syndicate) is maintained with carriers meeting the claims-paying ability ratings requirements by Fitch and Moody’s (if applicable) set forth above and all carriers in such syndicate have a claims-paying ability rating by Fitch of not less than “BBB” and by Moody’s of not less than “Baa2” (to the extent rated by Moody’s). The Company shall furnish to the Collateral Agent and the Holders receipts for the payment of premiums on such insurance policies or other evidence of such payment reasonably satisfactory to the Majority Holders. The requirements of this Section 5.4 shall apply to any separate policies of insurance taken out by the Obligors concurrent in form or contributing in the event of loss with the Insurance Policies. Losses payable under any such property policies of insurance shall be payable to the Collateral Agent notwithstanding (1) any act, failure to act or negligence of the Obligors or their agents or employees, Collateral Agent or any other insured party which might, absent such agreement, result in a forfeiture or all or part of such insurance payment, other than the willful misconduct of the Collateral Agent knowingly in violation of the conditions of such policy, (2) the occupation or use of the Sites or any part thereof for purposes more hazardous than permitted by the terms of such policy, (3) any foreclosure or other action or proceeding taken pursuant to this Agreement or (4) any change in title to or ownership of the Sites or any part thereof. The property insurance described in this Section 5.4 hereof shall include “underground hazards” coverage; “time element” coverage by which the Collateral Agent shall be assured payment of all amounts due under the Promissory Certificates, this Agreement and the other Finance Documents; “extra expense” (i.e., soft costs), clean-up, transit and ordinary payroll coverage; and “expediting expense” coverage to facilitate rapid repair or restoration of the Sites. The Insurance Policies shall not contain any deductible in excess of $300,000.

The foregoing notwithstanding, the Company may satisfy its obligations under this Section 5.4 through coverage provided under insurance policies obtained by Parent in existence at closing, provided such policies satisfy the requirements of this Section 5.4.

Section 5.5 [Intentionally Omitted]..

Section 5.6 Inspection and Audit. Each Obligor and the Holding Company shall permit any authorized representatives designated by the Collateral Agent or any Holder to (no more than twice in any twelve month period, except during the continuance of an Event of Default) visit and inspect its Sites and its business, including its financial and accounting records, and to make copies and take extracts therefrom and to discuss its affairs, finances and business with its officers and independent public accountants (with such Obligor’s or Holding Company’s representative(s) permitted to be present), at such reasonable times during normal business hours and as often as may be reasonably requested, provided that same is conducted in such a manner as to not unreasonably interfere with such Obligor’s or Holding Company’s business, and in accordance with the applicable Ground Lease or Contract, if any. Unless a Default or Event of Default has occurred and is continuing, the Collateral Agent or such Holder or such representative, as applicable, shall provide advance written notice of at least three (3) Business Days prior to visiting or inspecting any Site or such Obligor’s or Holding Company’s offices. Any and all such inspections shall be at the expense of the applicable Obligor.

Section 5.7 Compliance with Laws and Contractual Obligations. The Company and its related Obligors will (A) comply with the requirements of all present and future applicable laws, rules, regulations and orders of any governmental authority in all jurisdictions in which it is now doing business or may hereafter be doing business, other than those laws, rules, regulations and orders the noncompliance with which collectively could not reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Change on the Company, (B) maintain all licenses and permits now held or hereafter acquired by any such Obligor, the loss, suspension, or revocation of which, or failure to renew, in the aggregate could cause a Material Adverse Change on the Company and (C) perform, observe, comply and fulfill all of its material obligations, covenants and conditions contained in any Contractual Obligation, if the failure to do so could reasonably be expected to result in a Material Adverse Change on the Company.

Section 5.8 Further Assurances. Each Obligor shall, from time to time, execute and/or deliver such documents, instruments, agreements, financing statements, as described in the Security Arrangements or otherwise and perform such acts as are necessary or as the Collateral Agent or the Majority Holders at any time may reasonably request to evidence, preserve and/or protect its Collateral and the Agents’ and the Holders security interests and Liens in its Collateral any time securing or intended to secure the Obligations.

Section 5.9 Performance of Agreements and Contracts. Each Obligor shall duly and punctually perform, observe and comply with all of the material terms, provisions, conditions, covenants and agreements on its part to be performed, observed and complied with (i) hereunder and under the other Finance Documents to which it is a party, (ii) under all its Contracts (which, individually or in the aggregate, are material) and (iii) all other agreements entered into or assumed by such Person in connection with its Sites or Contracts. Notwithstanding anything in this Agreement to the contrary (other than as specifically provided in Sections 3.3, 3.4 and 4.1 of Annex A-4, which shall supersede the terms of this Section 5.9 as to the Contracts and Sites described therein), except during an Event of Default, the Company and its related Obligors shall be permitted to (A) make Non-Material Modifications of existing Contracts or (B) modify, terminate or assign any Contract which the Company and its related Obligors reasonably deem necessary in accordance with prudent business practices, provided that (i) the Company and its related Obligors provide written notice to the Collateral Agent of such determination not later than fifteen (15) days prior to such modification, termination or assignment, and (ii) together with such notice the Company and its related Obligors provide supporting information reasonably acceptable to the Majority Holders that all such modifications, terminations or assignments pursuant to this clause (B) shall not, in the aggregate, represent more than 10% of Eligible Collections for such Company and related Obligors; provided that, for purposes of such calculation, terminations or assignments relating to Sites or Contracts which were never Eligible Sites or Eligible Contracts, respectively, shall be disregarded and are permitted hereunder. In connection with any sale permitted pursuant to the terms of this Section 5.9, the Company and related Obligors may sell any Other Company Collateral associated with the applicable Contract and no longer required in connection with the operation of the Obligors’ business. The Collateral Agent shall, upon receipt of a written request of the Company and related Obligors together with an Officer’s Certificate certifying that such release is authorized or permitted by the terms of this Agreement and the other Finance Documents, execute, acknowledge and deliver (at the sole expense of the Company) a Release prepared by the Company (in form and substance satisfactory to the Collateral Agent) for the applicable Site.

Section 5.10 Accounts. The Company and its related Obligors may not establish any accounts other than the Lock Box Accounts and the Company’s Account, in each case as provided in this Agreement, without the prior written consent of the Majority Holders.

Section 5.11 Servicing Terms. Each Obligor shall cause Servicer to manage its Sites in accordance with the Article XV hereof (the “Servicing Terms”). Each Obligor shall (i) perform and observe all of the material terms, covenants and conditions of the Servicing Terms on the part of such Obligor to be performed and observed, and (ii) promptly notify the Collateral Agent and the Holders of any notice to such Obligor of any material default under the Servicing Terms of which it is aware.

Section 5.12 Deposits; Application of Receipts. The Company will, and shall cause its Obligors to, (i) deposit all Receipts into, and otherwise comply with, the Lock Box Accounts established from time to time hereunder and (ii) cause all other Receipts to be deposited into the applicable Lock-Box Account. Subject to Article VII hereof, Company shall promptly apply all Receipts to the repayment of all sums currently due or past due under the Finance Documents, including all payments into the Reserve.

Section 5.13 Estoppel Certificates.

(A) Within ten (10) Business Days following a request by the Collateral Agent, the Calculation Agent or the Paying Agent, each Obligor shall provide to such requesting party a duly acknowledged written statement confirming (i) the outstanding principal amount of the Company’s Advances and the Allocated Certificate Amount, (ii) the terms of payment and Maturity Date and Rated Legal Final Maturity Date of the Promissory Certificates, (iii) the date to which interest has been paid, (iv) whether any offsets or defenses exist against the Obligor’s Obligations, and if any such offsets or defenses are alleged to exist, the nature thereof shall be set forth in detail and (v) that this Agreement, the Promissory Certificates, the Mortgages and the other Finance Documents are legal, valid and binding obligations of such Obligor and have not been modified or amended, or if modified or amended, describing such modification or amendments.

(B) Within ten (10) Business Days following a written request by the Company, the Paying Agent shall provide to the Company the amount of the outstanding principal amount of the Promissory Certificates and the date to which interest has been paid. Compliance by the Paying Agent with the requirements of this Section shall be for informational purposes only and shall not be deemed to be a waiver of any rights or remedies of any Agent or the Holders hereunder or under any other Finance Document.

Section 5.14 Indebtedness. The Company will not, and will not permit any of its Obligors or its Holding Company, to directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following (collectively, “Permitted Indebtedness”):

(A) The Obligations;

(B) [Intentionally Omitted].

(C) (i) Unsecured trade payables not evidenced by a note and arising out of purchases of goods or services in the ordinary course of business, provided that the weighted average aging of such trade payables is not later than ninety (90) days after the original invoice date and (ii) Indebtedness incurred in the financing of equipment or other personal property used at any Site in the ordinary course of business; provided that the aggregate amount of Indebtedness relating to financing of equipment and personal property does not, at any time, exceed $10,000,000;

(D) Any Indebtedness between the Company and its related Obligors up to $10,000,000.

In no event shall any Indebtedness other than the Promissory Certificates and Obligations be secured, in whole or in part, by the Sites, the Contracts, any equity or ownership interests in the Obligors, any Other Company Collateral, or any other Collateral, any portion thereof or interest therein or any proceeds of the foregoing.

Section 5.15 No Liens. The obligations of the Company and its other Obligors under this Section are in addition to and not in limitation of its obligations under Article XI herein. The Company and its related Obligors shall not create, incur, assume or permit to exist any Lien on or with respect to the Sites of the Company, any other Collateral of the Company or any such direct or indirect ownership interest in such Obligors, except the Permitted Encumbrances.

Section 5.16 Contingent Obligations. Other than Permitted Indebtedness, no Obligor shall directly or indirectly create or become or be liable with respect to any Contingent Obligation.

Section 5.17 Restriction on Fundamental Changes. Except as otherwise expressly permitted in this Agreement, no Obligor shall, or shall permit any other Person to, (i) amend, modify or waive any term or provision of such Obligor’s partnership agreement, certificate of limited partnership, articles of incorporation, by-laws, articles of organization, operating agreement or other organizational documents so as to (X) alter in any way Section 8.2 (F), (G) and (H), unless required by law; or (ii) liquidate, wind-up or dissolve such Obligor or Servicer.

Section 5.18 Transactions with Related Persons. The Company and its related Obligors and its Holding Company shall not directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate or Related Person of any Affiliate or with any director, officer or employee of any Obligor or Holding Company, except transactions in the ordinary course of business and pursuant to the reasonable requirements of the business of the Obligors or the Holding Company and upon fair and reasonable terms and are no less favorable to any of the Obligors or the Holding Company, as the case may be, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate or a Related Person and except to or within the Company Group. The Obligors and the Holding Company shall not make any payment or permit any payment to be made on behalf of it to any Related Person when or as to any time when any Event of Default shall exist except as may be permitted in writing by the Majority Holders, provided that no distribution or dividend is a transaction under this Section.

Section 5.19 Bankruptcy, Receivers, Similar Matters.

(A) Voluntary Cases. The Obligors and Holding Company shall not commence any voluntary case under the Bankruptcy Code or under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.

(B) Involuntary Cases, Receivers, etc. None of the Obligors or the Holding Company shall apply for, consent to, or aid, solicit, support, or otherwise act, cooperate or collude to cause the appointment of or taking possession by, a receiver, trustee or other collateral agent for all or a substantial part of the assets of any Obligor, or the Holding Company. As used in this Agreement, an “Involuntary Credit Party Bankruptcy” shall mean any involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which any Obligor or the Holding Company is a debtor or any portion of the Collateral is property of the estate therein. Neither the Holding Company nor any of the Obligors shall file a petition for, consent to the filing of a petition for, or aid, solicit, support, or otherwise act, cooperate or collude to cause the filing of a petition for an Involuntary Credit Party Bankruptcy. In any Involuntary Credit Party Bankruptcy, neither the Holding Company nor any Obligor shall, without the prior written consent of the Majority Holders, consent to the entry of any order, file any motion, or support any motion (irrespective of the subject of the motion), and the Obligors or the Holding Company shall not file or support any plan of reorganization. The Obligors and the Holding Company having any interest in any Involuntary Credit Party Bankruptcy shall do all things reasonably requested by the Collateral Agent or the Majority Holders to assist the Collateral Agent in obtaining such relief as the Majority Holders shall seek, and shall in all events vote as directed by the Collateral Agent or the Majority Holders. Without limitation of the foregoing, each Obligor and the Holding Company shall do all things reasonably requested by the Collateral Agent or the Majority Holders to support any motion for relief from stay or plan of reorganization proposed or supported by the Majority Holders.

Section 5.20 ERISA.

(A) No ERISA Plans. None of the Obligors or the Holding Company will establish any Employee Benefit Plan or Multiemployer Plan, will commence making contributions to (or become obligated to make contributions to) or become liable with respect to any Employee Benefit Plan or Multiemployer Plan.

(B) Compliance with ERISA. None of the Obligors or the Holding Company will engage in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC.

(C) No Plan Assets. The Obligors and the Holding Company shall not at any time during the term of this Agreement become (1) an employee benefit plan defined in Section 3(3) of ERISA whether or not subject to ERISA, (2) a plan as defined in Section 4975(e)(1) of the IRC which is subject to Section 4975 of the IRC, (3) a “governmental plan” within the meaning of Section 3(32) of ERISA or (4) an entity any of whose underlying assets constitute “plan assets” of any such employee benefit plan, plan or governmental plan for purposes of Title I of ERISA, Section 4975 of the IRC or any other statutes applicable to the Obligor regulating investments of plans.

(D) No Employees. The Obligors shall not at any time have any employees.

Section 5.21 Annexes. The Company and each Obligor hereby agrees to the provisions set forth in each Annex applicable to it, without limitation:

(A) Each of the Company and each other Obligor of the Company agrees to the provisions set forth in Annex A-4;

(B) [Intentionally Omitted];

(C) [Intentionally Omitted];

(D) [Intentionally Omitted];

(E) Each Obligor agrees with the Draw Schedule of Annex F; and

(F) Each Obligor agrees with the Security Arrangements in Annex A-2, applicable to such Obligor.

Section 5.22 [Intentionally Omitted].

Section 5.23 Material Adverse Change. The Company agrees to disclose any fact known to the Company, any of its related Obligors, or its Holding Company that has or is reasonably likely to cause a Material Adverse Change on the Company and that has not been previously disclosed in writing to the Collateral Agent and the Holders.

Section 5.24 Economics Sanctions, Etc.. The Company will not, and will not permit any Controlled Entity, to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Promissory Certificates) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economics Sanctions Laws.

Section 5.25 Holding Company. The Holding Company of the Company may not directly incur any Indebtedness other than the Obligations of the Company.

ARTICLE VI

RESERVES

Section 6.1 Security Interest in Reserve; Other Matters Pertaining to Reserve.

(A) The Company hereby pledges, assigns and grants to the Collateral Agent a security interest in and to all of the Company’s right, title and interest in and to the Account Collateral, including the Reserve, as security for payment and performance of all of its Obligations hereunder and under the Promissory Certificates and the other Finance Documents. The Reserve constitutes Account Collateral and is subject to the security interest in favor of the Collateral Agent created herein and all provisions of this Agreement and the other Finance Documents pertaining to Account Collateral.

(B) In addition to the rights and remedies provided in Article VII and elsewhere herein, upon the occurrence and during the continuance of any Event of Default with respect to the Company, Collateral Agent shall have all rights and remedies pertaining to the Reserve and other Account Collateral of the Company as are provided for in any of the Finance Documents or under any applicable law. Without limiting the foregoing, subject to Section 17.8, upon and at all times after the occurrence and during the continuance of an Event of Default with respect to the Company, the Collateral Agent (acting pursuant to the written direction of the Majority Holders) may (after payment of any amounts due hereunder pursuant to Section 2.5(B)(i)) use the Reserve and other Account Collateral (or any portion thereof) of the Company for any purpose with respect to the Company’s Obligations, including but not limited to any combination of the following: (i) payment of any of the Obligations of the Company including Administrative Expenses pursuant to Section 7.2, provided, however, that such application of funds shall not cure or be deemed to cure any default; (ii) payment for the work or obligation for which such Reserve and other Account Collateral were reserved or were required to be reserved; and (iii) application of the Reserve and other Account Collateral in connection with the exercise of any and all rights and remedies in respect of the Company’s Obligations available to any Agent and the Holders at law or in equity or under this Agreement or pursuant to any of the other Finance Documents. Nothing contained in this Agreement shall obligate the Collateral Agent or the Holders to apply all or any portion of the funds contained in the Reserve and other Account Collateral during the continuance of an Event of Default to the payment of the Company’s Obligations or in any specific order of priority, except as provided in this Section.

(C) Except during the continuance of an Event of Default, the Majority Holders will direct the Collateral Agent to apply the Reserve with respect to the Company to the payment of (i) any amounts payable in respect of the Company under Section 2.4 or Section 2.5 and (ii) attributable and owing tax payments in respect of any Obligor certified by the Servicer.

Section 6.2 Funds Deposited with Agent.

(A) Interest, Offsets. Except as expressly provided otherwise herein, all funds of the Obligors which are deposited in the Collection Account or held in the General Reserve Account, Escrow Account or Cash Trap Reserve Account hereunder may be held in one or more Permitted Investments offered by the applicable account bank pursuant to the written direction of the Company or, following the Collateral Agent’s delivery of a notice of exclusive control with respect to such account, the Collateral Agent at the written direction of the Majority Holders (or, if the Backup Servicer is acting as the Successor Servicer, at the written direction of the Successor Servicer). All interest or dividends which accrue on amounts in the General Reserve Account, the Escrow Account and the Collection Account shall be taxable to the Company and, on each Monthly Payment Date, such interest and dividends accrued as of the close of business on the last day of the preceding calendar month (based on the valuation report furnished by the Paying Agent), shall be liquidated and the proceeds thereof shall be transferred from the General Reserve Account and each Collection Account to the Aggregation Account by the Paying Agent for transfer to the Servicer, on behalf of the Company (or to the Company directly, if the Backup Servicer is Successor Servicer) on such Monthly Payment Date. Notwithstanding any other provision hereof, the amount of such interest or dividends accrued, or the proceeds thereof, shall be disregarded for purposes of the calculation of Debt Service Coverage Ratio, and for Sections 2.5(B)(iv), Section 3.2(A)(xi), Section 6.1(C) and Section 15.5. The amount of actual losses sustained on a liquidation of a Permitted Investment shall be deposited by the Company into its Collection Account (with regard to losses sustained in such Collection Account) or the General Reserve Account (with regard to losses sustained therein) no later than three (3) Business Days following such liquidation. Additional provisions pertaining to investments are set forth in Article VII. After repayment of all of the Obligations of the Company, all funds held in the Reserve of the Company will be promptly returned to, or as directed by, the Company. Notwithstanding anything contained herein to the contrary, none of the Collection Account Bank, the bank where the General Reserve Account is held (the “General Reserve Bank”), the bank where the Escrow Account is held (the “Escrow Account Bank”) or the bank where the Cash Trap Reserve Account is held (the “Cash Trap Reserve Bank”) shall have any obligation to invest and/or reinvest any cash deposited with the Collection Account Bank, the General Reserve Bank, the Escrow Account Bank or the Cash Trap Reserve Bank or any other moneys held pursuant to this Agreement in the absence of timely and specific written investment direction from the party entitled to provide direction pursuant to this Section 6.2(A). In the absence of such timely written direction by the Servicer or the Majority Holders, as applicable, funds in the Collection Account, the General Reserve Account, the Escrow Account or the Cash Trap Reserve Account, as applicable, shall remain uninvested. In no event shall the Collection Account Bank, the General Reserve Bank, the Escrow Account Bank or the Cash Trap Reserve Bank be liable for the selection of investments or for investment losses incurred thereon. None of the Collection Account Bank, the General Reserve Bank, the Escrow Account Bank or the Cash Trap Reserve Bank shall have any liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of the Servicer or the Majority Holders, as applicable, to provide timely written investment direction.

(B) Funding at the initial Advance. The Company and its related Obligors shall deposit with Collateral Agent the amounts necessary to fund its Reserve as set forth below. Deposits into such Reserve may occur by deduction from the proceeds of the Promissory Certificates to the Company if the Collateral Agent receives written direction from the Company to do so. Notwithstanding such deductions, if any, the proceeds of the initial Promissory Certificates shall be deemed for all purposes to be fully paid at Closing and the proceeds of

Additional Promissory Certificates shall be deemed for all purposes to be fully paid when made to the Escrow Agent and, if applicable, to the Reserve. On the date of the initial issuance of Promissory Certificates, the General Reserve Account shall be funded in the amount of $3,000,000 in aggregate for the Company.

Section 6.3 Cash Trap Reserve. Upon the commencement of an Amortization Event, the Paying Agent, at the written direction of the Servicer, will apply any amounts in the Cash Trap Reserve Account on the next Monthly Payment Date as a Mandatory Prepayment of principal, provided that all Servicing Advances and Servicing Advance Interest and any other amounts payable under 2.5(B)(i) shall (based on information contained in the Monthly Report relating to such Collection Period, subject to the Monthly Report Review Procedure by the Calculation Agent) be repaid first. Provided that no Event of Default exists and the Servicer determines that no Cash Trap Event is then occurring, any funds remaining in the Cash Trap Reserve Account after payments of any amounts due under Section 2.5(B) shall be released to the Company. Any determinations made by the Servicer as to the existence of a Cash Trap Event shall be made by it in its reasonable good faith determination or, if Midland is the Servicer, its sole discretion.

ARTICLE VII

DEPOSIT ACCOUNT; CENTRAL ACCOUNT; GENERAL RESERVE ACCOUNT

Section 7.1 Establishment of Lock-Box Account, Collection Account, Loss Proceeds Sub-Account; General Reserve Account; and the Escrow Account.

(A) Lock-Box Account. (i) On or before the Closing Date, the Servicer shall establish one or more deposit accounts (collectively, the “Lock-Box Account”) at the expense of the Borrower or an Affiliate of the Borrower, each of which shall be at PNC National Bank Association or another financial institutions reasonably approved by the Majority Holders (collectively, the “Deposit Bank”), pursuant to one or more agreements (collectively, the “Lock-Box Account Agreement”) in form and substance reasonably acceptable to the Collateral Agent and the Majority Holders to be executed and delivered by the Company and its related Obligors and the Deposit Bank on the Closing Date. The initial Lock-Box Account shall be an account held at PNC Bank, National Association and the initial Lock-Box Account Agreement shall be a deposit account control agreement entered into on the Closing Date by and among AP Wireless Investments I, LLC, as the customer, PNC Bank, National Association, as the bank and the Collateral Agent, as Secured Party. The Lock-Box Account shall be under the sole dominion and control of the Collateral Agent. Among other things, the Lock-Box Account Agreement shall provide that such Obligors shall have no access to or control over the Lock-Box Account, that all available funds on deposit in the Lock- Box Account shall be transferred by the Deposit Bank by wire transfer (or transfer via the ACH System) on the Business Day following receipt of properly identified and available funds into the Collection Account, for application in accordance with this Agreement. The Deposit Bank and the Collection Account Bank shall be directed to deliver to the Company and its related Obligors copies of bank statements and other information made available by the Deposit Bank and the Collection Account Bank concerning its Lock-Box Account and Collection Account, respectively.

(ii) Each Tenant occupying space at the Sites or under a Contract shall be, or has been, instructed, by irrevocable written direction, in form and substance reasonably acceptable to the Majority Holders, to pay all Rents and other amounts owed to Obligors directly to the applicable Lock-Box Account, unless the Collateral Agent (pursuant to the written direction of the Majority Holders) or Successor Servicer, as applicable, shall otherwise direct in writing. Each Obligor shall, or shall cause Servicer to, send direction letters to each of its Tenants until each such Tenant commences paying all required amounts to the Lock-Box Account, and, if any Tenant ceases to pay such amounts to the Lock-Box Account for three (3) consecutive months, shall send additional direction letters to the applicable Tenant, until such Tenant complies with such irrevocable written directions. The Obligors shall cause any and all other Receipts received by it to be deposited promptly into the applicable Lock-Box Account and in no event later than two (2) Business Days after receipt thereof by the Obligors or Servicer if Midland is not acting as the Servicer). To the extent that the Obligors or any Person on their behalf holds any Receipts, whether in accordance with this Agreement or otherwise, the Obligors shall be deemed to hold the same in trust for the Collateral Agent for the protection of the interests of the Collateral Agent on behalf of the Secured Parties hereunder and under the Finance Documents.

(iii) The Company and its Obligors shall pay all reasonable costs and expenses incurred by each Agent and Servicer in connection with the transactions and other matters with respect to its Accounts contemplated by this Section 7.1, including but not limited to, each such Agent’s attorneys’ fees and expenses, and all reasonable fees and expenses of the Deposit Bank and the Collection Account Bank, including without limitation their reasonable attorneys’ fees and expenses.

(B) Collection Account. On or before the Closing Date, the Servicer shall establish Eligible Accounts for the benefit of the Collateral Agent, as secured party thereunder, to serve as the “Collection Account” (said account, and any account replacing the same in accordance with this Agreement, the “Collection Account”; and the depositary institution in which the Collection Account is maintained, the “Collection Account Bank”). All Collections in each Collection Account shall be subject to the lien of Collateral Agent for the benefit of the Secured Parties in respect of the Obligations of the Company. Each Collection Account shall be under the sole dominion and control of the Collateral Agent and the Obligors shall not have the right to control or direct the investment or payment of funds therein. The Collateral Agent hereby authorizes the Paying Agent as its designee with respect to the Collection Account to make payments as required pursuant to this Agreement. The Collection Account shall be deemed to contain such sub-accounts as the Collateral Agent may designate (“Sub-Accounts”), which may be maintained as separate ledger accounts and need not be separate Eligible Accounts. There shall be a “Loss Proceeds Sub-Account” of each Collection Account for the deposit of Loss Proceeds in accordance with Section 3.1 of Annex A- 4.

(C) General Reserve Account. On or before the Closing Date, the Servicer shall establish an Eligible Account for the benefit of the Collateral Agent, as secured party hereunder, to serve as the “General Reserve Account” (said account, and any account replacing the same in accordance with this Agreement, the “General Reserve Account”). All amounts in the General Reserve Account shall be subject to the lien of the Collateral Agent for the benefit of the Holders. The General Reserve Account, shall be under the sole dominion and control of the Collateral Agent. Amounts on deposit in the General Reserve Account may be invested at the direction of the Company or following the Collateral Agent’s delivery of a notice of exclusive control with respect to such account, the Collateral Agent at the written direction of the Majority Holders (or, if the Backup Servicer is acting as the Successor Servicer, at the written direction of the Successor Servicer). Prior to an Event of Default, amounts available in the General Reserve Account shall be applied by the Paying Agent to make any required payments pursuant to Section 2.5(B)(ii) and thereafter to reimburse the Successor Servicer for any unreimbursed Servicing Advance and during the occurrence and continuation of an Event of Default, amounts available in the General Reserve Account shall be applied at the written direction of the Majority Holders or the Successor Servicer (if Servicing Advances are outstanding) consistent with Section 2.5(B); provided that no distribution in respect of taxes may be made which would reduce the amount on deposit in the General Reserve Account below the General Reserve Account Required Balance. The Collateral Agent hereby authorizes the Paying Agent as its designee with respect to the General Reserve Account to make payments as required pursuant to this Agreement.

(D) Escrow Account. On or before the Closing Date, the Servicer shall establish an Eligible Account for the benefit of the Collateral Agent, as secured party hereunder, to serve as the “Escrow Account” for the Company (said account, and any account replacing the same in accordance with this Agreement, the “Escrow Account”; and the depositary institution in which the Escrow Account is maintained, the “Escrow Account Bank”). All amounts in the Escrow Account shall be subject to the lien of the Collateral Agent for the benefit of the Secured Parties. The Escrow Account shall be under the sole dominion and control of the Collateral Agent, and the Collateral Agent hereby authorizes the Paying Agent as its designee with respect to the Escrow Account to make payments as required pursuant to this Agreement. The Obligors shall not have the right to control or direct the investment or payment of funds in the Escrow Account. Prior to the occurrence and continuation of an Event of Default, the only permitted withdrawals from the Escrow Account shall be to fund Advances pursuant to Section 2.1 and Section 2.2 and to reimburse the Successor Servicer for any unreimbursed Servicing Advance. Upon and during the continuance of an Event of Default, and after 30 days after the later of (1) the date on which the last Event of Default has occurred and (2) the expiration of all applicable cure periods, the Paying Agent (acting pursuant to the written direction of the Majority Holders or the Successor Servicer (if Servicing Advances are outstanding)) shall apply amounts in Escrow Account as if it were a Mandatory Prepayment of principal, provided that first such amounts will be applied to repay any outstanding amounts payable under 2.5(B)(i) in accordance with the Monthly Report provided to the Paying Agent by the Servicer or the Successor Servicer, as applicable and Section 17.3(E).

(E) Aggregation Account. On or before the Closing Date, the Servicer shall establish an Eligible Account for the benefit of the Collateral Agent, as secured party hereunder, to serve as the “Aggregation Account” for the Holders (said account, and any account replacing the same in accordance with this Agreement, the “Aggregation Account”; and the depositary institution in which the Aggregation Account is maintained, the “Aggregation Account Bank”). All amounts in the Aggregation Account shall be subject to the lien of the Collateral Agent for the benefit of the Secured Parties. The Aggregation Account shall be under the sole dominion and control of the Collateral Agent, with funds contained therein disbursed pursuant to Section 2.5(B), and the Obligors shall not have the right to control or direct the payment of funds therein. The Collateral Agent hereby authorizes the Paying Agent as its designee with respect to the Aggregation Account to make payments as required pursuant to this Agreement. Funds contained in the Aggregation Account shall remain uninvested.

(F) Accounts. As of the Closing Date, the name, location and account number of each Account is set forth on Schedule 7.1 attached hereto. If any Account is no longer an Eligible Account (including, but not limited, due to failure to be maintained at an Eligible Bank), the Majority Holders may elect to change the financial institution in which such Account shall be maintained, upon not less than five (5) Business Days’ notice to the Company (with a copy to the Collateral Agent) such that the Account will be an Eligible Account; provided that if the Majority Holders fail to make such election within 30 days of the Account no longer being an Eligible Account, the Company (and, in the case of the Lock-Box Account, the Company and the Collateral Agent acting at the direction of the Company or the Majority Holders) shall change the financial institution in which such Account shall be maintained within sixty (60) days of no longer being an Eligible Account such that the Account will be an Eligible Account.

(G) Cash Trap Reserve Account. On or before the Closing Date, the Servicer shall establish an Eligible Account for the benefit of the Collateral Agent, as secured party hereunder, to serve as the “Cash Trap Reserve Account” (said account, and any account replacing the same in accordance with this Agreement, the “Cash Trap Reserve Account”). All amounts in the Cash Trap Reserve Account shall be subject to the lien of the Collateral Agent for the benefit of the Secured Parties. The Cash Trap Reserve Account shall be under the sole dominion and control of the Collateral Agent and the Obligors shall not have the right to control or direct the investment or payment of funds therein. The Collateral Agent hereby authorizes the Paying Agent as its designee with respect to the Cash Trap Reserve Account to make payments as required pursuant to this Agreement. Upon the occurrence of an Amortization Event, amounts on deposit in the Cash Trap Reserve Account shall be applied in accordance with Section 6.3.

ARTICLE VIII

DEFAULT, RIGHTS AND REMEDIES

Section 8.1 Event of Default.

“Event of Default” shall mean the occurrence or existence of any one or more of the following:

(A) Scheduled Payments. Failure of (i) the Company to pay any interest, within two (2) Business days of when the same is due from the Company under this Agreement, the Promissory Certificates, or any other Finance Documents, (ii) the Holding Company to pay such amounts under HoldCo Guaranty, as applicable, within five (5) Business Days of when the same is due under such HoldCo Guaranty, as applicable or (iii) failure of the Company to pay the Promissory Certificates in full on or prior to the Rated Legal Final Maturity Date; or

(B) Other Payments. Failure of the Company or any related Obligor to pay any other amount from time to time owing under this Agreement, the Promissory Certificates, or any other Finance Documents (other than amounts subject to the preceding paragraph) within ten (10) days after such amounts become due (it being understood that the failure of the Company or any related Obligor to pay principal on the Promissory Certificates prior to the Rated Legal Final Maturity Date shall not result in an Event of Default); or

(C) Breach of Reporting Provisions. Failure of the Company or any related Obligor to perform or comply with any term or condition contained in Section 5.1, with no exceptions, which, other than the requirements set forth in Section 5.1(F) with respect to provision of notice of any condition or event that constitutes an Event of Default or Potential Default, continues for a period of ten (10) days after the earlier of (i) receipt by the Company of notice from the Collateral Agent, the Majority Holders or any other party hereto or (ii) the Company obtains Knowledge thereof; or

(D) Breach of Covenants. A default shall occur in the performance of or compliance with any covenant contained in this Agreement (other than a default already described in another subsection of this Section 8.1) or any other Finance Document by the Company, any related Obligor, Servicer, its or Holding Company and such default is not fully cured within thirty (30) days after (a) Knowledge thereof or (b) receipt by the Company or Servicer of notice from the Collateral Agent, any Holder or any other party hereto; or

(E) Breach of Warranty. Any representation, warranty, certification or other statement made by the Company, any related Obligor, Servicer or Holding Company in any Finance Document or in any statement or certificate at any time given in writing pursuant to or in connection with any Finance Document is false in any material respect as of the date made, provided that such breach shall not constitute an Event of Default if such breach is reasonably susceptible of cure and within thirty (30) days after (a) Knowledge thereof or (b) receipt by the Company or Servicer of written notice from Collateral Agent, any Holder or any other party hereto of such default, the Company, related Obligor, Servicer or Holding Company takes such action as may be required to make such representation, warranty, certification or other statement to be true as made, which may include removing the affected Collateral by effectuating a Release subject to the terms of Section 4.1 of Annex A-4, as applicable, or

(F) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) Any Insolvency Event shall occur with respect to the Company, any related Obligor, its Holding Company in an Involuntary Credit Party Bankruptcy, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law unless dismissed within sixty (60) days; (ii) Any Insolvency Event involving the occurrence and continuance of any of the following events for sixty (60) days unless dismissed or discharged within such time: (x) an Involuntary Credit Party Bankruptcy is commenced with respect to the Company, any related Obligor, its Holding Company, (y) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any the Company, any related Obligor, its Holding Company or over all or a substantial part of its or their property, is entered, or (z) an interim receiver, trustee or other custodian is appointed without the consent of the Company, any of related the Obligors or Holding Company, for all or a substantial part of the property of such Person; or

(G) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Insolvency Event wherein order for relief is entered with respect to the Company, any related Obligor, Holding Company, or the Company, related Obligor or Holding Company commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for the Company, any related Obligor, its Holding Company, or for all or a substantial part of the property of the Company, related Obligor or Holding Company; (ii) the Company, any related Obligor or Holding Company makes any assignment for the benefit of creditors; or (iii) the Board of Directors or other governing body of the Company, any related Obligor or Holding Company adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 8.1(G); or

(H) Change of Control. Any Change of Control of the Company or any of its related Obligors or Servicer shall occur; or

(I) Solvency. The Company, any related Obligor or Holding Company ceases to be solvent or admits in writing its present or prospective inability to pay its debts as they become due; or

(J) Other Insolvency Event. An Insolvency Event shall occur with respect to the Servicer; or

(K) [Intentionally Omitted]; or

(L) [Intentionally Omitted]; or

(M) Transfer. Any Transfer shall occur in respect to the Company, any related Obligor, or its Holding Company other than a Permitted Ownership Interest Transfer; or

(N) Material Adverse Change. Any Material Adverse Change shall occur in respect of the Company Group.

(O) Judgment and Attachments. Any lien, money judgment, writ or warrant of attachment, or similar process is entered or filed against the Company, any related Obligor or Holding Company or any of its assets which claim is not fully covered by insurance (other than with respect to the amount of commercially reasonable deductibles permitted hereunder), concerning amounts in excess of $10,000,000 in the aggregate for all such liens, money judgments, writs, attachments or similar processes, against the Company, any related Obligor or the Holding Company, and remains undischarged, unvacated, unbonded or unstayed for a period of ninety (90) days; or

(P) Injunction. The Company, any related Obligor or Holding Company is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than thirty (30) days; or

(Q) Invalidity of Finance Documents. This Agreement or any of the other Finance Documents for any reason ceases to be in full force and effect or ceases to be a legally valid, binding and enforceable obligation of the Company or any of its related Obligors or any related Obligor denies that it has any further liability (as distinguished from denial of the existence of a Default or Event of Default) under any Finance Documents to which it is party, or gives notice to such effect; or

(R) Servicing Termination Event. A Servicing Termination Event shall occur; or

(S) Ground Lease. Any default by the Company or any related Obligor beyond any applicable grace period shall occur under any Ground Lease, where such default is reasonably likely to cause a Material Adverse Change with respect to the Company and the Company or related Obligor has not effectuated a Release of such affected Site within thirty (30) days of the expiration of such grace period or, subject to Annex A-4 as applicable, any actual or attempted surrender, termination, adverse modification or adverse amendment of any Ground Lease without the prior written consent of the Collateral Agent (acting pursuant to the written direction of the Majority Holders); or

(T) Easements. Any default by the Company or any related Obligor beyond any applicable grace period shall occur under any Easement, where such default is reasonably likely to cause a Material Adverse Change with respect to the Company and such Obligors have not effectuated a Release of such affected Site within thirty (30) days of the expiration of such grace period or, subject to Annex A-4 as applicable, any actual or attempted surrender, termination, adverse modification or adverse amendment of any Easement without the prior written consent of the Majority Holders.

If more than one of the foregoing paragraphs shall describe the same condition or event, then, in the event the Backup Servicer is the Successor Servicer and so long as any Servicing Advances or Servicing Advance Interest are outstanding, the Successor Servicer shall have the right to select which paragraph or paragraphs shall apply; provided, however that in the event the Backup Servicer is not the Successor Servicer or the Backup Servicer is the Successor Servicer and no Servicing Advances or Servicing Advance Interest are outstanding, then the Collateral Agent (acting pursuant to the written direction of the Majority Holders), shall have the right to select which paragraph or paragraphs shall apply. In any such case, the Collateral Agent (acting pursuant to the written direction of the Majority Holders) or the Successor Servicer, as applicable, shall have the right (but not the obligation) to designate the paragraph or paragraphs which provide for non-written notice (or for no notice) or for a shorter time to cure (or for no time to cure).

Section 8.2    Acceleration and Remedies.

(A) Upon the occurrence and during the continuance of any Event of Default described in any of Subsections 8.1(F) or 8.1(G), the unpaid principal amount of the Promissory Certificates and accrued interest and fees thereon and all other Obligations of the Company as to which such Event of Default relates shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by the Obligors. Upon and at any time after the occurrence of any other Event of Default, subject to Section 17.8, all of the Company’s Allocated Certificate Amount and all or any portion of the Company’s other Obligations shall immediately become due and payable upon the Majority Holders providing notice to the Collateral Agent, the Paying Agent and the Company, but without demand to anyone. If the Backup Servicer is Successor Servicer, the Majority Holders shall also give reasonable notice to the Successor Servicer, of its determinations under this Section.

(B) Upon the occurrence and during the continuance of an Event of Default, subject to Section 17.8, at the option and written direction of the Majority Holders, all or any one or more of the rights, powers, privileges and other remedies available to the Collateral Agent or the Backup Servicer (as Successor Servicer), as applicable, against the Company and its Obligors under this Agreement (including Article X and Annex A-3 hereto) or any of the other Finance Documents, or at law or in equity, may be exercised by the Collateral Agent or the Backup Servicer (as Successor Servicer), as applicable, at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not the Collateral Agent (or its designee) or the Backup Servicer (as Successor Servicer), as applicable, shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Finance Documents with respect to the Company’s Collateral. Any such actions taken by the Collateral Agent or the Backup Servicer (as Successor Servicer), as applicable, shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as the Collateral Agent (acting pursuant to the written direction of the Majority Holders) or the Backup Servicer (as Successor Servicer), as applicable, may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of the Collateral Agent or the Backup Servicer (as Successor Servicer), as applicable, permitted by law, equity or contract or as set forth herein or in the other Finance Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing with respect to the Company (i) to the fullest extent permitted by law, the Collateral Agent or the Backup Servicer (as Successor Servicer), as applicable, shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to the Collateral Agent shall remain in full force and effect until the Collateral Agent or the Backup Servicer (as Successor Servicer), as applicable, has exhausted all of its remedies against the Company’s Sites, if any, Contracts and the Mortgages (or other Collateral), if any, have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Company’s Obligations or such Obligations have been paid in full. For the avoidance of doubt, and notwithstanding anything contained herein or in Annex A-4 to the contrary, the Collateral Agent or the Backup Servicer (as Successor Servicer), as applicable, shall only perform its powers and/or other remedies contained in this Section 8.2(B) and Annex A-4, and other relevant provisions of Section 8.2 and the Finance Documents, at the written direction of the Majority Holders and shall be entitled to request indemnity satisfactory to it against any risk or liability related to its exercise of such power or remedy.

(C) Upon the occurrence and during the continuance of an Event of Default, subject to Section 17.8, the Collateral Agent (or its designee), at the written direction of the Majority Holders, or the Backup Servicer (as Successor Servicer), as applicable, shall have the right from time to time to partially foreclose the Mortgages on the Company’s Sites in any manner and for any amounts secured by such Mortgages then due and payable as directed by the Majority Holders including, without limitation, the following circumstances: (i) in the event the Company defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, the Collateral Agent (or its designee) or the Backup Servicer (as Successor Servicer), as applicable, may foreclose such Mortgage to recover such delinquent payments, or (ii) in the event the Majority Holders elect to accelerate less than the entire outstanding principal amount of the Promissory Certificates made to the Company, the Collateral Agent (or its designee) or the Backup Servicer (as Successor Servicer), as applicable, may foreclose any the Company’s Mortgage to recover so much of the principal amount of the Promissory Certificates as the Majority Holders may accelerate and such other sums secured by the Mortgage as the Majority Holders may elect. Notwithstanding one or more partial foreclosures, the Site shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(D) During the continuance of an Event of Default, subject to Section 17.8, Collateral Agent or the Backup Servicer (as Successor Servicer), as applicable, shall have the right from time to time to sever the Finance Documents (other than the Promissory Certificates) into one or more separate mortgages and other security documents in such denominations as the Collateral Agent (acting pursuant to the written direction of the Majority Holders) or the Backup

Servicer (as Successor Servicer), as applicable, shall direct for purposes of evidencing and enforcing its rights and remedies provided hereunder. The Obligors shall execute and deliver to the Collateral Agent or the Backup Servicer (as Successor Servicer), as applicable, from time to time, within ten (10) days after the request of the Collateral Agent (acting pursuant to the written direction of the Majority Holders) or the Backup Servicer (as Successor Servicer), as applicable, a severance agreement and such other documents as the Collateral Agent (acting pursuant to the written direction of the Majority Holders) or the Backup Servicer (as Successor Servicer), as applicable, shall reasonably request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to the Collateral Agent or the Backup Servicer (as Successor Servicer), as applicable. The Obligors hereby absolutely and irrevocably appoint the Collateral Agent as their true and lawful attorney-in-fact, coupled with an interest, in their name and stead to make and execute all documents reasonably necessary to effect the aforesaid severance if the Obligors fail to do so within ten (10) days of the written request of Collateral Agent or the Backup Servicer (as Successor Servicer), as applicable, the Obligors ratifying all that their said attorney-in-fact shall do by virtue thereof. For the avoidance of doubt, the foregoing authority conferred on the Collateral Agent or the Backup Servicer (as Successor Servicer), as applicable, hereunder shall not impose any duty upon the Agent to exercise such authority.

(E) Any amounts recovered from the Sites, Contracts or any other Collateral for the Promissory Certificates of the Company after an Event of Default with respect to the Company shall be applied by the Paying Agent pursuant to Section 8.5.

(F) Upon the occurrence and during the continuance of an Event of Default, all rights of each related Obligor and each related Holding Company to exercise the voting and other consensual rights it would otherwise be entitled to exercise in or related to the Capital Stock of any Obligor which it owns, directly or indirectly, shall immediately cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole right to exercise such voting and other consensual rights.

(G) Upon the occurrence and during the continuance of an Event of Default, all rights of each related Obligor and each related Holding Company to receive Distributions which it would otherwise be authorized to receive and retain pursuant to or related to the Capital Stock of any Obligor which it owns, directly or indirectly, shall immediately cease and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole right to receive and hold such Distributions as Pledged Collateral (as defined in each of the HoldCo Pledge Agreement and the Upstream Pledge Agreements).

(H) Upon the occurrence and during the continuance of an Event of Default, the Company, its related Obligors and its Holding Company agree that the Collateral Agent or the Backup Servicer, as Successor Servicer, as applicable, may, at any time and from time to time, subject to Section 17.8, cause such Obligor or Holding Company to distribute any cash proceeds resulting from the enforcement of rights exercised by the Collateral Agent on behalf of the Secured Parties or the Backup Servicer, as Successor Servicer, as applicable, on the Collateral then held by such Obligor or Holding Company, or any other cash of such Obligor, to the Collateral Agent on behalf of the Secured Parties or the Backup Servicer, as Successor Servicer, as applicable to satisfy the Company’s Obligations by (i) submitting a notice to the applicable bank in respect of the applicable bank account where such proceeds are required to be held pursuant to the operating agreement of such Obligor that the Collateral Agent or the Backup Servicer, as Successor Servicer, as applicable, is exercising its rights as secured party in such bank account to make such distribution, such notice to be in the form as the Collateral Agent (acting pursuant to the written direction of the Majority Holders) or the Backup Servicer, as Successor Servicer, as applicable, may determine or (ii) such other methods as the Collateral Agent (acting pursuant to the written direction of the Majority Holders) or the Backup Servicer, as Successor Servicer, as applicable, shall determine.

(I) [Intentionally Omitted].

(J) [Intentionally Omitted].

(K) The rights, powers and remedies of the Collateral Agent or the Backup Servicer, as Successor Servicer, as applicable, under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which the Collateral Agent or the Backup Servicer, as Successor Servicer, as applicable, may have against the Obligors pursuant to this Agreement or the other Finance Documents, or existing at law or in equity or otherwise. The rights, powers and remedies of the Collateral Agent or the Backup Servicer, as Successor Servicer, as applicable, may be pursued singly, concurrently or otherwise, at such time and in such order as the Collateral Agent or the Backup Servicer, as Successor Servicer, as applicable, may determine in its sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any one Default or Event of Default with respect to any Obligors shall not be construed to be a waiver of any subsequent Default or Event of Default by any Obligor or to impair any remedy, right or power consequent thereon.

Section 8.3 Performance by the Collateral Agent and Backup Servicer (as Successor Servicer).

(A) Upon the occurrence and during the continuance of an Event of Default, if any of the Obligors shall fail to perform, or cause to be performed, any material covenant, duty or agreement contained in any of the Finance Documents (subject to applicable notice and cure periods), the Collateral Agent (acting pursuant to the written direction of the Majority Holders) or the Backup Servicer, as Successor Servicer, as applicable, may (without obligation) perform or attempt to perform such covenant, duty or agreement on behalf of such Obligor including causing the obligations of any such Obligor to be satisfied with the proceeds of any Reserve of the Company. In such event, such Obligor shall, at the request of the Collateral Agent (acting pursuant to the written direction of the Majority Holders) or the Backup Servicer, as Successor Servicer, as applicable, promptly pay to the Collateral Agent or the Backup Servicer, as Successor Servicer, as applicable, or reimburse, as applicable, the applicable Reserve, any actual amount reasonably expended or disbursed by the Collateral Agent or the Backup Servicer, as Successor Servicer, as applicable in such performance or attempted performance, together with interest thereon at the sum of the Interest Rate and the Default Rate (including reimbursement of any amount from such Reserve), from the date of such expenditure or disbursement, until paid.

Any amounts advanced or expended by the Collateral Agent or the Backup Servicer, as Successor Servicer, as applicable, to perform or attempt to perform any such matter shall be added to and included within the indebtedness evidenced by the Promissory Certificates and shall be secured by all of the Collateral securing the Obligations of the related Company. Notwithstanding the foregoing, it is expressly agreed that the Collateral Agent or the Backup Servicer, as Successor Servicer, as applicable, shall not have any liability or responsibility for the performance of any obligation of the Obligors under this Agreement or any other Finance Document, and it is further expressly agreed that no such performance by the Collateral Agent or the Backup Servicer, as Successor Servicer, as applicable, shall cure any Event of Default hereunder.

(B) The Collateral Agent or the Backup Servicer, as Successor Servicer, as applicable, and the Holders may cease or suspend any and all performance required of the Collateral Agent or the Backup Servicer, as Successor Servicer, as applicable, or the Holders to the Credit Parties, as the case may be, under the Finance Documents upon and at any time after the occurrence and during the continuance of any Event of Default.

Section 8.4 Evidence of Compliance. Promptly following request by the Collateral Agent (acting pursuant to the written direction of the Majority Holders) or the Backup Servicer, as Successor Servicer, as applicable, each Obligor shall provide such documents and instruments as shall be reasonably satisfactory to the Majority Holders to evidence compliance with any material provision of the Finance Documents applicable to the Obligors.

Section 8.5 Application of Funds After Event of Default. If any Event of Default shall occur and be continuing, then notwithstanding anything to the contrary in this Section or elsewhere, subject, however, to Section 17.8, Collateral Agent or the Backup Servicer, as Successor Servicer, as applicable, shall have all rights and remedies available under applicable law and under the Finance Documents. Without limitation of the foregoing, for so long as an Event of Default exists for the Company, Collateral Agent on behalf of the Holders or acting at the direction of the Backup Servicer as Successor Servicer, as applicable, shall apply any and all funds of the Company held by it on behalf of the Secured Parties (which, if the Backup Servicer is the Successor Servicer, shall be at the direction of the Successor Servicer), including but not limited to the Escrow Account, Reserve, Receipts in the Lock-Box Account, the Collection Account, and any other Accounts or Sub-Accounts related to the Company against all or any portion of any of the Company’s Obligations, first, pursuant to Section 2.5(B)(i) (in accordance with the Monthly Report provided to it by the Servicer or the Successor Servicer, as applicable) and thereafter at the written direction of the Majority Holders (but to the extent applied to any interest or principal, pro rata, with respect to the Holders; provided that any interest payable on the Promissory Certificates that has accrued due to application of the Default Rate shall not be paid until the outstanding principal amount of the Promissory Certificates has been paid in full); provided that, so long as any Servicing Advances or Servicing Advance Interest are outstanding, the Backup Servicer, in its role as Successor Servicer, shall have the right (which, in the case of conflicting exercise at such time among the Successor Servicer, the Collateral Agent and/or the Majority Holders, shall govern) to direct the Collateral Agent to exercise the remedies set forth in Article VIII for its benefit (above the rights of the Collateral Agent or the Majority Holder) with respect to an amount of Collateral such that liquidation or other exercise of any such rights or remedies with respect to such portion would be reasonably required to repay such Servicing Advance or Servicing Advance Interest. Any amounts received by the Backup Servicer in its role as Successor Servicer pursuant to the exercise of its rights under this Section 8.5 or Section 17.8 shall be deposited into the Collection Account for distribution by the Paying Agent in accordance with this Section 8.5. In connection with exercising the right above, the Backup Servicer, in its role as Successor Servicer, shall be entitled on each Monthly Payment Date to a monthly Liquidation Fee, as applicable, and a Workout Fee, as applicable, which shall be payable in accordance with Section 2.5(B).

With respect to the exercise of remedies by the Backup Servicer as Successor Servicer as referenced in Article VIII and Article XVIII, the parties hereto agree that (a) should such liquidation or other exercise of such rights or remedies result in more than is required to reimburse such Servicing Advances and/or Servicing Advance Interest, (i) such excess shall be applied in accordance with the terms of this Agreement and (ii) the Majority Holders shall not interfere with the actions being taken by the Backup Servicer as Successor Servicer if such actions are materially compliant with the provisions of this Agreement, (b) should such liquidation or other exercise of such rights or remedies result in less than is required to reimburse such Servicing Advances and/or Servicing Advance Interest, the Backup Servicer as Successor Servicer shall be entitled to direct the Collateral Agent in connection with the exercise of remedies with respect to an additional amount of Collateral such that liquidation or other exercise of any such rights or remedies with respect to such portion would be reasonably required to repay such remaining Servicing Advance and/or Servicing Advance Interest; and (c) absent gross negligence, bad faith or fraud, the Backup Servicer as Successor Servicer direction to the Collateral Agent in connection with such exercise of remedies shall be conclusively binding on the Holders and the parties hereto if such direction was materially compliant with the provisions of this Agreement.

ARTICLE IX

LIMITED-PURPOSE, BANKRUPTCY-REMOTE REPRESENTATIONS,

WARRANTIES AND COVENANTS

Section 9.1 Applicable to Company, Holding Company, and Obligors. The Company hereby represents, warrants and covenants as of the Closing Date, or since the formation date of the Company, Holding Company or the relevant Obligor, and until such time as all Obligations are paid in full, that absent express advance written waiver from each Holder, which may be withheld in such Holder’s sole discretion, that Holding Company, Company and each of its Obligors, except as disclosed on Schedule 9.1 hereto:

(A) is and has been duly formed, validly existing, and in good standing in the state of its incorporation and in all other jurisdictions where it is qualified to do business;

(B) has and will have no judgments or liens of any nature against it except for tax liens not yet due and those permitted by the terms of the Finance Documents;

(C) has been and shall be in compliance with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all permits necessary for it to operate;

(D) has not been and will not be not involved in any dispute with any taxing authority;

(E) has paid and shall pay all taxes which it owes;

(F) has never owned any real property other than the property that is the subject of the current transaction (“Property”), other similar properties that it no longer owns and personal property necessary or incidental to its development, ownership or operation of the Property, and has never engaged in any business other than the development, ownership and operation of the Property and other similar properties that it no longer owns;

(G) is not now, nor has ever been, a defendant in any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full;

(H) has provided Holders with complete financial statements that reflect a fair and accurate view of the entity’s financial condition;

(I) has no material contingent or actual obligations not related to the Property;

(J) from the date of its formation or incorporation to the date of this Agreement and until such time as the Obligations are paid in full, that:

(i) no Affiliate of Company has guaranteed any of Company’s obligations under any such separate Lease or Site Lease;

(ii) except for capital contributions and distributions properly reflected on the books and records of such entity, has not entered and shall not enter into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of its obligations or any Affiliate of any of the foregoing (individually, a “Related Party” and collectively, the “Related Parties”), except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party;

(iii) has paid and shall pay all of its debts and liabilities from its own assets, except as contemplated by the Finance Documents from the date hereof with respect to its Obligors;

(iv) has done and shall do or caused to be done and shall cause to be done all things necessary to observe all organizational formalities applicable to it and to preserve its existence;

(v) has maintained and shall maintain all of its books, records, financial statements and since the date of incorporation or formation, as the case may be, its bank accounts separate from those of any other Person;

(vi) has been and shall be, and at all times has held and shall hold itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party);

(vii) has corrected and shall correct any known misunderstanding regarding its status as a separate entity;

(viii) has conducted and shall conduct all of its business and has held and shall hold all of its assets in its own name;

(ix) has not identified and shall not identify itself or any of its Affiliates as a division or part of the entities that are not Obligors hereunder;

(x) has maintained and utilized and shall maintain and utilize separate stationery, invoices and checks bearing its own name, except with respect to the Obligors hereunder;

(xi) has not commingled and shall not commingle its funds or other assets with those of any other Person, except as contemplated by the Finance Documents from the date hereof with respect to its Obligors, and has held all of its funds or other assets in its own name other than any improper deposits by third parties which have been promptly corrected;

(xii) has not guaranteed or become obligated for the debts of any other Person with respect to debts that are still outstanding or will not be discharged as a result of the issuance of the Promissory Certificates, other than the Promissory Certificates and shall not guaranty or become obligated for the debts of any other Person, except as contemplated by the Finance Documents from the date hereof with respect to its Obligors;

(xiii) has not held itself out as being responsible for the debts or material obligations of any other Person with respect to debts or obligations that are still outstanding or will not be discharged as a result of the Closing other than the Promissory Certificates and shall not hold itself out as being responsible for the debts or material obligations of any other Person, except as contemplated by the Finance Documents from the date hereof with respect to its Obligors;

(xiv) has allocated and shall allocate fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party;

(xv) has not pledged its assets to secure the obligations of any other Person with respect to obligations that are still outstanding or will not be discharged as a result of the issuance of the initial Promissory Certificates other than the Promissory Certificates and shall not pledge its assets to secure the obligations of any other Person, except as contemplated by the Finance Documents from the date hereof with respect to its Obligors;

(xvi) has maintained and shall maintain adequate capital in light of its contemplated business operations;

(xvii) has not incurred any indebtedness that is still outstanding and shall not incur any indebtedness other than indebtedness that is permitted under the Finance Documents; and

(xviii) has not had any of its obligations guaranteed by an affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the Closing hereof) or guarantees that are expressly contemplated by the Finance Documents.

Section 9.2 Independent Director. In addition to its respective obligations under Section 9.1, the Company hereby represents, warrants and covenants as of the Closing Date and until such time as all Obligations are paid in full, that absent express advance written waiver from each Holder, which may be withheld in each Holder’s sole discretion:

(A) The Company shall not, without the prior unanimous written consent of the Company’s board of directors, including its one (1) Independent Director institute proceedings for the Company to be adjudicated bankrupt or insolvent; consent to the institution of bankruptcy or insolvency proceedings against it; file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) for itself or a substantial part of its property; make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; and

(B) The Company has elected and at all times shall maintain at least one (1) Independent Director on its board of directors, who shall be selected by the Company.

ARTICLE X

PLEDGE OF OTHER COMPANY COLLATERAL

Section 10.1 Grant of Security Interest/UCC Collateral. Company and each of its related Obligors hereby pledges, assigns and grants to the Collateral Agent to secure the Company’s Advances and the Company’s other Obligations, a security interest in and to all of the Company’s and Obligor’s assets, fixtures and personal property including, but not limited to, all (i) equipment in all of its forms, now or hereafter existing, all parts thereof and all accessions thereto, including but not limited to machinery, towers, satellite receivers, antennas, headend electronics, furniture, motor vehicles, aircraft and rolling stock, (ii) of the Company’s and Obligor’s fixtures now existing or hereafter acquired, all substitutes and replacements therefor, all accessions and attachments thereto, and all tools, parts and equipment now or hereafter added to or used in connection with the fixtures on or above the Sites described herein and all real property now owned or hereafter acquired by the Company and such Obligor and all substitutes and replacements for, accessions, attachments and other additions to, tools, parts, and equipment used in connection with, and all proceeds, products, and increases of, any and all of the foregoing Collateral (including, without limitation, proceeds which constitute property of the types described herein), (iii) accounts now or hereafter existing and Receipts therein, (iv) inventory now or hereafter existing, (v) general intangibles (other than Contracts including Site Management Agreements) now or hereafter existing, (vi) investment property now or hereafter existing, (vii) deposit accounts now or hereafter existing, (viii) chattel paper now or hereafter existing, (ix) instruments now owned or hereafter existing, (x) the equity interests of any subsidiary of the Company now owned or hereafter existing and the proceeds of the foregoing) and (xi) Contracts including Site Management Agreements now or hereafter existing (including all rights to payment thereunder, but excluding any other rights that cannot be assigned without third party consent as security for payment and performance of all of the Company’s Obligations after taking the provisions of Sections 9-406 and 9-408 of the UCC into account) (collectively, with respect to the Company, its “Other Company Collateral”). The Other Company Collateral is subject to the security interest in favor of the Collateral Agent created herein and all provisions of this Agreement and the other Finance Documents. The Company and each other Obligor hereby authorizes the Collateral Agent (without obligation) to file such financing statements as may be necessary to perfect the Collateral Agent’s interest in the Other Company Collateral. Upon the occurrence and during the continuance of any Event of Default of the Company, the Collateral Agent shall have all rights and remedies pertaining to the Other Company Collateral of the Company and its related Obligors as are provided for in any of the Finance Documents or under any applicable law including, without limitation, the Collateral Agent’s rights of enforcement with respect to the Other Company Collateral or any part thereof, exercising its rights of enforcement with respect to the Other Company Collateral or any part thereof under the UCC as amended (or under the UCC in force in any other jurisdiction to the extent the same is applicable law) and in conjunction with, in addition to, or in substitution for, such rights and remedies of the following:

(A) Collateral Agent may enter upon the Company’s or other Obligor’s premises to take possession of, assemble and collect the Other Company Collateral or to render it unusable.

(B) Collateral Agent may require the Company or other Obligor to assemble the Other Company Collateral and make it available at a place Collateral Agent designates which is mutually convenient to allow Collateral Agent to take possession or dispose of the Other Company Collateral.

(C) Written notice mailed to the Company or such Obligor as provided herein at least ten (10) days prior to the date of public sale of the Other Company Collateral or prior to the date after which private sale of the Other Company Collateral will be made shall constitute reasonable notice.

(D) In the event of a foreclosure sale, the Other Company Collateral and the other Sites may, at the option of the Collateral Agent, be sold as a whole.

(E) It shall not be necessary that the Collateral Agent take possession of the Other Company Collateral or any part thereof prior to the time that any sale pursuant to the provisions of this section is conducted and it shall not be necessary that the Other Company Collateral or any part thereof be present at the location of such sale.

(F) Prior to application of proceeds of disposition of the Other Company Collateral to the Obligations of the Company, such proceeds shall be applied to the reasonable expenses of retaking, holding, preparing for sale or lease, selling, leasing and the like and the reasonable attorneys’ fees and legal expenses incurred by the Collateral Agent.

(G) Any and all statements of fact or other recitals made in any bill of sale or assignment or other instrument evidencing any foreclosure sale hereunder as to nonpayment of the Obligations or as to the occurrence of any default, or as to the Majority Holders having declared all of such Obligations to be due and payable, or as to notice of time, place and terms of sale and of the properties to be sold having been duly given, or as to any other act or thing having been duly done by the Collateral Agent or the Majority Holders, shall be taken as prima facie evidence of the truth of the facts so stated and recited.

(H) The Collateral Agent may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by the Collateral Agent, including the sending of notices and the conduct of the sale, but in the name and on behalf of the Collateral Agent (or its designee).

Notwithstanding anything to the contrary in this Agreement, each Holder acknowledges that such Holder has subscribed for the applicable Promissory Certificates solely based on the Collateral pledged by the Company and any related Obligor and its Holding Company.

ARTICLE XI

RESTRICTIONS ON LIENS, TRANSFERS; ASSUMABILITY; RELEASE OF

PROPERTIES

Section 11.1 Restrictions on Transfer and Encumbrance. Except as expressly permitted under this Article XI or the applicable Annex regarding transfers of Sites and Contracts among the Obligors related the Company (provided that appropriate amendments to the Finance Document are delivered in connection with such transfer as are necessary to continue the Collateral Agent’s first priority perfected security interest in the Collateral), neither Company nor any of its Obligors shall cause or suffer to occur or exist, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, any sale, transfer, mortgage, pledge, Lien or encumbrance (other than the Permitted Encumbrances) of (i) all or any part of its Sites or Contracts or any interest therein (except in connection with a termination permitted pursuant to Annex A-4 as applicable), or (ii) (except for transfer among the Company and its Obligors, or mergers among its Obligors, in each case, with consent of the Collateral Agent (acting pursuant to the written direction of the Majority Holders (such written direction not to be unreasonably withheld)) any direct or indirect ownership or beneficial interest in any Obligor, irrespective of the number of tiers of ownership without the Collateral Agent’s (acting pursuant to the written direction of the Majority Holders) prior written consent. The Company agrees that Parent shall not transfer ownership of the Servicer except as permitted by Section 11.2(B).

Section 11.2 Transfers of Beneficial Interests. The following voluntary or involuntary sales, encumbrances, conveyances, transfers and pledges (each, a “Transfer”) of a direct, indirect or beneficial interest shall be permitted without the Collateral Agent’s consent (“Permitted Ownership Interest Transfers”):

(A) A Transfer by Parent of no more than forty percent (40%) in the aggregate of the direct ownership interests in any Capital Stock of the Holding Company, provided that for the avoidance of doubt, clause (A) applies to any Transfer in respect of a Bona-fide IPO; and

(B) A Transfer by Parent of no more than forty percent (40%) in the aggregate of the direct ownership interests in any Capital Stock of the Servicer;

Provided that, in any case, (x) that Parent must continue to retain sixty percent (60%) of Holding Company; and (y) the current cash equity of Holding Company is at least $30,000,000.

A sale, transfer, or assignment of Capital Stock of any Credit Party (as described in clause 3 of the definition “Change of Control”), shall be a Permitted Ownership Interest Transfer; provided that the proceeds thereof are applied to a repayment of the Obligations (as a Mandatory Prepayment) by the Company upon thirty (30) days from written notice from the Collateral Agent (acting pursuant to the written direction of the Majority Holders) that such repayment is not waived.

ARTICLE XII

RECOURSE; LIMITATIONS ON RECOURSE

Section 12.1 Limitations on Recourse. Notwithstanding anything to the contrary in this Agreement, the Mortgages or any of the Finance Documents, no Agent or any Holder shall be deemed to have waived any right which such Agent or Holder may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations secured by the Mortgages or to require that all Collateral shall continue to secure all of the Obligations owing to the Collateral Agent on behalf of the Secured Parties in accordance with the Finance Documents.

Section 12.2 Intentionally Omitted.

Section 12.3 Miscellaneous. No provision of this Article shall (i) affect the enforcement of the Environmental Indemnity, the Holdco Guaranties, the Upstream Guaranties or any guaranty or similar agreement executed in connection with the Promissory Certificates, (ii) release or reduce the debt evidenced by the Promissory Certificates, (iii) impair the lien of any of the Mortgages or any other security document, (iv) impair the rights of any Agent to enforce any provisions of the Finance Documents, or (v) limit any Agent’s ability to obtain a deficiency judgment or judgment on the Promissory Certificates or otherwise against any Obligor to the extent necessary to obtain any amount for which such Obligor may be liable in accordance with this Article or any other Finance Document.

ARTICLE XIII

WAIVERS OF DEFENSES OF GUARANTORS AND SURETIES

Section 13.1 Waivers. To the extent that any Obligor (in this Article, a “Waiving Party”) is deemed for any reason to be a guarantor or surety of or for any other Obligor or Affiliate or to have rights or obligations in the nature of the rights or obligations of a guarantor or surety (whether by reason of execution of a guaranty, provision of security for the obligations of another, or otherwise) then this Article shall apply. This Article shall not affect the rights of the Waiving Party other than to waive or limit rights and defenses that Waiving Party would have (i) in its capacity as a guarantor or surety or (ii) in its capacity as one having rights or obligations in the nature of a guarantor or surety.

Waiving Party hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or bankruptcy of any of the other Obligors, protest or notice with respect to any of the obligations of any of the other Obligors, setoffs and counterclaims and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance, the benefits of all statutes of limitation, and all other demands whatsoever (and shall not require that the same be made on any of the other Obligors as a condition precedent to the obligations of Waiving Party), and covenants that the Finance Documents will not be discharged, except by complete payment and performance of the obligations evidenced and secured thereby, except only as limited by the express contractual provisions of the Finance Documents. Waiving Party further waives all notices that the principal amount, or any portion thereof, and/or any interest on any instrument or document evidencing all or any part of the obligations of any of the other Obligors to any Secured Party is due, notices of any and all proceedings to collect from any of the other Obligors or any endorser or any other guarantor of all or any part of their obligations, or from any other person or entity, and, to the extent permitted by law, notices of exchange, sale, surrender or other handling of any security or collateral given to any Secured Party to secure payment of all or any part of the Obligations of any of the other Obligors.

Except only to the extent provided otherwise in the express contractual provisions of the Finance Documents, Waiving Party hereby agrees that all of its obligations under the Finance Documents shall remain in full force and effect, without defense, offset or counterclaim of any kind, notwithstanding that any right of Waiving Party against any of the other Obligors or defense of Waiving Party against any Secured Party may be impaired, destroyed, or otherwise affected by reason of any action or inaction on the part of any Secured Party. Waiving Party waives all rights and defenses arising out of an election of remedies by any Secured Party, even though that election of remedies may have destroyed the Waiving Party’s rights of subrogation and reimbursement against the other Obligors.

The Collateral Agent (acting pursuant to the written direction of the Majority Holders) is hereby authorized (without obligation), without notice (except notice shall be provided to the Paying Agent and Calculation Agent) or demand, from time to time, (a) to renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, all or any part of the obligations of any of the other Obligors; (b) to accept partial payments on all or any part of the Obligations of any of the other Obligors; (c) to take and hold security or collateral for the payment of all or any part of the Obligations of any of the other Obligors; (d) to exchange, enforce, waive and release any such security or collateral for such Obligations; (e) to apply such security or collateral and direct the order or manner of sale thereof as in its discretion it may determine; and (f) to settle, release, exchange, enforce, waive, compromise or collect or otherwise liquidate all or any part of such obligations and any security or collateral for such Obligations. Any of the foregoing may be done in any manner, and Waiving Party agrees that the same shall not affect or impair the obligations of Waiving Party under the Finance Documents. Notwithstanding the foregoing. any action by the Collateral Agent (acting pursuant to the written direction of the Majority Holders) pursuant to this paragraph shall require the prior written consent of: (i) the Paying Agent, to the extent such action affects the rights, obligations, indemnities or protections of the Paying Agent, or (ii) the Calculation Agent, to the extent such action affects the rights, obligations, indemnities or protections of the Calculation Agent.

Waiving Party hereby assumes responsibility for keeping itself informed of the financial condition of all of the other Obligors and any and all endorsers and/or other guarantors of all or any part of the obligations of the other Obligors, and of all other circumstances bearing upon the risk of nonpayment of such obligations, and Waiving Party hereby agrees that none of the Secured Parties shall have any duty to advise Waiving Party of information known to it regarding such condition or any such circumstances.

Waiving Party agrees that none of the Secured Parties or any person or entity acting for or on behalf of the Secured Parties shall be under any obligation to marshal any assets in favor of Waiving Party or against or in payment of any or all of the obligations secured hereby. Waiving Party further agrees that, to the extent that any of the other Obligors or any other guarantor of all or any part of the obligations of the other Obligors makes a payment or payments to the Paying Agent, or the Collateral Agent receives any proceeds of collateral for any of the obligations of the other Obligors, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid or refunded, then, to the extent of such payment or repayment, the part of such obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

Waiving Party (i) shall have no right of subrogation with respect to the obligations of the other Obligors until the obligations of such Obligors are paid in full (except any indemnification or reimbursement obligation for which no unsatisfied demand has been made); (ii) waives any right to enforce any remedy that the Collateral Agent now has or may hereafter have against any of the other Obligors, any endorser or any guarantor of all or any part of such obligations or any other person; and (iii) waives any benefit of, and any right to participate in, any security or collateral given to the Collateral Agent to secure the payment or performance of all or any part of such Obligations or any other liability of the other parties to any Secured Party.

Waiving Party agrees that any and all claims that it may have against any of the other Obligors, any endorser or any other guarantor of all or any part of the obligations of the other Obligors, or against any of their respective properties, shall be subordinate and subject in right of payment to the prior payment in full of all obligations secured hereby. Notwithstanding any right of any of the Waiving Party to ask, demand, sue for, take or receive any payment from the other Obligors, all rights, liens and security interests of Waiving Party, whether now or hereafter arising and howsoever existing, in any assets of any of the other Obligors (whether constituting part of the security or collateral given to the Collateral Agent to secure payment of all or any part of the Obligations of the other Obligors or otherwise) shall be and hereby are subordinated to the rights of the Secured Parties in those assets.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Expenses and Attorneys’ Fees. Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to promptly pay all reasonable fees, costs and expenses incurred by the Collateral Agent, the Paying Agent, the Calculation Agent, the Backup Servicer, as Backup Servicer or Successor Servicer, and Holders in connection with any matters contemplated by or arising out of this Agreement and (solely with respect to the Holders) that result from an action or omission of the Company or any related Obligor or that are otherwise attributable to the Company or any related Obligor, including the following, and all such fees, costs and expenses shall be part of the Obligations of the Company, payable by the Company on demand: (A) reasonable fees, costs and expenses (including (i) reasonable attorneys’ fees, and other professionals retained by the Collateral Agent, the Paying Agent and the Calculation Agent, (ii) reasonable attorneys’ fees and other professionals retained by the Backup Servicer as Successor Servicer, and (iii) reasonable attorneys’ fees, and other professionals retained by the Holders) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Finance Documents; (B) reasonable fees, costs and expenses (including (i) reasonable attorneys’ fees and other professionals retained by the Collateral Agent, the Paying Agent and the Calculation Agent, (ii) reasonable attorneys’ fees and other professionals retained by the Backup Servicer as Backup Servicer or Successor Servicer, and (iii) reasonable attorneys’ fees, and other professionals retained by the Holders) incurred in connection with the administration of the Finance Documents and the Promissory Certificates and any amendments, modifications and waivers relating thereto; (C) reasonable fees, costs and expenses (including reasonable attorneys’ fees) incurred in connection with the review, documentation, negotiation, closing and administration of any subordination or intercreditor agreements; (D) reasonable fees, costs and expenses (including (i) reasonable attorneys’ fees and fees of other professionals retained by the Collateral Agent, the Paying Agent and the Calculation Agent, (ii) reasonable attorneys’ fees and other professionals retained by the Backup Servicer as Successor Servicer, and (iii) reasonable attorneys’ fees, and other professionals retained by any Holder) incurred in any action to enforce or interpret this Agreement or the other Finance Documents or to collect any payments due from the Obligors under this Agreement, the Promissory Certificates or any other Finance Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise; and (E) any other Administrative Expenses. The Company’s payment obligations pursuant to this Section 14.1 shall survive the payment in full of the Promissory Certificates, the discharge of this Agreement and the resignation or removal of the Paying Agent, the Calculation Agent and/or the Collateral Agent.

Section 14.2 Indemnity. In addition to the payment of expenses as required elsewhere herein, whether or not the transactions contemplated hereby shall be consummated, the Company agrees to indemnify, defend, protect, pay and hold each Holder, Paying Agent, Collateral Agent, Calculation Agent, Servicer, the Backup Servicer and their successors and assigns (including, without limitation, any other Person which may hereafter be the holder of any Promissory Certificate or any interest therein), and the officers, directors, stockholders, partners, members, employees, agents, Affiliates and attorneys of such Holder, Paying Agent, Collateral Agent, Calculation Agent, Servicer, the Backup Servicer and such successors and assigns (collectively called the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, taxes, broker’s or finders fees, reasonable costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of outside counsel for each Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) resulting from (x) in the case of an Agent, such Agent serving in its capacity, as applicable, as Paying Agent, Collateral Agent, or Calculation Agent (opposed to in its capacity as a Holder) and (y) in the case of a Holder, the Backup Servicer or the Servicer, an action or omission of the Company or any related Obligor or otherwise attributable to the Company and any related Obligor, in each case, that are imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of (A) the negotiation, execution, delivery, performance, ownership, or enforcement of any of the Finance Documents; (B) any of the transactions contemplated by the Finance Documents; (C) any breach by the Company or any related Obligor of any material representation, warranty, covenant, or other agreement contained in any of the Finance Documents; (D) Holders’ agreement to subscribe for the Promissory Certificates hereunder; (E) any claim brought by any third party arising out of any condition or occurrence at or pertaining to the Sites owned by the Company or any related Obligor; (F) any design, construction, operation, repair, maintenance, use, non-use or condition of the Sites or Improvements owned by the Company or any related Obligor, including claims or penalties arising from violation of any applicable laws or insurance requirements, as well as any claim based on any patent or latent defect, whether or not discoverable by any Indemnitee; (G) any performance of any labor or services or the furnishing of any materials or other property in respect of the Sites owned by the Company or any related Obligor or any part thereof; (H) any contest referred to in Section 5.3(B) relating to a Site owned by the Company or any related Obligor; (I) any obligation or undertaking relating to the performance or discharge of any of the terms, covenants and conditions of the landlord contained in the Contracts to which the Company or any related Obligor is a party; (J) any claim brought by any third party or Tenant arising out of the Contracts to which the Company or any related Obligor is a party or (K) the use or intended use of the proceeds of the Promissory Certificates (the foregoing liabilities herein collectively referred to as the “Indemnified Liabilities”); provided, however, that notwithstanding the foregoing Indemnified Liabilities shall not include any consequential, incidental or special damages, or liability or damages relating to any claims brought by any Holder against one or more of other Holders arising from an act or omission of any Holder, provided that the Obligors shall not have an obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnitee as determined by a final judgment from a court of competent jurisdiction. The obligations and liabilities of the Obligors under this Section 14.2 shall survive the termination of this Agreement, the payment in full of the Promissory Certificates, the resignation or removal of the Collateral Agent, the Calculation Agent, and/or the Paying Agent and the exercise by the Collateral Agent of any of their rights or remedies under the Finance Documents, including the acquisition of the Sites by foreclosure or a conveyance in lieu of foreclosure.

Section 14.3 Amendments and Waivers. Except as otherwise provided herein (including, for the avoidance of doubt, with respect to any Subscription Agreement Supplement), no amendment, modification, termination or waiver of any provision of this Agreement, the Promissory Certificates or any other Finance Document, or consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Holders (or if the Holders are not party to such Finance Document, the applicable Agent acting at the written direction of the Majority Holders) and the Obligors that are party to such document. Any amendment, modification, termination or waiver which affects the rights, protections, indemnities, duties or obligations of any Agent shall also require the consent of such Agent. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Obligors in any case shall entitle the Obligors or other Person to any other or further notice or demand in similar or other circumstances.

Notwithstanding anything in this Section 14.3 to the contrary, the written consent of each Holder shall be required for the effectiveness of any amendment, modification or waiver of this Agreement or any other Finance Document that (i) reduces the outstanding principal amount of any Promissory Certificates, or interest accrued thereon or any payment of principal, (ii) postpones any date for any payment of any Promissory Certificate, or interest accrued thereon, (iii) modifies the provisions of this Section 14.3, (iv) modifies the Eligibility Criteria, (v) reduces any fees payable to a Holder, (vi) releases any Collateral from the security interest of the Finance Documents, (vii) modifies the definition of “Majority Holders”, (viii) extends the Maturity Date or the Rated Legal Final Maturity Date, (ix) modifies any allocation of payments among the Holders or (x) modifies the provisions of Section 2.5.

Section 14.4 Retention of the Obligors’ Documents. The Collateral Agent, the Paying Agent and the Calculation Agent each may, in accordance with its customary practices, destroy or otherwise dispose of all documents, schedules, invoices or other papers, delivered by the Obligors to it (other than the Promissory Certificates and Mortgages) unless the Obligors request in writing that same be returned. Upon such request and at the Obligors’ expense, each party shall return such papers when each party’s actual or anticipated need for same has terminated.

Section 14.5 Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing and addressed to the respective party as set forth below. Notices shall be effective (i) three (3) days after the date such notice is sent by certified mail, return receipt requested, postage prepaid, (ii) on the next Business Day if sent by a nationally recognized overnight courier service, (iii) on the date of delivery by personal delivery and (iv) when sent by email upon receipt by the sending party of written confirmation by the receiving party, which may be in the form of an automated email confirmation of delivery or read receipt.

Notices shall be addressed as follows:

If to Servicer and any Holding Company,
Company or other Obligor:	Glenn Breisinger
850 Poplar Street
Pittsburgh, PA 15330
Tel: (412) 922-5796 ext. 1
Fax: (412) 281-1914
Email: gbreisinger@radiusglobal.com

Scott Bruce
3 Bala Plaza East, Suite 502
Bala Cynwyd, PA 19004
Tel: (610) 660-4910
Fax: (610) 660-4920
Email: sbruce@radiusglobal.com

With copies to (which shall not constitute notice):	Jay Birnbaum, Esquire
8004 Split Oak Drive
Bethesda, MD, US 20817
Tel: (301) 469-4930
Email: jbirnbaum@radiusglobal.com

And to (which shall not constitute notice):	Boris Ziser, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Tel. (212) 756-2140
Email: boris.ziser@srz.com

If to Parent:	Glenn Breisinger
850 Poplar Street
Pittsburgh, PA 15330
Tel: (412) 922-5796 ext. 1
Fax: (412) 281-1914
Email: gbreisinger@radiusglobal.com

Scott Bruce
3 Bala Plaza East, Suite 502
Bala Cynwyd, PA 19004
Tel: (610) 660-4910
Fax: (610) 660-4920
Email: sbruce@radiusglobal.com

With copies to (which shall not constitute notice):	Jay Birnbaum, Esquire
8004 Split Oak Drive
Bethesda, MD 20817
Tel: (301) 469-4930
Email: jbirnbaum@radiusglobal.com

If to Paying Agent:	Deutsche Bank Trust Company Americas
Trust & Agency Services
1 Columbus Circle, 17th Floor
Mail Stop: NYC01-1710
New York, New York 10019
Attention: Lucy Hsieh/Lisa Karlsen
Tel: (212) 250-3098 (Lucy)/(212) 250-1019 (Lisa)

With a copy to (which shall not constitute notice):	Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Attention: Gregg Bateman
Tel: (212) 574-1436
Email: bateman@sewkis.com

If to Collateral Agent:	Deutsche Bank Trust Company Americas
Trust & Agency Services
1 Columbus Circle, 17th Floor
Mail Stop: NYC01-1710
New York, New York 10019
Attention: Lucy Hsieh/Lisa Karlsen
Tel: (212) 250-3098 (Lucy)/(212) 250-1019 (Lisa)

With a copy to:	Deutsche Bank Trust Company Americas
c/o Deutsche Bank National Trust Company
1761 St. Andrew Place
Santa Ana, California 92705
Attention: Mortgage Custody – AP WIP
Investments Holdings, LP
Tel: (714) 247-6000

And to (which shall not constitute notice):	Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Attention: Gregg Bateman
Tel: (212) 574-1436
Email: bateman@sewkis.com

If to Calculation Agent:	Deutsche Bank Trust Company Americas
Trust & Agency Services
1 Columbus Circle, 17th Floor
Mail Stop: NYC01-1710
New York, New York 10019
Attention: Lucy Hsieh/Lisa Karlsen
Tel: (212) 250-3098 (Lucy)/(212) 250-1019 (Lisa)

With a copy to (which shall not constitute notice):	Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Attention: Gregg Bateman
Tel: (212) 574-1436
Email: bateman@sewkis.com

If to Holders:	See Schedule 14.5.

If to Backup Servicer:	Midland Loan Services, a
Division of PNC Bank,
National Association
P.O. Box 25965
Shawnee Mission, KS 66225-5965
Attention: Executive Vice
President - Division Head
Email: noticeadmin@midlandls.com

or by delivery to:	Midland Loan Services,
a Division of PNC Bank,
National Association
10851 Mastin, Suite 300
Overland Park, KS 66210
Attention: Executive Vice
President - Division Head

with a copy to:	Stinson LLP
1201 Walnut Street
Kansas City, Missouri 64106
Attention: Kenda K. Tomes
Email: kenda.tomes@stinson.com

Any party may change the address at which it is to receive notices to another address in the United States at which business is conducted (and not a post-office box or other similar receptacle), by giving written notice of such change of address in accordance with the foregoing. This provision shall not invalidate or impose additional requirements for the delivery or effectiveness of any notice given in accordance with applicable statutes or rules of court. Each party consents to the service of process in the manner provided for notice herein and agrees that nothing herein will affect the right of any party hereto to serve process by any other manner in accordance with applicable law. If there is any assignment or transfer of any Holder’s interest in the Promissory Certificates, then the new Holder shall give notice to the parties in accordance with this Section, specifying the address, phone number and e-mail address at which the new Holder shall receive notice, and they shall be entitled to notice at such address in accordance with this Section.

Section 14.6 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the issuance of the Promissory Certificates hereunder and the execution and delivery of the Promissory Certificates. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Obligors to indemnify or release Holder or Persons related to Holder, or to pay Holder’s costs, expenses, or taxes shall survive the payment of the Promissory Certificates and the termination of this Agreement.

Section 14.7 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Holder or the Collateral Agent in the exercise of any power, right or privilege hereunder or under the Promissory Certificates or any other Finance Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement, the Promissory Certificates and the other Finance Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 14.8 Marshalling; Payments Set Aside. None of the Collateral Agent or the Holders shall be under any obligation to marshal any assets in favor of any Person or against or in payment of any or all of the Obligations. To the extent that any Person makes a payment or payments to any Agent or any Holder, or any Agent or any Holder enforces its remedies or exercises its rights of set off, and such payment or payments or the proceeds of such enforcement or set off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, if any, and rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set off had not occurred.

Section 14.9 Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement, the Promissory Certificates or other Finance Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, the Promissory Certificates or other Finance Documents or of such provision or obligation in any other jurisdiction.

Section 14.10 Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 14.11 Applicable Law. THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS WERE NEGOTIATED IN THE STATE OF NEW YORK, AND EXECUTED AND DELIVERED IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE PROMISSORY CERTIFICATES WERE DISBURSED FROM NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THE STATE OF NEW YORK AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA EXCEPT

THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT TO THE DEEDS OF TRUST AND THE ASSIGNMENT OF LEASES SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE THE PROPERTY IS LOCATED, EXCEPT THAT THE SECURITY INTERESTS IN ACCOUNT COLLATERAL SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK OR THE STATE WHERE THE SAME IS HELD, AT THE OPTION OF THE MAJORITY HOLDERS.

Section 14.12 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that the Obligors may not assign their rights or obligations hereunder or under any of the other Finance Documents except as expressly provided in Article XI, and the Holders and their successors and assigns may not assign, sell or participate any interest in this Agreement without notice to the Parent, the Company, the Collateral Agent and the Register Agent (as defined below), and provided that (i) the Company has the right to accept or deny any such assignment (except while Event of Default has occurred and is continuing or if such assignment is to another Holder or an Approved Fund of such Holder), such acceptance (x) not to be unreasonably withheld, and (y) to be deemed to be given if no response is given after five (5) days after receipt of notice of such assignment and (ii) such assignment must have the written consent of the Parent if the proposed assignee is any tier 1 carrier, any obligor under a Contract, any cell site backhaul competitor of any of the Company, any wireless infrastructure fund or sponsor that owns wireless infrastructure (any such entity, a “Disqualified Entity”). The Holders agree not to share any of the Company’s Information with any Disqualified Entity without the Company’s consent. No Agent shall have any liability in respect of, or have any duty to investigate, any representation or warranty which any Person shall make regarding its status as a “Disqualified Entity”. A Holder may not assign its Promissory Certificate hereunder unless: (i) it has notified the Company in writing of such assignment, (ii) it has received an executed instrument of assignment in the form of Exhibit J from such assignee which binds such assignee to the terms of this Agreement, (iii) such assignee provides its tax ID number, a completed tax form (W-9, W-8BEN, etc.) and a completed administrative questionnaire to the Collateral Agent and the Register Agent, and (iv) such assignee provides the Collateral Agent and the Register Agent with any additional information it may require. The Collateral Agent shall maintain at the address referred to in Section 14.5 a register for the recordation of names and address of the Holders and their successors and assigns and the principal amount owing to each such person from time to time (the “Register”). Upon the assignment of an interest in this Agreement, the Collateral Agent shall record the assignment in the Register, including the name and address of the assignee and the principal amount owing to the assignee. The Collateral Agent shall update such information within five (5) Business Days after any change thereof and shall deliver to the Company a copy of the updated Register within five (5) Business Days of any request therefor by the Company. The Collateral Agent may appoint one or more persons to act as its agent in respect of the Register (each a “Register Agent”). The Register shall be available for inspection by the Company, each Agent and each Holder at any reasonable time and from time to time upon reasonable prior notice. The parties hereto agree that (i) the Company, the Servicer, each Agent and any Obligor may conclusively rely on the then-current Register (a) for purposes of determining whether the requisite Holders have directed or consented (or have been deemed to have directed or consented) to any action under this Agreement and any other Finance Document and in connection herewith and therewith and (b) for purposes of satisfying any delivery requirement to the Holders under this Agreement and (ii) any assignment of a Promissory Certificate by a Holder that does not satisfy the conditions of this Section 14.12 (including, without limitation, the failure to provide any of the deliverables required to be delivered to the Collateral Agent and the Register Agent) shall be deemed null and void and disregarded for all purposes hereunder.

Section 14.13 Section Sophisticated Parties, Reasonable Terms, No Fiduciary Relationship. The Obligors, on behalf of themselves and all Obligors, represent, warrant and acknowledge that (i) they are sophisticated real estate investors, familiar with transactions of this kind, and (ii) they have entered into this Agreement and the other Finance Documents after conducting their own assessment of the alternatives available to them in the market, and after lengthy negotiations in which they have been represented by legal counsel of their choice. The Obligors, on behalf of themselves and all Obligors, also acknowledge and agree that the rights of each Holder under this Agreement and the other Finance Documents are reasonable and appropriate, taking into consideration all of the facts and circumstances including without limitation the outstanding principal amount of the Promissory Certificates, the nature of the Sites, and the risks incurred by each Holder in this transaction. No provision in this Agreement or in any of the other Finance Documents and no course of dealing between the parties shall be deemed to create (i) any partnership or joint venture between any Holder and the Obligors or any other Person, or (ii) any fiduciary or similar duty by any Holder to the Obligors or any other Person. The relationship between any Holder and the Obligors are exclusively the relationship of a creditor and a debtor, and all relationships between any Holder and any Obligor are ancillary to such creditor/debtor relationship.

Section 14.14 Noncompliant Holder. If there is an assignment, sale, or participation to a Holder Transferee for which consent of the Company or Parent is required pursuant to Section 14.12 hereof and not received, the Company may prepay such Holder Transferee at any time, along with accrued interest and any applicable Yield Maintenance, and is permitted as a prepayment under Section 2.8 hereof. If any Holder shall fail to pay the applicable proceeds of the Promissory Certificate at the time of issuance, such Holder shall be a “Noncompliant Holder.” A Noncompliant Holder shall be disregarded for the purposes of determining the Majority Holders, and the Company may prepay such Noncompliant Holder at any time, provided that any waiver, amendment, or modification requiring the consent of all the Holders and that affects the rights of such Noncompliant Holder more adversely than other Holders shall require the consent of such Noncompliant Holder. The Company may prepay such Noncompliant Holder at any time, and no Yield Maintenance will be payable to such Noncompliant Holder. Any prepayment pursuant to this Section shall be made upon written notice to the Paying Agent at least two (2) Business Days prior to the proposed date of such prepayment.

Section 14.15 Limitation of Liability. No party, nor any Affiliate, officer, director, employee, attorney, or agent of such party, shall have any liability with respect to, and the other parties hereto hereby waive, release, and agree not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred in connection with, arising out of, or in any way related to, this Agreement or any of the other Finance Documents, or any of the transactions contemplated by this Agreement or any of the other Finance Documents. The Obligors hereby waive, release, and agree not to sue any Holder or any of such Holder’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Finance Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated hereby, except to the extent the same is caused by the gross negligence or willful misconduct of such Holder.

Section 14.16 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by any Agent or the Holders shall have the right to act exclusively in the interest of such Agent or the Holders, as applicable, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any of the Obligors or Affiliates thereof, or any other Person.

Section 14.17 Entire Agreement. This Agreement, the Promissory Certificates, and the other Finance Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties to the Finance Documents.

Section 14.18 Construction; Supremacy of Agreement. The Company and Holders acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Finance Documents with its legal counsel and that this Agreement and the other Finance Documents shall be construed as if jointly drafted by the Company and Holders. If any term, condition or provision of this Agreement shall be inconsistent with any term, condition or provision of any other Finance Document, then this Agreement shall control.

Section 14.19 Consent to Jurisdiction. EACH CREDIT PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK OR WITHIN THE COUNTY AND STATE IN WHICH THE PROPERTY IS LOCATED AND IRREVOCABLY AGREES THAT, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EACH OF THE OTHER FINANCE DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. THE CREDIT PARTIES ACCEPT FOR THEMSELVES AND IN CONNECTION WITH THE PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE PROMISSORY CERTIFICATES, SUCH OTHER FINANCE DOCUMENTS OR SUCH OBLIGATION. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE COLLATERAL AGENT OR THE HOLDERS TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.

Section 14.20 Waiver of Jury Trial. EACH CREDIT PARTY AND EACH HOLDER AND EACH AGENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS

AGREEMENT, ANY OF THE FINANCE DOCUMENTS, OR ANY DEALINGS BETWEEN ANY CREDIT PARTY AND HOLDER OR ANY AGENT RELATING TO THE SUBJECT MATTER OF THIS PROMISSORY CERTIFICATE TRANSACTION AND THE HOLDER/COMPANY/AGENT RELATIONSHIP THAT IS BEING ESTABLISHED. EACH OF THE CREDIT PARTIES AND EACH HOLDER AND AGENT ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF IT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE CREDIT PARTIES AND HOLDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THE FUTURE. EACH OF THE CREDIT PARTIES AND HOLDER FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE FINANCE DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENT RELATING TO THE PROMISSORY CERTIFICATES. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 14.21 Counterparts; Effectiveness. This Agreement and other Finance Documents and any amendments or supplements thereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

Section 14.22 [Intentionally Omitted].

Section 14.23 Termination of this Agreement. This Agreement shall remain in full force and effect until payment in full of all Obligations, and thereafter, other than with respect to any provisions that expressly survive the termination of this Agreement, shall terminate; provided that if the Backup Servicer is the Successor Servicer at such time the Obligations are paid in full, (including, without limitation, any Servicing Advances and Servicing Advance Interest and payment of all amounts due to Successor Servicer pursuant to this Agreement (including any legal fees and expenses)), the Successor Servicer shall automatically be terminated.

Section 14.24 Additional Inspections; Reports. Notwithstanding anything contained in this Agreement to the contrary, if for any reason whatsoever the Majority Holders suspect that any conditions exist or may exist at any Site of the Company which might cause a Material Adverse Change, the Collateral Agent shall have the right (acting pursuant to the written direction of the Majority Holders), at the Company’s sole reasonable cost and expense, to cause such inspections and reports to be prepared and performed with respect to any Site as the Majority Holders shall reasonably determine.

Section 14.25 Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets. Each of the Obligors and the Holding Company acknowledges that the Holders have made the applicable portion of the Promissory Certificates upon the security of the Sites, the Contracts and the Other Company Collateral of the Company and its Obligors and Holding Company and in reliance upon the aggregate value of the Sites, the Contracts and the Other Company Collateral of the Company and the Obligors and the Capital Stock of Company pledged by its Holding Company taken together being of greater value as collateral security than the sum of each such Site, such Contracts and the Company’s and its Obligors’ in the Other Company Collateral, and Holding Company’s interest in the Capital Stock of Company, taken separately. Each of the related Obligors of the Company agrees that the Mortgages and other security agreements given hereunder with respect to the Company’s Obligations are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default of the Company hereunder shall constitute an Event of Default under each of the Mortgages and the other security agreements related to the Company and its other Obligors given hereunder which secure the applicable portion of the Promissory Certificates related to the Company; (ii) subject to any limitations contained therein, each Mortgage and the other security agreements given hereunder shall constitute security for the applicable portion of the Promissory Certificates related to the Company as if a single blanket lien were placed on all of the Sites, the Contracts, and the Other Company Collateral of the Company as security for the applicable portion of the Promissory Certificates related to the Company; and (iii) such cross-collateralization of the Company and its related Obligors shall in no event be deemed to constitute a fraudulent conveyance.

(A) To the fullest extent permitted by law, each of the Obligors and the Holding Company, for itself and its successors and assigns, waives all rights to a marshalling of the assets of each of the Obligors, each of the Obligor’s and Holding Company’s members and others with interests in each of the Obligors, and of the Sites, the Contracts, and the Other Company Collateral, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages or the Other Company Collateral, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of the Collateral Agent, on behalf of the Secured Parties under the Finance Documents, to a sale of the Sites, the Contracts and the Other Company Collateral of the Company or any related Obligor for the collection of the applicable portion of the Promissory Certificates without any prior or different resort for collection or of the right of the Collateral Agent, on behalf of the Secured Parties, to the payment of the applicable portion of the Promissory Certificates out of the net proceeds of the Sites, the Contracts and the Other Company Collateral of the related Obligor and Holding Company and in preference to every other claimant whatsoever. In addition, each of the Obligors and Holding Company, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages or Other Company Collateral, any equitable right otherwise available to each of the Obligors or Holding Company which would require the separate sale of the Sites, the Contracts and the Other Company Collateral or require the Collateral Agent to exhaust its remedies against any such Sites, Contracts and the Other Company Collateral or any combination of the Sites, the Contracts and the Other Company Collateral before proceeding against any other Sites, Contracts and the Other Company Collateral or combination of Sites, Contracts and the Other Company Collateral, each with respect to the Company and its related Obligors; and further in the event of such foreclosure each of the Obligors of the Company and its Holding Company do hereby expressly consent to and authorize, at the option of the Majority Holders (acting through the Collateral Agent or its designee), the foreclosure and sale either separately or together of any combination of the Sites, the Contracts and the Other Company Collateral of the Company and its Obligors.

Section 14.26 Customer Identification - USA Patriot Act Notice. Each Agent and each Holder hereby notify the Company and the Servicer that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and each Agent’s and each Holder’s policies and practices, each Agent and each Holder is required to obtain, verify and record certain information and documentation that identifies the Company and the Servicer, which information includes the names and addresses of the Company and such other information that will allow each Agent and each Holder to identify the Company in accordance with the Patriot Act.

Section 14.27 Agent Compliance with Applicable Anti-Terrorism and Anti-Money Laundering Regulations. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, but not limited to those relating to funding of terrorist activities and money laundering, the Paying Agent, the Collateral Agent, Holders, the Calculation Agent and the Backup Servicer, as Backup Servicer or Successor Servicer, is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Paying Agent, the Collateral Agent, Holders and the Calculation Agent. Accordingly, each of the parties agrees to provide to the Paying Agent, the Collateral Agent, Holders, the Calculation Agent and the Backup Servicer, as Backup Servicer or Successor Servicer, upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Paying Agent, the Collateral Agent, Holders, the Calculation Agent and the Backup Servicer, as Backup Servicer or Successor Servicer, to comply with such laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, but not limited to those relating to funding of terrorist activities and money laundering.

Section 14.28 Confidentiality. The Holders, each Agent, the Servicer, each Credit Party and any Successor Servicer agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their officers, directors, employees, Affiliates, attorneys, auditors, accountants, agents, and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and requested to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in such event, so long as it is lawful and practicable, the Person requested to provide the Information shall give (A) the Company notice with respect to the Company’s Information thereof to allow the Company, if it chooses to do so, to challenge such requirement or (B) the Holders and each Agent notice thereof with respect to the Holders’ Information to allow such Agent and/or the

Holders, if they choose to do so, to challenge such requirement); (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any Finance Document or any action or proceeding relating to any Finance Document or the enforcement or rights or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement; (g) with the written consent of the Company with respect to the Company’s Information and with the consent of the Holders with respect to the Holders’ Information; or (h) to the extent such Information becomes publicly available or as obtained from sources other than the parties hereto. For purposes of this Section 14.28, “Information” means (i) all information received from the Company, any Obligor or any of their Affiliates relating to any of them or any of their respective businesses (including, but not limited to, any information contained in the virtual data room entitled “DWIP 2022-1 Senior Financing”), other than any such information that is available to a Holder or any Agent on a non-confidential basis prior to disclosure to them of such Information (the “Company’s Information”) and (ii) the Finance Documents, except to the extent publicly available (the “Holders’ Information”).

Section 14.29 E-signatures. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Agreement and all other Finance Documents and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Agreement or any other Finance Documents or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Agreement or the other Finance Documents or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When an Agent or the Servicer acts on any Executed Documentation sent by electronic transmission, such Agent or Servicer will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that such Agent or Servicer shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of an Agent or Servicer acting on unauthorized instructions and the risk of interception and misuse by third parties.

ARTICLE XV

THE SERVICER

Section 15.1 Acceptance of Appointment and Other Matters Relating to the Servicer.

(A) AP Service Company, LLC is appointed by the Holders and the Company to act as the initial Servicer under this Agreement (subject to Article XVII). AP Service Company, LLC accepts such appointment and shall act and be appointed as such without any further action hereunder or thereunder (subject to Article XVII). Midland Loan Services, a division of PNC Bank, National Association (“Midland”) is appointed by the Holders and the Company to act as the Backup Servicer under this Agreement, and Midland accepts such appointment.

(B) Each Holder and the Company hereby appoints as its agent, for the benefit of the Holders, separately, the Person designated or, in accordance with Section 15.1(A), deemed designated, to act as Servicer (subject to Article XVII) to enforce, at the Company’s request, and with the Servicer’s consent, the Company’s rights and interests in, to and under the Contracts and the Sites. The Servicer shall service, administer and collect amounts due to Obligors under the Contracts and the Sites and, in connection therewith, the Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect amount due to Obligors under the Contracts and the Sites from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence. The Servicer will advance the amount of impositions, Claims, installment payments on assets, all federal, state and local income taxes, sales taxes, excise taxes and all other taxes and assessments of the Obligors on their business, income or assets; in each instance before any penalty or fine is incurred with respect thereto. The Servicer shall exercise the same care and apply the same policies with respect to the collection, administration and servicing of the Sites and the Contracts that it would exercise and apply if it owned such Sites and Contracts, all in compliance with applicable law. The Servicer may use an affiliated company as a subservicer to assist the Servicer with performing its duties hereunder, provided, however, that the use of a subservicer shall not relieve the Servicer of its obligations hereunder.

(C) Midland as Successor Servicer. If Midland becomes the Successor Servicer hereunder, additional provisions related to the Servicer shall apply, as each are set forth in Annex B.

(D) Collections.

(i) The Servicer shall, on behalf of the Holders, cause all Collections in respect of Sites and Contracts of the Company to be deposited directly by the related Tenants into the designated Lock-Box Account.

(E) Servicer Authority. The Servicer shall have full power and authority, acting alone or through any party properly designated by it, to do any and all things in connection with its servicing and administration duties described herein which it may deem necessary or desirable, subject to the limitations set forth in the other provisions of this Article

XV. Without limiting the generality of the foregoing, the Servicer or any of its designees is hereby authorized and empowered to subcontract with any other Person with the prior written consent of the Majority Holders (in any case, at the Servicer’s sole cost and expense), for servicing, administering or collecting, in whole or in part, the Sites and Contracts of the Company whereupon such other Person with which the Servicer so subcontracts shall be entitled to such rights and powers of the Servicer hereunder as may be delegated to it; provided, however, that the Servicer shall remain fully liable for the performance of the duties and obligations of the Servicer and such subcontracted party, pursuant to the terms hereof. The Holder shall execute any documents furnished by the Servicer which are necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder and which are acceptable in form and substance to the Holder.

(F) The Servicer shall not extend or consent to the extension of the maturity or otherwise modify the terms of any Sites or Contracts, except (i) with respect to the Sites, as expressly provided herein with respect to requests for extensions or modification by the Company and other Obligors, and (ii) to the extent no Servicer Default or Event of Default has occurred and is outstanding, the Servicer shall in the ordinary course of business be permitted to adjust the terms of any Contract as it may deem appropriate to attempt to increase the Collections thereon (and if Midland is Servicer it may be entitled to a Consent Fee and Workout Fee if the applicable Site or Contract is a Specially Serviced Site or Defaulted Contract, respectively, which fees shall be paid pursuant to Section 2.5(B)); provided, that except as otherwise provided herein, such Contract shall remain a Defaulted Contract hereunder notwithstanding such adjustments or modifications unless and until the same shall be Rehabilitated.

(G) Prior to an Event of Default, the Company (and after an Event of Default, the Collateral Agent (acting pursuant to the written direction of the Majority Holders)) may direct each banking institution at which the Company’s Account shall be established, in writing, to invest the funds held in such accounts in one or more Permitted Investments in accordance with the account agreements entered into with respect thereto. All such Permitted Investments shall be held to maturity unless otherwise directed in writing by the Company or the Collateral Agent (at the written direction of the Majority Holders), as applicable. All interest derived from such Permitted Investments shall be deemed to be “investment proceeds” and shall be deposited in such account to be distributed in accordance with the requirements hereof. If the Backup Servicer is the Successor Servicer, Successor Servicer shall be entitled to all income and earnings on the Lockbox Account and at such point with respect to the Lockbox Account, the taxpayer identification number associated with any such Account shall be that of the Successor Servicer, and the Successor Servicer shall report for federal, state and local income tax purposes the income, if any, earned on funds in such accounts. Prior to the Backup Servicer becoming the Successor Servicer, the taxpayer identification number associated with any such Account shall be that of the Servicer, and the Servicer shall report for federal, state and local income tax purposes the income, if any, earned on funds in such accounts.

Section 15.2 Servicing Compensation.

(A) As full compensation for its servicing activities hereunder, and as reimbursement for any expense incurred by it in connection therewith, on each Monthly Payment Date the initial Servicer shall be entitled to receive (in accordance with the provisions of Sections 2.4(C) and 2.4(H)) the Servicing Fee for the immediately preceding Collection Period and the Management Fee. However, the initial Servicer shall not have any claim or any right of setoff or banker’s lien against, or any right to otherwise deduct from, any funds held in any Account. Holders acknowledge that the initial Servicer may remit the Management Fees it receives hereunder to the Parent in the form of payment for management and other services provided by Parent.

(B) On and after any date in which the Backup Servicer is the Successor Servicer, it shall be entitled to receive the Servicing Fee each month, and such amounts shall be payable in the same order of priority as the Backup Servicer is paid the Backup Servicing Fee in Section 2.5(B)(i). While acting as Backup Servicer, the Backup Servicer is entitled to receive the Backup Servicing Fee each month, such fee to be paid pursuant to Section 2.5(B)(i). The Backup Servicer, as Successor Servicer, shall also be entitled to certain fees specified in Annex B which shall be payable in accordance with Section 2.5(B).

Section 15.3 Representations and Warranties of the Servicer. The Servicer hereby makes, and each successor servicer (other than Midland) by acceptance of its appointment hereunder shall make, the following representations and warranties as of the date hereof or, if later, the date of its appointment as the Servicer (and shall be deemed to remake such representations and warranties on each day hereafter or thereafter for so long as such Person is acting as such):

(A) Organization and Good Standing. The Servicer is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under all applicable laws of its jurisdiction of formation and has, in all material respects, full power and authority to own its properties and conduct its business as such properties are presently owned and as such business is presently conducted, and to execute, deliver and perform its obligations under the Finance Documents to which it is a party or by which it is bound.

(B) Due Qualification. The Servicer is duly qualified to do business and is in good standing as a foreign corporation, limited liability company or partnership (or is exempt from such requirements), and has obtained all necessary licenses and approvals, in each jurisdiction in which failure to so qualify or to obtain such licenses or approvals would cause, or could reasonably be expected to cause, a Material Adverse Change on its ability to perform its obligations as the Servicer under the Finance Documents to which it is a party or by which it is bound.

(C) Due Authorization. The Servicer’s execution, delivery and performance of the Finance Documents to which it is a party or by which it is bound have been duly authorized by all necessary corporate, limited liability company or partnership, as applicable, and shareholder, member or partner, as applicable, actions on the part of the Servicer.

(D) Binding Obligation. Each of the Finance Documents to which it is a party or by which it is bound constitutes a legal, valid and binding obligation of the Servicer enforceable against it in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(E) No Conflict. The Servicer’s execution and delivery of the Finance Documents, and the performance of the transactions contemplated by the Finance Documents to which it is a party or by which it is bound, and fulfillment of the terms hereof and thereof applicable to the Servicer, do not conflict with or violate any law applicable to the Servicer, or conflict with, result in any breach of any of the enforceable terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which the Servicer is a party or by which it or its properties are bound.

(F) No Proceedings. Except as disclosed in writing to the Holders, as of the date hereof, there are no proceedings or investigations pending or, to the best of the Servicer’s knowledge, threatened against the Servicer before any Governmental Authority (i) asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability, of any of the Finance Documents to which it is a party or by which it is bound, (ii) seeking to prevent the consummation of any of the transactions contemplated by any of the Finance Documents to which it is a party or by which it is bound, or (iii) seeking any determination or ruling that is reasonably likely to materially and adversely affect the financial condition or operations of the Servicer or the performance by the Servicer of its obligations under any of the Finance Documents to which it is a party or by which it is bound.

(G) No Consents. No authorization, consent, license, order or approval of or registration or declaration with any Governmental Authority is required to be obtained, effected or given by the Servicer in connection with the execution and delivery by it of any of the Finance Documents or the performance by it of its obligations under the Finance Documents to which it is a party or by which it is bound.

(H) Information. Each certificate, information, exhibit, financial statement, document, book or record or report furnished or to be furnished by the Servicer to any Agent, any Holder or the Company in connection with this Agreement is accurate in all material respects as of its date, and no such document contains or will contain any material misstatement of fact or omits or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading as of its date.

(I) Ownership. All of the issued and outstanding Capital Stock of the Servicer is owned by Parent.

Section 15.4 Covenants of the Servicer. From the Closing Date until the earlier of (a) the date of the termination and cancellation of this Agreement and the payment in full of the Obligations and (b) the last date on which such Person acts as Servicer, the Servicer hereby covenants, and each Successor Servicer by its acceptance of its appointment hereunder shall be deemed to covenant, that, without the prior written consent of the Majority Holders):

(A) Change in Accounts. The Servicer shall not add, terminate or substitute, or consent to the addition, termination or substitution of, any Lock-Box Account, any Collection Account, the General Reserve Account without the consent of Majority Holders. When Midland is the Servicer it shall be able to move the Lock-Box Account to an account at PNC Bank, National Association without the consent of Majority Holders. Except as stated in this Section 15.5(A), for the avoidance of doubt, nothing in this covenant is meant to confer or imply any right or authority of the Servicer to make such addition, termination or substitution.

(B) Collections. (i) The Servicer shall not instruct any Obligor to remit, or consent to any applicable Tenant’s or other Obligor’s instructions to remit or remittance of, Collections to any Person, address or account other than to the applicable Lock-Box Account, (ii) the Servicer shall make payments, transfers and deposits or, if applicable, give instructions and notices to the applicable Agent to make payments, transfers or deposits, in either case, solely in accordance with the terms hereof and the other Finance Documents and (iii) in the event that the Servicer or any Affiliate thereof receives any Collections in properly identifiable and available funds, the Servicer agrees to hold, or cause such Affiliate to hold, all such Collections on behalf of the Collateral Agent for the benefit of the Secured Parties and to remit or cause to be remitted such Collections to the applicable Agent for deposit into the applicable Lockbox Account in any case as soon as practicable, but in no event later than two (2) Business Days after its receipt thereof.

(C) Preservation of Existence; Compliance with Laws. The Servicer shall:

(i) except as permitted pursuant to Section 16.2, preserve and maintain its corporate or other existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation or other type of organization, as applicable, in each jurisdiction where the failure to maintain such qualification could reasonably be expected to materially and adversely affect (a) the interests of any Agent or the Holders, (b) the Collateral or (c) the ability of the Servicer to perform its obligations hereunder or any other Finance Documents to which it is a party or by which it is bound; and

(ii) duly satisfy in all material respects all obligations on its part to be fulfilled under or in connection with each Contract or each Site, shall maintain in effect all qualifications required under law in order properly to service each Contract or Site and shall comply in all material respects with all other laws in connection with servicing each such Contract or Site.

(D) Extension or Amendment of Collateral. The Servicer shall not extend, amend or otherwise modify (or consent or fail to object to any such extension, amendment or modification by the Company or any Obligor) the terms of any Collateral, except as permitted in Section 15.1(F).

(E) Protection of Holder’s Rights. The Servicer shall not take any action which could reasonably be expected to impair the rights of any Agent or any of the Holders in any Collateral.

(F) Deposits to Lock-Boxes or Accounts. The Servicer shall not deposit or otherwise credit (or cause to be deposited or credited) to any Lock-Box Account, or consent or fail to object to any such deposit or credit of, cash or cash proceeds other than Collections and payments in respect of Sites or Contracts; provided, that to the extent that any such other funds are so deposited, it shall not constitute a breach of this Section 15.4(F) if such funds are removed from such account within three (3) Business Days after being so deposited in such account. Should any payment be erroneously deposited into or remitted from the Collection Account or a Lockbox Account, the Servicer or the Paying Agent, as applicable shall be entitled to withdraw or recoup such funds from or to such Account or set off such amounts against future payments.

(G) Servicer Calculations. Servicer shall make the determinations and calculations required to be made by it in a commercially reasonable manner.

(H) Reporting Requirements.

(i) The Servicer shall furnish to the Collateral Agent and the Holders (and with respect to (a) and (b), also to the Paying Agent and the Calculation Agent), or cause to be furnished:

(a) within two (2) Business Days after becoming aware thereof, written notice of the occurrence of any Event of Default, Default, Servicer Default or event that, with the giving of notice or lapse of time or both, would constitute a Servicer Default, and, in the case of such a Servicer Default or potential Servicer Default, the statement of the Servicer, signed on its behalf by the chief financial officer or chief accounting officer of the Servicer setting forth details of such occurrence or event and the action which the Servicer has taken and proposes to take with respect thereto;

(b) within two (2) Business Days after acquiring knowledge thereof, written notice of the occurrence of any Material Adverse Change with respect to the Company or any other Obligor; and

(c) each financial statement, Monthly Report or other statement or report described in Section 15.5 or 5.1, at the times and in the manner therein described.

(I) Inspection of Books and Records.

(i) Other than with respect to Midland as the Successor Servicer, the Collateral Agent, independent accountants appointed by the Majority Holders and the Company shall have the right, upon reasonable prior written notice to the Servicer, to visit the Servicer during normal business hours and to discuss the affairs, finances and accounts of the Servicer (as they relate to the Servicer’s obligations under this Agreement and the other Finance Documents) with, and to be advised as to the same by, its officers, and to examine the books of account and records of the Servicer as they relate to the Sites and Contracts or any other Collateral to make or be provided with copies and extracts therefrom, and, upon reasonable notice, to discuss the affairs, finances and accounts of the Servicer with, and to be advised as to the same by, the independent accountants of the Servicer (and by this provision the Servicer authorizes such accountants to discuss such affairs, finances and accounts, whether or not a representative of the Servicer is present, it being understood that nothing contained in this Section 15.4(I) is intended to confer any right to exclude any such representative from such discussions), all at such reasonable times and intervals and to such reasonable extent during regular business hours of the Servicer as the Company, the Collateral Agent (or designated representative thereof) or such accountants or agents appointed by any of the foregoing or the Majority Holders, as applicable, may desire at the expense of the Servicer (but, so long as no Servicer Default is then outstanding or continuing, no more often than once in any three month period). In addition to the foregoing, the Collateral Agent, and any independent accountants or other parties appointed by the Majority Holders, shall have the right, upon reasonable prior written notice to the Servicer, to conduct, at the expense of the Servicer, a review of the Collateral and all books, records and other documentation relating thereto, including, without limitation, an operational audit (which audit shall be similar to the operational audit conducted by the Majority Holders and its legal counsel prior to the Closing Date); provided, however, that the right provided for in this sentence may, so long as no Servicer Default is then outstanding or continuing, be exercised no more often than twice in any twelve month period; provided, further that the Collateral Agent (acting pursuant to the written direction of the Majority Holders) shall have the right, upon reasonable prior written notice to the Servicer, to require the Servicer to obtain a pro forma financial report from and issued by an Approved Accounting Firm (at the expense of the Company) for purposes of calculating a Cash Trap Event or Amortization Event as needed.

(ii) Midland agrees that, on reasonable prior notice, it will permit any agent or representative of the Collateral Agent, during the Servicer’s normal business hours, to audit and examine all the books of account, records, reports and other documents of the Servicer specifically relating to the Contracts and/or Sites or any other Collateral securing the Promissory Certificates, to make copies and extracts therefrom, to cause such books to be audited by an audit firm selected by the Collateral Agent, and to discuss matters relating to such items with Midland’s officers and employees. All audits carried out in accordance with this paragraph shall be at the expense of the Company, and any support from the Servicer required by the Holders relative to any such audit (including the completion of any required forms) shall be compensated by the Company at the standard time and materials rates customarily charged by Midland; provided, however, that any remediation, or support required to demonstrate issue remediation, shall not be charged to the Company, and shall be at Midland’s sole cost and expense. The Collateral Agent understands and agrees that in conducting such audits, its agents and/or representatives shall be subject to all reasonable security policies and procedures relative to any facility of Midland.

(J) Fidelity Insurance. The Servicer shall maintain, at its own expense, a fidelity insurance policy and an errors and omissions policy, each with insurance companies rated A-, VII or higher by A.M. Best on all officers, employees or other Persons where the Servicer has the right to direct and control such individuals in any capacity with regard to the Sites and Contracts to handle documents and papers related thereto; provided if Midland is the Servicer, it shall maintain insurance as required under Section 17.9 hereof. Any such fidelity insurance shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, and fraud. The errors and omissions policy shall insure against losses resulting from the errors, omissions and negligent acts of such officers, employees and other persons. Each such policy shall be maintained in an amount of at least $5,000,000 or such lower amount as the Majority Holders may designate in writing to the Servicer from time to time, and in a form reasonably acceptable to the Majority Holders. No provision of this Section 15.4(J) requiring such fidelity insurance or errors and omissions policy shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The Servicer shall be deemed to have complied with this provision if one of its Affiliates has such fidelity policy coverage and errors and omissions policy and, by the terms of such policies, the coverage afforded thereunder extends to the Servicer. Upon the request of the Majority Holders, the Servicer shall cause to be delivered to the Collateral Agent, a certification evidencing coverage under such fidelity policy and errors and omissions policy. Any such insurance policy shall contain a provision or endorsement providing that such policy may not be canceled without ten (10) days prior written notice to the Holders.

(K) Use of Fees. The Servicer will use the Servicing Fee only to pay its employees, maintain the Collateral, and pay the expenses of the Company and its subsidiaries.

(L) Care. The Servicer is required to service the Collateral with the same care as if it owned the Collateral itself.

(M) Certain Company Requests. The Servicer shall comply with all requests of the Company pursuant to Article V, in accordance with the terms of this Agreement.

Section 15.5 Monthly Reports and Monthly Reconciliations.

(A) Monthly Report. The Servicer shall deliver to the Paying Agent, the Calculation Agent and the Collateral Agent a report (the “Monthly Report”) (including in electronic format or via secure web-access) in respect of the immediately preceding Collection Period as soon as available and in any event no later than six (6) Business Days before each Monthly Payment Date in the form of Exhibit H attached hereto or such other form satisfactory to the Majority Holders, the Paying Agent, the Calculation Agent and the Collateral Agent in their commercially reasonable discretion. The Paying Agent, the Calculation Agent and the Collateral Agent and the Holders shall be entitled to conclusively rely upon each such Monthly Report and the information contained therein, subject to the Monthly Report Review Procedure. The Monthly Report shall set forth, including all Sites and Contracts as of the last day of the immediately preceding Collection Period, (a) each delinquent Contract (with an explanation for such status) as of the end of such month, (b) each Defaulted Contract (with an explanation for such status) as of the end of such month, (c) any Contract or Site which has been removed or Released, (d) a certification from the Servicer, on the date such Monthly Report is furnished, of each of the following: (1) the quarterly Tangible Net Worth of the Servicer (if the Servicer is an Affiliate of the Company); (2) that the representations and warranties of the Servicer contained in Section 15.3 of this Agreement are true and correct in all material respects on such date, except for changes to the Schedules to this Agreement and the other Finance Documents reflecting events, conditions or transactions permitted by or not in violation of this Agreement and except to the extent any such representation or warranty speaks expressly only as of a different date, (3) that the Servicer is in compliance with its covenants under Sections 15.4 and 15.5 of this Agreement or a description of any non-compliance, (4) that there has occurred no event which constitutes a Servicer Default (or a description of any Servicer Default), (5) that there has occurred no Cash Trap Event or Amortization Event; and (6) that there has occurred no event which constitutes an Event of Default, Change of Control, or any breach of the representations of Article IV or the covenants of Article V (or a description of any such event or breach), (e) the amount on deposit in the General Reserve Account as of the last day of the preceding Collection Period, (f) the Borrowing Base for such month calculated as of the last day of the preceding Collection Period, and (g) the distributions to be made pursuant to Section 2.6 for the next Monthly Payment Date.

(B) The Calculation Agent shall, within two (2) Business Days after receipt of the Monthly Report, review such Monthly Report (the “Monthly Report Review Procedure”) and, if the Calculation Agent determines that there are any errors in such Monthly Report, the Calculation Agent shall to deliver written notice of such errors to the Company, the Servicer, the Paying Agent, the Collateral Agent and the Holders (a “Monthly Report Error Notice”). In the event that the Calculation Agent delivers a Monthly Report Error Notice, the Servicer shall work with the Calculation Agent to resolve the errors described in such Monthly Report Error Notice and Servicer shall prepare and deliver a revised Monthly Report to the Calculation Agent, the Paying Agent, the Collateral Agent and the Holders with respect to the related Monthly Payment Date no later than the Business Day before the Monthly Payment Date. The determination of the Calculation Agent shall be binding on the Servicer, the Collateral Agent, the Holders and the Company. For the avoidance of doubt, the Calculation Agent’s sole duty with respect to the Monthly Report Review Procedure is to review the Allocated Certificate Amounts outstanding by the Company, as well as the amounts contained in the Collection Account, Reserve Account and Escrow Account, and confirm each against such amounts listed in the Monthly Report and it is acknowledged and agreed that the Calculation Agent shall in no way be responsible or liable for verifying the veracity, correctness, completeness or basis of any other data contained in the Monthly Report.

(C) The Servicer shall provide the Financial Statements required under Section 5.1, at the times required therein, to the same extent required of the Company.

Section 15.6 Notices to the Parent and the Company. In the event that the initial Servicer or an Affiliate thereof is no longer acting as the Servicer, any Successor Servicer shall deliver or make available to the Parent and the Company, each certificate and report required to be delivered thereafter pursuant to Section 15.5.

Section 15.7 Adjustments. If the Servicer makes a mistake with respect to the amount of any Collections or payment and deposits, pays or causes to be deposited or paid, an amount that is less than or more than the actual amount thereof, the Servicer shall appropriately adjust the amounts subsequently deposited into the applicable account or lockbox or paid out to reflect such mistake and account for such adjustment in the Monthly Report for the date of such adjustment. Any Site or Contract in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 15.8 Grant of License. The Servicer hereby grants the Collateral Agent an irrevocable license (with respect to the services, computer hardware and software that it owns) or sublicense (with respect to all other such services, hardware and software) to use such services, hardware or software in connection with the servicing, collection and monitoring of the Sites and

Contracts and any accounts related thereto (subject to reasonable confidentiality restrictions and restrictions limiting such use to the collection, servicing and monitoring of the Sites and Contracts and the accounts related thereto). As of the Closing Date, all such computer software and hardware is currently owned by the Servicer or is licensed to the Servicer or the Servicer otherwise has the right to use such software and hardware (except as may be otherwise expressly provided in the related licensing agreement) until the termination hereof. The license granted hereby shall be irrevocable, and shall terminate on the Business Day following the date on which all Obligations have been paid in full.

ARTICLE XVI

OTHER MATTERS RELATING TO THE SERVICER

Section 16.1 Liability of the Servicer. The Servicer shall be liable under this Agreement and the other applicable Finance Documents only to the extent of the obligations specifically undertaken by it in its capacity as Servicer. If Midland becomes the Successor Servicer hereunder, additional provisions related to the liability of the Servicer shall apply, as each are set forth in Annex B.

Section 16.2 Merger or Consolidation of, or Assumption of the Obligations of, the Servicer. The Servicer shall not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person.

Section 16.3 Limitations on Liability.

(A) None of the members, managers, officers, directors, partners, employees, agents, shareholders, or holders of limited liability company interests, as applicable, of or in the Servicer, past, present or future, shall be under any liability to the Company, Holder, Collateral Agent or any other Person for any action taken or for refraining from the taking of any action in such capacities or otherwise pursuant to this Agreement or for any obligation or covenant under this Agreement, it being understood that, with respect to the Servicer, this Agreement and the obligations created hereunder shall be, to the fullest extent permitted under applicable law, solely the corporate, partnership or limited liability company, as applicable, obligations of the Servicer. The Servicer and any member, manager, officer, director, partner, employee, agent, shareholder or holder of limited liability company interest of or in the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person (other than any Affiliate thereof) respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties as Servicer in accordance with this Agreement and which in its reasonable judgment may involve it in any material expense or liability.

Section 16.4 Indemnification by Servicer. The Servicer shall defend, indemnify, hold harmless and reimburse the Holders, the Paying Agent, the Collateral Agent, the Calculation Agent, Backup Servicer and their respective officers, directors, employees, attorneys and agents from and against any and all costs, expenses, losses, damages, claims, and liabilities, suffered or sustained by any such person arising out of or resulting from any breach of the Servicer’s obligations contained herein, (except those resulting solely from the gross negligence or willful misconduct of any such person claiming indemnification hereunder as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review) and any material breach of the Servicer representations and warranties and covenants contained herein. The obligations of the Servicer set forth in this Section 16.4 shall survive the payment in full of all amounts due and owing hereunder, the termination and discharge of this Agreement and the other Finance Documents or the earlier resignation or removal of the Paying Agent, the Collateral Agent or the Calculation Agent.

Section 16.5 Servicer Not to Resign. The Servicer shall not resign from the obligations and duties imposed on it hereby and under any applicable Finance Documents except upon determination that (a) its performance of its duties hereunder and thereunder is no longer permissible under applicable law and (b) there is no reasonable action which the Servicer could take to make its performance of its duties hereunder permissible under applicable law. Any determination permitting the resignation of the Servicer shall be evidenced by an opinion of counsel who is not an employee of the Servicer or any Affiliate of the Servicer delivered to, and in form reasonably satisfactory to, the Holders. No resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 17.2 hereof. If within 60 days of the date of the determination that the Servicer may no longer act as the Servicer hereunder for any reason the Holders have not appointed a Successor Servicer, the Servicer may, at its own expense, petition a court of competent jurisdiction to appoint any established institution that is an Eligible Servicer as the Successor Servicer hereunder.

Section 16.6 Examination of Records. The Servicer shall indicate in its records that the Obligor has granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in its interest in the Sites, the Contracts and the other Collateral, pursuant to this Agreement and each other applicable Finance Document.

ARTICLE XVII

SERVICER DEFAULTS

Section 17.1 Servicer Defaults. Upon the occurrence of a Servicer Default, and for so long as such Servicer Default shall not have been cured, remedied or waived by the Majority Holders:

(A) By notice of a Servicer Default then given in writing to the Servicer (such notice being a “Termination Notice”), the Majority Holders may terminate all but not less than all of the rights and obligations of the Servicer as servicer under this Agreement and any related Finance Document with respect to which such notice was so given. None of the Collateral Agent, the Paying Agent or the Calculation Agent shall be deemed to have knowledge of a Servicer Default until a Responsible Officer thereof has received written notice thereof.

(B) After receipt by the Servicer of a Termination Notice, and on the date that a Successor Servicer shall have been appointed by the Majority Holders pursuant to Section 17.2, all authority and power of the Servicer under this Agreement and each other Finance Document shall pass to and be vested in such Successor Servicer (a “Servicing Transfer”); and, without limitation, the Majority Holders are hereby authorized, empowered and instructed (upon the failure of the Servicer to cooperate or to execute or deliver such documents or instruments) to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such Servicing Transfer including, without limitation, all actions necessary or advisable to collect and direct payments in respect of Collections and to enforce the Collateral Agent’s rights and remedies with respect to the Collateral. The initial Successor Servicer shall be the Backup Servicer, subject to the conditions set forth herein and the ability of the Backup Servicer to appoint a subservicer for certain functions. The Servicer hereby agrees to cooperate, at its sole cost and expense, with the Majority Holders and such Successor Servicer in (i) effecting the termination of the responsibilities and rights of the Servicer to conduct servicing hereunder and under the applicable Finance Documents, including, without limitation, the transfer to such Successor Servicer of all authority of the Servicer to service on behalf of the Holders the Sites and the Contracts as provided under this Agreement and under the other applicable Finance Documents, including such authority over all Collections which shall on the date of such Servicing Transfer be held in trust by the Servicer for deposit to any of the Accounts hereunder or any other account, or which shall thereafter be received with respect to the Sites and the Contracts, and (ii) assisting the Successor Servicer. The Servicer shall, at its sole cost and expense, as soon as practicable, and in any event within three (3) Business Days of such Servicing Transfer, (A) assemble such documents, instruments and other records (including computer tapes and disks), which evidence the affected Collateral, and which are necessary or desirable to collect the affected Sites or Contracts and shall make the same available to the Successor Servicer or its designee at a place selected by the Successor Servicer and in such form as the Successor Servicer may reasonably request, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in respect of the Sites or the Contracts in a manner acceptable to the Successor Servicer, and, promptly upon receipt, remit all such cash, checks and instruments to the Successor Servicer or its designee.

Section 17.2 Agent to Act; Appointment of Successor.

(A) On and after the receipt by the Servicer of a Termination Notice pursuant to Section 17.1 or upon a resignation by the Servicer pursuant to Section 16.5, the Servicer shall continue to perform all servicing functions under this Agreement and the applicable Finance Documents, until (i) in the case of any such receipt, the date specified in such Termination Notice or otherwise specified by the Majority Holders in writing or, if no such date is specified in such Termination Notice or otherwise specified by the Majority Holders, until a date mutually agreed upon by the Servicer and the Majority Holders, and (ii) in the case of any such resignation, until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer pursuant to this Section 17.2. The Majority Holders shall, as promptly as possible after the giving of a Termination Notice or receiving notice of Servicer’s resignation, appoint the Backup Servicer subject to the conditions set forth herein and the ability of the Backup Servicer to appoint a subservicer for certain functions (or, in the case of the termination or resignation of the Backup Servicer as Servicer, an Eligible Servicer) as a successor servicer (the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Majority Holders. In the event that a Successor Servicer has not been appointed or has not accepted its appointment by the earlier of 60 days after the date of such Termination Notice or at the time when such terminated or resigning Servicer ceases to act as the Servicer hereunder, the Majority Holders may petition a court of competent jurisdiction to appoint any established institution that is an Eligible Servicer as the Successor Servicer hereunder.

(B) Upon its appointment, the Successor Servicer shall be the successor in all respects to the terminated or resigning Servicer with respect to servicing functions under this Agreement and each related Finance Document and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof and thereof accruing from and after the effective date of such appointment. From and after such appointment, all references in this Agreement and any such related Finance Document to the Servicer shall be deemed to refer to such Successor Servicer.

(C) Notwithstanding anything else herein to the contrary, in no event shall any Agent or the Holders be liable for any servicing fee or for any differential in the amount of the servicing fee paid hereunder and the amount necessary to induce any Successor Servicer to act as successor Servicer under this Agreement and the transactions set forth or provided for herein.

(D) All authority and power granted to the Successor Servicer under this Agreement shall automatically terminate upon the later of (x) the termination and cancellation of this Agreement and (y) the payment in full in cash of all Obligations owing to all Persons under the Finance Documents (a “Successor Servicer Termination Event”), and (except any agency grant on behalf of the Holders) shall thereafter pass to and be vested in the Company (or its designee) and, without limitation, the Company is hereby authorized and empowered to execute and deliver, on behalf of the Successor Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. Upon the occurrence of such Successor Servicer Termination Event, the Successor Servicer agrees (i) to cooperate with the Company (or its designee) in effecting the termination of the responsibilities and rights of the Successor Servicer to conduct servicing of the Sites and the Contracts and (ii) to transfer its electronic records relating to the Collateral to the Company (or their designee) in such electronic form as the Company (or its designee) may reasonably request and shall transfer all other records, correspondence and documents to Company (or their designee) in the manner and at such times as the Company (or its designee) shall reasonably request at Company’s sole expense.

Section 17.3 Servicing Advances by Backup Servicer.

(A) (i) Backup Servicer, acting in any capacity, shall have no obligation to make any Advance ever, (ii) Backup Servicer, acting in its capacity as Backup Servicer, shall have no obligation to make any Servicing Advances ever or (iii) if Backup Servicer is acting in its capacity as Successor Servicer, it shall only make Servicing Advances as set forth below in this Section 17.3 and in Annex B.

(B) During any period where the Backup Servicer is acting as Successor Servicer, the Servicer will make in its sole discretion certain debt services advances (each, a “Debt Service Advance”), so long as it does not determine in its sole discretion that such advance is, would be or could reasonably be expected to be a Nonrecoverable Servicing Advance and the other conditions herein are satisfied, on the Business Day preceding each Monthly Payment Date in an amount equal to the excess of (i) the amount of accrued interest due and payable on such Monthly

Payment Date (not including any Yield Maintenance) over (ii) the amount of Distributable Collections available to pay such amount described in clause (i) on such date, together with amounts reallocated thereto, including from the Escrow Account, General Reserve Accounts and any Cash Trap Reserve Account to pay any Debt Servicing Advance. The Servicer will not be required to advance any principal, Yield Maintenance, default interest, interest on interest, or any amount to any Reserve Account.

(C) The Backup Servicer as Successor Servicer will be entitled to interest (compounded monthly) on any Servicing Advance that it makes, which interest will accrue at the greater of the Prime Rate or 2.0%, in either case, plus 3.0%, compounded monthly (“Servicing Advance Interest”), from the date the Servicing Advance is made until the date it is reimbursed. Servicing Advances and accrued interest thereon will be reimbursed and paid to the Servicer as set forth in Section 2.5(B)(i). The Servicer will not be required to make any Servicing Advance which it determines would be a Nonrecoverable Servicing Advance. The determination by the Servicer that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, must be evidenced by an Officer’s Certificate delivered to the Collateral Agent.

“Collateral Protection Advance” means all customary, reasonable and necessary out-of-pocket costs and expenses (excluding costs and expenses of the Servicer’s overhead) incurred by the Servicer from time to time in the performance of its servicing obligations, including the costs and expenses incurred (in its sole discretion) in connection with, (a) the preservation, ownership and protection of the Collateral which, in the Servicer’s sole discretion exercised in good faith and in accordance with the terms of this Agreement, are necessary to prevent an immediate or material loss to the Company’s or any Obligor’s interest in such Collateral, (b) the payment of property taxes or premiums for Insurance Policies, (c) any enforcement or judicial proceedings, including court costs, attorneys’ fees and expenses, costs for third party experts, including environmental consultants, (d) customary, reasonable and necessary “out-of-pocket” costs and expenses that the Servicer incurs or expects to incur which out-of-pocket costs and expenses are necessary to prevent an immediate loss to the interest of the Holders and (e) any other item specifically identified as a Collateral Protection Advance herein; provided, however, the Servicer will not be responsible for advancing (i) the cost to cure any failure of the Collateral to comply with any applicable law, including any environmental laws, or to contain, clean up or remedy an environmental condition present at any Site; (ii) any losses arising with respect to defects in the title to any Collateral, or lack of a survey or updated survey; (iii) any costs of capital improvements to any Site other than those necessary to prevent an immediate or material loss to the Company’s interest in such Site; (iv) amounts required to cure any damages resulting from causes not required to be insured under this Agreement, and not so insured; (v) any premiums for any Insurance Policies to the extent it did not have actual notice of the nonpayment by the Company of such premiums at least 30 days prior to the date such Insurance Premiums would lapse; (vi) any amounts necessary to fund any reserve or escrow account; (vii) any escrow or Reserve payment or amount; (viii) any indemnification obligations of any party; (ix) fees and expenses of external legal counsel that are not directly related to the maintenance, operation, restoration or preservation of the Sites; (x) business and/or asset-related operating expenses hereinabove; or (xi) damages, costs, or expenses relating to fraud, bad faith, willful misconduct, violations of law, bodily injury or misappropriation of funds by a former Servicer, the Company or any Affiliate thereof.

(D) Prior to making a Servicing Advance, the Servicer shall make a determination as to whether such Servicing Advance is a Nonrecoverable Servicing Advance.

“Nonrecoverable Servicing Advance” shall mean any portion of a Servicing Advance previously made or to be made that, together with any then outstanding Servicing Advances, as determined by the Servicer, in its sole discretion, will not be ultimately recoverable (with interest thereon) from subsequent payments or collections (including condemnation proceeds or proceeds from the operation or disposition of the Collateral) or from any funds on deposit in the Collection Account, giving due consideration to the limited assets of the Obligors. In making such determination, the Servicer may consider (a) the obligations of the Obligors only under the terms of the Finance Documents as they may have been modified, (b) the related Collateral in “as is” or then-current condition, (c) the timing and availability of anticipated cash flows as modified by such party’s assumptions regarding the possibility, (d) effect of future adverse changes, together with such other factors, including an estimate of future expenses, (e) timing of recovery, (f) the inherent risk of a protracted period to complete liquidation, (g) the potential inability to liquidate collateral as a result of intervening creditor claims or of a bankruptcy proceeding affecting an Obligor, (h) the effect thereof on the existence, validity and priority of any security interest encumbering the Collateral, (i) the direct and indirect equity interests in the Obligors, (j) available cash on deposit in the Lock-Box Accounts attributable to the Eligible Contracts and the Collection Account attributed to the Company, (k) the net proceeds derived from any of the foregoing and (l) such supporting information and documents requested by the Servicer including an enterprise valuation of the Collateral in connection with any nonrecoverability determination. Any such determination made by the Servicer will be conclusive and binding on the Holders and other parties hereto. If the Backup Servicer becomes Successor Servicer, the Successor Servicer may update or change such determination at any time in its sole discretion.

(E) Should funds be available in the Escrow Account, General Reserve Account or Cash Trap Reserve Account, Backup Servicer in its capacity as Successor Servicer may, in its sole discretion, direct the Paying Agent to apply such funds towards reimbursement of any Servicing Advances on any Business Day upon written request to the Paying Agent no sooner than three (3) Business Days prior to such requested application. Any such written request shall include (i) the amount of Servicing Advances to be reimbursed, (2) the Account(s) from which such reimbursement should be made and (3) the wire instructions to which such reimbursement should be sent.

“Servicing Standard” means (i) the same care, skill, prudence and diligence with which the Backup Servicer (including, for purposes of this definition in each case, while it is acting as Successor Servicer) generally services and administers comparable obligations for other third parties, giving due consideration to customary and usual standards of practice of prudent servicing by institutional servicers; (ii) with a view to timely payment of all scheduled payments of interest and, if the Promissory Certificates come into and continue in default, the maximization of the recovery on the Promissory Certificates to the Holders, on a net present value basis (the relevant discounting of anticipated collections that will be distributable to Holders to be performed at the Interest Rate); (iii) in accordance with applicable law and (iv) without regard to any conflict of interest arising from the following: (A) any relationship that the Backup Servicer or any affiliate thereof may have with the Company, the Parent, or any Tenant, any of their respective affiliates or any other party to the Finance Documents; (B) the ownership of any Promissory Certificate by the Servicer or any affiliate thereof; (C) the obligation of the Backup Servicer to make Servicing Advances; (D) the right of the Servicer or any affiliate thereof to receive compensation for its services or reimbursement of costs, generally under the Finance Documents or with respect to any particular transaction and (E) any debt of the Obligors or any affiliate thereof held by the Backup Servicer or any affiliate thereof.

Section 17.4 References to the Servicer.

References to the Servicer are deemed not to include Backup Servicer as Successor Servicer in the following Sections:

(A) Definition of “Material Adverse Change”, “Servicer Financial Statements”;

(B) Section 3.2(A)(xvi);

(C) Section 3.3(A);

(D) Section 5.1(A), (C) and (H);

(E) Section 6.1(C);

(F) Section 6.2(A);

(G) [Intentionally Omitted]

(H) Section 8.1(D), (E), (H), (J), and (R);

(I) Section 11.1, last sentence;

(J) Section 11.2;

(K) Section 15.1(B), (D), (E), (F) and (G); and the Company shall perform the relevant duties described therein, to the extent no subservicer is appointed by the Backup Servicer as Successor Servicer;

(L) Section 15.3;

(M) Section 15.4; and the Company shall make such representations as applicable;

(N) Section 15.5(C);

(O) Section 15.8, and, the initial Servicer hereby extents the grant of license to the Backup Servicer, including as a Successor Servicer;

(P) Section 16.2;

(Q) Section 16.4;

(R) Section 16.5; and

(S) Section 16.6.

Section 17.5 Backup Servicer Authority.

(A) As Successor Servicer, the Backup Servicer may appoint a subservicer to assist it with performing its duties under this Agreement and the costs and fees in connection with any such subservicer acting in such capacity shall be paid by the Backup Servicer as a Collateral Protection Advance. Such subservicer may be appointed to perform property management functions, and the Servicer shall not be liable for the actions of any such subservicer, so long as they were hired in good faith in accordance with the Servicing Standard.

Section 17.6 Resignation.

(A) The Backup Servicer, including in its role as Successor Servicer, may assign its rights and obligations hereunder (i) if a qualified replacement Backup Servicer, satisfactory to the Company and the Majority Holders (and upon written confirmation of no downgrade of a rating from Fitch, a copy of which shall be delivered to the Holders), accepts and assumes such rights and obligations or (ii) upon an Increase to which the Backup Servicer, including in its role as Successor Servicer, did not consent.

Section 17.7 Delivery of Reports; Reliance on Information.

(A) The Backup Servicer, including in its role as Successor Servicer, shall receive a copy the Monthly Report Error Notice, and all reports delivered pursuant to 15.4(H).

(B) In connection with the performance of its obligations under this Agreement and the other Finance Documents, the Backup Servicer, including in its role as Successor Servicer, shall be entitled to conclusively rely upon written information or any certification provided to it by the Company, the initial Servicer and any other Credit Party, without the obligation to investigate the accuracy or completeness of any such information or any certification, and shall have no liability in reliance thereon.

Section 17.8 Permitted Collateral Transfer.

(A) Notwithstanding anything to the contrary herein or in the other Finance Documents, none of the Collateral Agent, Paying Agent or Holder, nor any other party, will be able to prevent the Backup Servicer, as Successor Servicer, from liquidating a portion of the Collateral, or exercising any other rights or remedies under Article VIII with respect to such portion of the Collateral, if any Servicing Advance or Servicing Advance Interest is outstanding, and the Backup Servicer, as Successor Servicer, determines in accordance with the Servicing Standard, that such liquidation and the applicable liquidation process or other exercise of any such rights or remedies with respect to such portion would be reasonably required to repay such Servicing Advance or Servicing Advance Interest. Notwithstanding anything to the contrary herein or in the other Finance Documents, no advice, direction or objection from or by Collateral Agent, Paying Agent or any Holder or any other party may: (i) require or cause the Backup Servicer (including in its role as Successor Servicer) to violate applicable law, the terms of the Promissory

Certificates or the Finance Documents or any other provision of this Agreement, including the Backup Servicer’s obligation to act in accordance with the Servicing Standard; (ii) expose the Backup Servicer (including in its role as Successor Servicer), or any of its respective Affiliates, officers, directors, members, managers, employees, agents or partners, to any material claim, suit or liability; or (iii) materially expand the scope of the Backup Servicer’s (including in its role as Successor Servicer) responsibilities under the Finance Documents. The Company and Obligors hereby grant to the Backup Servicer (in its role as Successor Servicer) all rights, powers and remedies granted to the Collateral Agent, Paying Agent and/or Holders pursuant to this Agreement, including Article VIII, in order to enable Backup Servicer (in its role as Successor Servicer) to carry out its rights pursuant to this Section 17.8, and each of the Collateral Agent, Paying Agent and Holders hereby agrees to the grant of such rights, powers and remedies and to the Backup Servicer’s (in its role as Successor Servicer) ability to exercise them pursuant to this Section 17.8. Each of the parties hereto (subject to any rights and protections it may have under this Agreement or the related Finance Documents) agrees to execute and deliver to the Backup Servicer any documents or powers of attorney prepared by and reasonably requested in writing by the Backup Servicer (in its role as Successor Servicer) to perform its rights, remedies, duties and obligations under this Agreement (the form of which such documents must be satisfactory to the party delivering such document or power of attorney). Any amounts received by the Backup Servicer (in its role as Successor Servicer) pursuant to the exercise of its rights under this Section 17.8 shall be deposited into the Collection Account for distribution by the Paying Agent in accordance with Section 8.5. Notwithstanding anything contained herein to the contrary: (i) each party to this Agreement: (A) may conclusively assume that it is authorized and permitted to perform any action requested by the Backup Servicer (in its role as Successor Servicer) pursuant to this Section 17.8, and (B) shall incur no liability to any other party hereto or any other Person for acting in accordance with the request of the Backup Servicer (in its role as Successor Servicer) pursuant to this Section 17.8, and (ii) in no event shall the Paying Agent, the Calculation Agent or the Collateral Agent be responsible for or incur any liability with respect to the actions of the Backup Servicer (in its role as Successor Servicer) performed pursuant this Section 17.8.

Section 17.9 Maintenance of Insurance.

(A) The Backup Servicer (including, for purposes of this section, while it is a Successor Servicer) shall, at all times during the term of this Agreement, keep in force with insurers that possess a claims paying ability rated at least equal to any one of the following: (1) “A-” by S&P, (2) “A3” by Moody’s, (3) “A-” by Fitch or (4) “A:X” by A.M. Best, (i) a fidelity bond providing coverage against losses that may be sustained as a result of its officers or employees misappropriation of funds, and (ii) a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligation to service the Collateral, in each case, which bond or policies shall be in such form and amount as would be required for the Backup Servicer to be a qualified Fannie Mae or Freddie Mac seller-servicer of multifamily mortgage loans. Notwithstanding the foregoing, so long as the long-term unsecured debt obligations of the Backup Servicer or its direct or indirect parent are rated at least “A” by Fitch, the Backup Servicer shall be allowed to provide self-insurance with respect to its fidelity bond and errors and omissions policy. The coverage shall be in the form and amount that would meet the servicing requirements of prudent institutional commercial mortgage loan lenders and servicers. Coverage of the Backup Servicer under a policy or bond by the terms thereof obtained by an Affiliate of the Backup Servicer and providing the required coverage shall satisfy the requirements of this Section.

Section 17.10 Additional Backup Servicing Fees.

(A) The Backup Servicer, solely in its capacity as Backup Servicer, is to be paid $1,000 plus reasonable expenses, including attorney’s fees, for any request it is required to review, to be paid pursuant to Section 2.5(B). For the avoidance of doubt, any fees payable to the Backup Servicer pursuant to Annex B will be payable solely in the Backup Servicer’s capacity as Successor Servicer.

Section 17.11 Other provisions which are modified in respect of the Backup Servicer, and Backup Servicer or any unaffiliated Servicer as Successor Servicer.

To the extent the Backup Servicer is granted the same rights or obligations as another party as set forth in a specified provision, it is subject to the same conditions as such rights or obligations.

(A) Company shall deliver to Backup Servicer (including in its role of Successor Servicer) (i) copies of all notices, certificates and requests for Advances at the same time it delivers the same to the Paying Agent, the Collateral Agent and/or Holders, as applicable, pursuant to the provisions of Article II, and any such party’s approval or denial of any such request and (ii) copies of bank statements showing the balances in the Accounts.

(B) Section 2.5(B)(i), the references to the Backup Servicer in (i) include payment of all fees and compensation, including as Successor Servicer, and payments in respect of any then outstanding indemnification obligations and all other expenses owed to Backup Servicer (in its role as both Backup Servicer and/or Successor Servicer).

(C) Section 2.5(B), the references in items (vi) and (viii) to the Servicer do not apply to Midland as Successor Servicer, and amounts related there are instead paid in item

(i) thereof to Midland.

(D) Section 3.1(R) is deemed to include the reasonable legal fees and expenses of the Backup Servicer.

(E) In Article IV, the representations of the Company are deemed to also be made to the Backup Servicer.

(F) The Company shall deliver each of the reports, documents and other information set forth in Section 5.1 and Section 15.4(H) to the Backup Servicer, including in its role as Successor Servicer, at the same time such information is required to be delivered to the other parties therein.

(G) Section 5.4, all notices, documents, copies of insurance policies, evidence of payment and all other deliveries required under Section 5.4 shall also be also delivered by the Company or other Obligors to the Backup Servicer, including in its role as Successor Servicer, at the same time such information is required to be delivered to the other parties therein.

(H) Section 5.6, the Backup Servicer, including in its role as Successor Servicer, is also authorized to require inspections as described therein for the Collateral Agent.

(I) Section 5.8 and Section 5.13, the Backup Servicer, including in its role as Successor Servicer, also has the rights of the Collateral Agent as described therein;

(J) Section 7.2 the reference to “after payment of any amounts due from the Company” includes to the Backup Servicer, including when it is a Successor Servicer;

(K) Sections 14.1 and 14.2, the Backup Servicer, including when it is a Successor Servicer, is hereby granted the same rights as the Collateral Agent with respect to Sections 14.1 and 14.2.

(L) Section 14.3 includes the Backup Servicer including when it is a Successor Servicer, as a party required for an effective amendment, modification, termination or waiver of any provision which affects its rights or obligations hereunder, provided that it may resign if any such amendment, modification, termination, or waiver it has not consented to adversely affects its rights or obligations as a Successor Servicer.

(M) Section 14.15, with respect to the limitation of liability of Holder, includes the Backup Servicer, including when it is a Successor Servicer.

(N) Section 14.16, with respect to the no duty of a professional person or consultant, includes the Backup Servicer, including when it is a Successor Servicer.

(O) Section 15.4(I)- Backup Servicer shall also have the inspection rights set forth in Section 15.4(I).

(P) Section 15.5, only applies to the Backup Servicer, as Successor Servicer, to the extent it receives such reports, certification or other information from a subservicer (if one is appointed) or any Obligor (if no such appointment is made), and, in which case, its only obligation thereunder is to then deliver such reports to the parties set forth in such section; also, all such reports to be provided pursuant to Section 15.5 shall also be delivered by the Obligors or the initial Servicer (or, with respect to Section 15.5(B), the Calculation Agent), to the Backup Servicer at the same time they are delivered to the other parties thereto.

(Q) Section 16.3, with respect to the limitation of liability of the Servicer, shall apply to the Backup Servicer, including when it is a Successor Servicer.

(R) The Backup Servicer, including when it is a Successor Servicer, is included as an “indemnified party” in Section 19.5, and all amounts due to it with respect thereto are to be paid as set forth in Section 2.5(B)(i).

(S) The Company hereby agrees to pay to Midland all amounts due to it as Backup Servicer and/or Successor Servicer hereunder, at the times and in the amounts as set forth in this Agreement. The Paying Agent is instructed to, and hereby agrees to, pay over all payments so received by the Paying Agent on behalf of the Backup Servicer to the Backup Servicer. Payment shall be made in accordance with Section 2.5(B).

(T) The Holders, Servicer, and the Company agree and direct the Collateral Agent to provide copies to the Backup Servicer, at the expense of the Company, of any documentation in the possession of the Collateral Agent relating to the Collateral which such Backup Servicer may reasonably request.

Section 17.12 Liability of the Backup Servicer. The Backup Servicer (including, for purposes of this section, while it is a Successor Servicer) shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Backup Servicer under this Agreement. Notwithstanding the foregoing, the Backup Servicer shall indemnify and hold harmless the Company, the Holders, the Collateral Agent, the Paying Agent, or the Calculation Agent against any loss, liability, cost or expense incurred by the Company arising from the Backup Servicer’s fraud, bad faith, gross negligence in the performance (or disregard) of its obligations or duties hereunder or willful misconduct in the Backup Servicer’s performance of its duties hereunder. The obligations of the Backup Servicer under this Section 17.12 shall survive the termination of this Agreement and the resignation or removal of the Backup Servicer.

Section 17.13 Limitation on Liability of the Backup Servicer.

(A) Neither the Backup Servicer (including, for purposes of this Section 17.13, while it is a Successor Servicer) nor any of its directors, managers, members, officers, employees or agents shall be under any liability to the Company, the Holding Company, the Obligors, the Holders, the Collateral Agent, the Paying Agent or the Calculation Agent, or any of their officers, directors, employees, affiliates or agents, for any action taken, or not taken, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Backup Servicer against liability that would otherwise be imposed by reason of fraud, bad faith, negligence or willful misconduct in the performance of its obligations or duties hereunder. The Backup Servicer and any of its directors, officers, managers, members, employees or agents may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder or under the Finance Documents. The Backup Servicer may consult with counsel and real estate experts or advisors (including any subservicer it engages pursuant to Section 17.4), and any written advice or opinion of any such party, provided that such party is selected in accordance with the standard of care set forth in this Section 17.13, shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of any such party.

(B) No recourse may be taken, directly or indirectly, with respect to the obligations of the Backup Servicer under this Agreement or any other Finance Document or any certificate or other writing delivered in connection herewith or therewith, against any partner, owner, beneficiary, agent, officer, director, employee or agent of the Backup Servicer, in its individual capacity, any holder of equity in the Backup Servicer or in any successor or assign of the Backup Servicer in its individual capacity, except as any such Person may have expressly agreed.

(C) This Section 17.13 shall survive the termination of this Agreement or the termination or resignation of the Backup Servicer as regards its rights and obligations prior to such termination or resignation.

Section 17.14 Representations and Warranties of the Backup Servicer. The Backup Servicer hereby represents and warrants to the parties hereto as of the date hereof that:

(i) The Backup Servicer (A) is a national banking association, duly organized, validly existing and in good standing, under the laws of the United States, with full power and authority to conduct its business as presently conducted by it and (B) is and will remain in compliance with the laws of each state in which a Site is located to the extent necessary to avoid any material adverse effect on the Backup Servicer’s ability to perform its obligations under this Agreement.

(ii) The Backup Servicer has the full power, authority and legal right to execute and deliver this Agreement and to perform its obligations in accordance herewith.

(iii) This Agreement has been duly and validly authorized, executed and delivered by the Backup Servicer and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Backup Servicer, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(iv) The execution and delivery of this Agreement by the Backup Servicer and its performance of or compliance with the terms and conditions of this Agreement does not and will not conflict with, result in a breach of, or constitute a default under: (a) any term, condition or provision of the Backup Servicer’s organizational documents; (b) any term or provision of any material indenture, deed of trust, contract or other agreement or instrument to which the Backup Servicer is a party or by which the Backup Servicer or any of its subsidiaries is bound; or (c) any law, rule, regulation, order, judgment or decree of any court or governmental authority having jurisdiction over the Backup Servicer if compliance therewith is necessary (A) to ensure the enforceability of this Agreement or the Promissory Certificates or (B) for the Backup Servicer to perform its obligations under this Agreement in accordance with the terms hereof.

(v) There is no action, suit or proceeding before or by any court or governmental agency or body now pending or, to the Backup Servicer’s knowledge, threatened, which is likely to materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of the Backup Servicer to perform its obligations under and in accordance with the terms of this Agreement.

(vi) No material consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body is required for the execution, delivery and performance by the Backup Servicer of or compliance by the Backup Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement, or (x) to the extent required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given, as applicable.

ARTICLE XVIII

THE COLLATERAL AGENT

Section 18.1 Appointment and Authority. Each Holder hereby designates Deutsche Bank Trust Company Americas to act as Collateral Agent for such Holder under this Agreement, the Collateral Agent Agreement and the other Finance Documents and hereby authorizes the Collateral Agent to execute and perform its obligations under the Finance Documents to which it is to be a party together with the Maryland Affidavits. The Collateral Agent has been appointed as Collateral Agent pursuant to and subject to the terms of the Collateral Agent Agreement. The Collateral Agent hereby acknowledges and agrees that it shall be bound by the terms and conditions of the Collateral Agent Agreement. The Collateral Agent shall be entitled to all of the same rights, privileges, protections, immunities and indemnities in this Agreement as are contained in the Collateral Agent Agreement, all of which are incorporated herein mutatis mutandis, in addition to any such rights, privileges, protections, immunities and indemnities contained herein. The provisions of this Article XVIII and Article XIX are solely for the benefit of the Collateral Agent, the Paying Agent, the Calculation Agent and the Holders, and neither the Company nor any other Credit Parties shall have rights as third party beneficiaries of any of such provisions.

Section 18.2 Reserved.

Section 18.3 Reserved.

Section 18.4 Reliance by the Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any Promissory Certificate, notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the subscription for the Promissory Certificates or the making of an Advance, that by its terms must be fulfilled to the satisfaction of a Holder, the Collateral Agent may presume that such condition is satisfactory to such Holder unless the Collateral Agent shall have received notice to the contrary from such Holder prior to subscription for the Promissory Certificates or the making of an Advance to the Company. The Collateral Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

Section 18.5 [Intentionally Omitted].

Section 18.6 Reserved.

Section 18.7 Non-Reliance on any Agent and Other Holders. Each Holder acknowledges that it has, independently and without reliance upon any Agent or any other Holder and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Holder further represents and warrants that it has had the opportunity to review the Finance Documents and each other document made available to it in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Holder also acknowledges that it will, independently and without reliance upon any Agent or any other Holder and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Finance Document or any related agreement or any document furnished hereunder or thereunder.

Section 18.8 Intentionally Omitted.

Section 18.9 Intentionally Omitted.

Section 18.10 Enforcement. Notwithstanding anything to the contrary contained herein or in any other Finance Document, the authority to enforce rights and remedies hereunder and under the other Finance Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Collateral Agent, or as the Majority Holders may require or otherwise direct, for the benefit of all the Holders; provided, however, that the foregoing shall not prohibit (a) the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Collateral Agent) hereunder and under the other Finance Documents, (b) any Holder from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (C) any Holder from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or insolvency law.

Section 18.11 No Obligation to Solicit. The Collateral Agent shall have no obligation at any time to solicit Holder approval or direction when performing the obligations set forth in this Agreement; provided that the foregoing shall not eliminate any requirement for the Collateral Agent to receive direction or approval from the Majority Holders prior to taking any action pursuant to this Agreement that requires approval or direction from the Majority Holders.

Section 18.12 Action on Instructions of Holders. Subject to the final two sentences of this Section 18.12, in all cases where an Agent makes a decision or determination hereunder or may give a notice or take or forbear from taking similar action, it shall do so at the written direction (which may, in the Agent’s sole discretion, be by email) of the Majority Holders. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Finance Document in accordance with written instructions signed by the Holders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Holders and on all holders of the Promissory Certificates. Each Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Finance Document unless it shall first be indemnified to its satisfaction by the Holders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action. For purposes of clarity, but without limiting any rights, protections, immunities or indemnities afforded to any Agent hereunder or under the Finance Documents, phrases such as “satisfactory to the [Agent],” “approved by the [Agent],” “approval of the [Agent]”, “acceptable to the [Agent],” “as determined by the [Agent],” “required from the [Agent],” “in the [Agent’s] discretion,” “selected by the [Agent],” “elected by the [Agent],” “requested by the [Agent],” “in the opinion of the [Agent],” and phrases of similar import under this Agreement and the other Finance Documents that authorize or permit an Agent to approve, disapprove, determine, request, act or decline to act in its discretion (including, without limitation, with respect to any document, report, calculation or any other item (including any accounting firm or engineering firm)) shall be subject to such Agent receiving written direction from the Majority Holders to take such action or to exercise such rights. Nothing contained in this Agreement or the other Finance Documents shall require any Agent to exercise any discretionary acts and the permissive rights of such Agent to do things enumerated in this Agreement or any other Finance Document shall not be construed as a duty with respect to such permissive rights. The Holders acknowledge that, pursuant to Section 8.5 of this Agreement, if an Event of Default has occurred and is continuing and if any Servicing Advances or Servicing Advance Interest is outstanding, the Backup Servicer as Successor Servicer shall be entitled to direct the Collateral Agent in connection with the exercise of remedies with respect to an amount of Collateral such that liquidation or other exercise of any such rights or remedies with respect to such portion would be reasonably required to repay such Servicing Advance or Servicing Advance Interest, and that in the event of conflicting directions between the Majority Holders and the Backup Servicer as Successor Servicer with respect to such enforcement, the direction of the Backup Servicer as Successor Servicer shall control in such circumstance and that (i) such direction and any action taken or failure to act pursuant thereto shall be binding on all of the Holders, and (ii) the Collateral Agent shall incur no liability for acting in accordance with the direction of the Backup Servicer as Successor Servicer in such circumstance. For the avoidance of doubt, the Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of the Backup Servicer as Successor Servicer unless the Holders or another Person satisfactory to the Agent shall have offered to the Collateral Agent security, pre-funding or indemnity satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such direction.

With respect to the exercise of remedies by the Backup Servicer as Successor Servicer as referenced in Article VIII and Article XVIII, the parties hereto agree that (a) should such liquidation or other exercise of such rights or remedies result in more than is required to reimburse such Servicing Advances and/or Servicing Advance Interest, (i) such excess shall be applied in accordance with the terms of this Agreement and (ii) the Majority Holders shall not interfere with the actions being taken by the Backup Servicer as Successor Servicer if such actions are materially compliant with the provisions of this Agreement, (b) should such liquidation or other exercise of such rights or remedies result in less than is required to reimburse such Servicing Advances and/or Servicing Advance Interest, the Backup Servicer as Successor Servicer shall be entitled to direct the Collateral Agent in connection with the exercise of remedies with respect to an additional amount of Collateral such that liquidation or other exercise of any such rights or remedies with respect to such portion would be reasonably required to repay such remaining Servicing Advance and/or Servicing Advance Interest; and (c) absent gross negligence, bad faith or fraud, the Backup Servicer as Successor Servicer direction to the Collateral Agent in connection with such exercise of remedies shall be conclusively binding on the Holders and the parties hereto if such direction was materially compliant with the provisions of this Agreement.

ARTICLE XIX

THE PAYING AGENT

Section 19.1 Appointment. Deutsche Bank Trust Company Americas is hereby appointed by the other parties hereto as the initial Paying Agent, and accepts such appointment.

Section 19.2 Representations and Warranties. The Paying Agent represents to the other parties hereto as follows:

(A) The Paying Agent is a banking corporation validly existing under the laws of the State of New York.

(B) The Paying Agent has the requisite power and authority to execute, deliver and perform its obligations under this Agreement, and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement

(C) This Agreement has been duly executed and delivered by the Paying Agent and constitutes a legal, valid and binding obligation of the Paying Agent, enforceable against the Paying Agent in accordance with its respective terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law.

Section 19.3 Limitation of Liability . Notwithstanding anything contained herein to the contrary, this Agreement has been executed by Deutsche Bank Trust Company Americas, not in its individual capacity, but solely as the Paying Agent, Collateral Agent and Calculation Agent and in no event shall Deutsche Bank Trust Company Americas have any liability for the representations, warranties, covenants, agreements or other obligations of the other parties hereto or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the party responsible therefor.

Section 19.4 Certain Matters Affecting the Agents. Notwithstanding anything herein or in any Finance Document to the contrary:

(A) The Paying Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. The Paying Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Paying Agent.

(B) The Paying Agent shall not be liable for any error of judgment made in good faith by an officer or officers of the Paying Agent, unless it shall be conclusively determined by the final judgment of a court of competent jurisdiction not subject to appeal or review that the Paying Agent was grossly negligent in ascertaining the pertinent facts.

(C) The Paying Agent shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with any direction given or certificate or other document delivered to the Paying Agent under this Agreement.

(D) None of the provisions of this Agreement shall require the Paying Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(E) The Paying Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(F) Whenever in the administration of the provisions of this Agreement the Paying Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter may, be deemed to be conclusively proved and established by a certificate delivered to the Paying Agent hereunder and such certificate, shall be full warrant to the Paying Agent for any action taken, suffered or omitted by it under the provisions of this Agreement.

(G) The Paying Agent may consult with counsel and the advice or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such advice or opinion of counsel.

(H) The Paying Agent shall not be bound to make any investigation into (i) the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, entitlement order, approval or other paper or document (ii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement or the other Finance Documents, (iii) the occurrence of any Default, Event of Default, Servicer Default, Amortization Event, Cash Trap Event, or the validity, enforceability, effectiveness or genuineness of this Agreement, the Finance Documents or any other agreement, instrument or document related thereto, (iv) the creation, perfection or priority of any lien purported to be created by this Agreement or the other Finance Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in this Agreement or the other Finance Documents (including without limitation the satisfaction of any condition set forth in Article III).

(I) The Paying Agent shall have no obligation to invest and reinvest any cash held in any of the accounts hereunder in the absence of a timely and specific written investment direction pursuant to the terms of this Agreement. In no event shall the Paying Agent be liable for the selection of investments or for investment losses incurred thereon. The Paying Agent shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of another party to timely provide a written investment direction pursuant to the terms of this Agreement.

(J) The Paying Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care, and shall not be responsible for the monitoring of or any willful misconduct or negligence on the part of any such agent, attorney, custodian or nominee so appointed.

(K) Any corporation or entity into which the Paying Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Paying Agent shall be a party, or any corporation or entity succeeding to the business of the Paying Agent shall be the successor of the Paying Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

(L) In no event shall the Paying Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Paying Agent has been advised of such loss or damage and regardless of the form of action.

(M) In no event shall the Paying Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond the Paying Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Paying Agent’s control whether or not of the same class or kind as specified above.

(N) The rights, privileges, protections, immunities, indemnities and benefits given to the Paying Agent under this Agreement are extended to and shall be enforceable by the Calculation Agent, the Collateral Agent, and the Paying Agent in each of their respective capacities hereunder and the other Finance Documents (including but not limited to any future or successor capacities), and each agent, custodian, co-trustee and other Person employed by any of them to act hereunder.

(O) The Paying Agent shall not be liable for failing to comply with its obligations under this Agreement in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other person that are not received or not received by the time required.

(P) The Paying Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of any of the Holders unless such Holders shall have offered to the Paying Agent security, pre-funding or indemnity satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

(Q) The Paying Agent shall not be deemed to have knowledge of any Default, Event of Default, Amortization Event, Cash Trap Event, or Servicer Default, except any Default, Event of Default, Amortization Event, Cash Trap Event, or Servicer Default of which a Responsible Officer of the Paying Agent has received written notification at the address specified in Section 14.5 and such notice references the Promissory Certificates and this Agreement. None of the Paying Agent, Calculation Agent, Collateral Agent (including in its capacity as Register Agent, if applicable) shall be deemed to have knowledge of any “Disqualified Entity” or “Noncompliant Holder” designations, except any “Disqualified Entity” or “Noncompliant Holder” designations of which a Responsible Officer of the Paying Agent, Calculation Agent, Collateral Agent, as applicable, has received written notification at the address specified in Section 14.5 and such notice references the Promissory Certificates and this Agreement.

(R) The right of the Paying Agent to perform any discretionary act enumerated in this Agreement shall not be construed as a duty.

(S) The Paying Agent shall have no duty (A) to see to any recording or filing of any document or instrument referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or to any re-recording or re-filing of any thereof, (B) to see to any insurance, or (C) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral.

(T) Each Holder acknowledges that it has, independently and without reliance upon the Paying Agent and based on the financial statements prepared by or on behalf of the Company, the Servicer, the other Obligors and the Holding Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Finance Documents. Each Holder also acknowledges that it will, independently and without reliance upon the Paying Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Finance Documents.

(U) In no event shall any Agent have any obligation to determine, nor have any liability with respect to the determination, of whether an amendment or modification to a Contract, Ground Lease or Easement constitutes a Non-Material Modification.

(V) In no event shall any Agent be responsible or liable for monitoring the Servicer, including, without limitation, the Backup Servicer, as Successor Servicer, or for any actions or omissions of the Servicer, including, without limitation, the Backup Servicer, as Successor Servicer. Without limiting the foregoing, in no event shall any Agent be responsible or liable for the actions of the Servicer, including, without limitation, the Backup Servicer, as Successor Servicer, when acting pursuant to any authority granted to it or pursuant to Section 17.8 or any similar provision of any Finance Documents, including, without limitation, if acting with power of attorney on behalf of, or in the name of, any Agent.

Section 19.5 Indemnification. The Company and the Servicer (if the Servicer is an Affiliate of the Company) agree to indemnify, defend and hold harmless each of the Paying Agent, the Collateral Agent, the Calculation Agent, and each of their respective officers, directors, employees, affiliates and agents (collectively, the “Indemnified Parties”) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including but not limited to reasonable attorneys’ fees and expenses) and disbursements of any kind and nature whatsoever, regardless of the merit, which may be imposed on, incurred by or demanded, claimed or asserted against the Indemnified Party in any way directly or indirectly relating to or arising out of this Agreement or any other document delivered in connection herewith or the transactions contemplated hereby, or the enforcement of any of the terms hereof or of any such other documents, provided, that none of the Company or the Servicer shall be liable for any of the foregoing to the extent arising from the gross negligence or willful misconduct of an Indemnified Party as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review. The provisions of this Section 19.5 shall survive the termination of this Agreement or any related agreement, the payment in full of the Promissory Certificates and the earlier of the resignation or removal of the Paying Agent, the Collateral Agent, or the Calculation Agent.

Section 19.6 Compensation. The Company shall pay each of the Paying Agent, the Collateral Agent and the Calculation Agent, from time to time, such compensation for their services as the Company, on the one hand, and the Collateral Agent, the Calculation Agent and the Paying Agent, on the other hand, shall agree in writing.

Section 19.7 Successor Paying Agent. The Paying Agent may resign at any time by giving at least thirty (30) days prior written notice thereof to the other parties hereto; provided, that no such resignation shall become effective until a successor Paying Agent has been appointed hereunder. The Paying Agent may be removed at any time by written notice received by the Paying Agent from the Majority Holders. Upon any such resignation or removal, the Majority Holders shall have the right to appoint a successor Paying Agent. If no successor Paying Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the exiting Paying Agent’s giving notice of resignation or receipt of notice of removal, then the exiting Paying Agent may petition a court of competent jurisdiction to appoint a successor Paying Agent. Upon the acceptance of any appointment as the Paying Agent hereunder by a successor Paying Agent, such successor Paying Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the exiting Paying Agent, and the exiting Paying Agent shall be discharged from its duties and obligations hereunder. After any exiting Paying Agent’s resignation hereunder, the provisions of this Article XIX shall continue in effect in respect of any actions taken or omitted to be taken by it while it was acting as the Paying Agent hereunder.

Section 19.8 Withholding Tax.

(A) Withholding. To the extent required by any applicable law, the Company, the Collateral Agent or the Paying Agent (for purposes of this Section 19.8, each a “Payor”) may withhold from any payment to any Holder, any Agent or any other recipient of any payment under this Agreement (for purposes of this Section 19.8, each a “Recipient”) an amount equivalent to any applicable withholding Tax. Without limiting the provisions of Section 4.10, (x) each Holder shall, and does hereby, indemnify any Payor, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Excluded Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Collateral Agent or the Paying Agent) incurred by or asserted against the Payor by the IRS or any other Governmental Authority as a result of the failure of the Payor to properly withhold Tax from amounts paid to or for the account of any Holder because the appropriate form was not delivered or not property executed, or because such Holder failed to notify the Paying Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective and (y) each Company shall, and does hereby, indemnify each Recipient, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Indemnified Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for any Agent) incurred by or asserted against such Recipient by the IRS or any other Governmental Authority arising therefrom. A certificate as to the amount of such payment or liability delivered to any Recipient by the Payor shall be conclusive absent manifest error. Each Holder hereby authorizes the Paying Agent and the Collateral Agent to set off and apply any and all amounts at any time owing to such Holder under this Agreement or any other Finance Document against any amount due the Paying Agent or the Collateral Agent under this Section 19.8. The agreements in this Section 19.8 shall survive the resignation and/or replacement of the Paying Agent and the Collateral Agent, any assignment of rights by, or the replacement of, a Holder, and the repayment, satisfaction or discharge of all other Obligations.

(B) Non-U.S. Holder. Each Recipient that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (each, a “Non-U.S. Recipient”), agrees that it will deliver to each Payor an original United States Internal Revenue Service (“IRS”) Form W-8 entitling such Recipient as of the date hereof (or as of the date such Non-U.S. Recipient becomes a Recipient hereunder) and any other form required, including but not limited to IRS Form W-8BEN-E to receive payments under this Agreement without deduction of U.S. Withholding Taxes (or, in the case of a Recipient that is an assignee or successor, entitling such Recipient to receive payments under this Agreement subject to a U.S. Withholding Tax rate that is less than or equal to the U.S. Withholding Tax rate to which its assignor or predecessor was subject immediately prior to such assignment). Except as provided in the following sentence, each Non- U.S. Recipient further undertakes to deliver to each Payor renewals or additional copies of such form (or any successor form) (x) on or before the date that such form expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, and (z) as may be reasonably requested by Payor.

(C) U.S. Holder. Each Recipient that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, agrees that it will deliver to each Payor an original IRS Form W-9 entitling such Recipient as of the date hereof (or as of the date such U.S. Recipient becomes a Recipient hereunder) to receive payments under this Agreement without deduction of U.S. backup withholding tax.

For purposes hereof, the following terms have the following meanings:

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Holder, its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Holder, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Holder with respect to an applicable interest in a Promissory Certificate pursuant to a law in effect on the date on which (i) such Holder acquires such interest in the Promissory Certificate or (ii) such Holder changes its Lending Office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Holder’s assignor immediately before such Holder became a party hereto or to such Holder immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Sections 19.8.(b) or (c) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Internal Revenue Code of 1986.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Finance Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Finance Document, or sold or assigned an interest in any Promissory Certificate or Finance Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Finance Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Section 19.9 Erroneous Payments

(A) If an Agent or any Eligible Bank holding one or more Accounts (“Payment Person” ) (x) notifies a Holder or a Secured Party, the Company or any Person who has received funds on behalf of a Holder or the Company (any such recipient (and each of their respective successors and assigns), a “Payment Recipient”) that such Payment Person has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (B)) that any funds (as set forth in such notice from such Payment Person) received by such Payment Recipient from such Payment Person or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof); provided, that, such Erroneous Payment shall at all times remain the property of such Payment Person pending its return or repayment as contemplated below in this Section 19.19 and held in trust for the benefit of such Payment Person, and such Payment Recipient promptly, but in no event later than two (2) Business Days thereafter (or such later date as such Payment Person may, in its sole discretion, specify in writing), return to such Payment Person the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). A notice of such Payment Person to any Payment Recipient under this clause (A) shall be conclusive, absent manifest error.

(B) Without limiting immediately preceding clause (A), each Payment Recipient agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from such Payment Person (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by such Payment Person (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by such Payment Person (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from such Payment Person to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within two (2)

Business Days of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify such Payment Person of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying such Payment Person pursuant to this Section 19.19(B).

(C) Each Payment Recipient hereby authorizes each Payment Person to set off, net and apply any and all amounts at any time owing to such Holder or the Company under any Finance Document, or otherwise payable or distributable by such Payment Person to such Payment Recipient under any Financing Document with respect to any payment of principal, interest, fees or other amounts, against any amount that such Payment Person has demanded to be returned under immediately preceding clause (A).

(D) The parties hereto agree that (x) irrespective of whether such Payment Person may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, such Payment Person shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Holder or the Company, to the rights and interests of such Holder or the Company, as the case may be) under the Finance Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any other Credit Party; provided that this Section 19.19 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Company relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by such Payment Person; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by such Payment Person from the Company for the purpose of making such Erroneous Payment.

(E) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by any Payment Person for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Section 19.10 Real Property Documents. Each Holder acknowledges and agrees that the Collateral Agent will have no obligation or liability with respect to any actions or liabilities contained in or with respect to any Mortgages or any related filings (collectively, the “Real Property Documents”), recorded in connection with the transaction contemplated by this Agreement, notwithstanding that the Collateral Agent is the named mortgagee or beneficiary, as applicable, or assignee thereunder. Notwithstanding the foregoing, in the event that the Holders direct the Collateral Agent to take any action in connection with such Real Property Documents, or the property related thereto, the Collateral Agent shall cooperate to give effect to such directions but, unless indemnity acceptable to the Collateral Agent (in its sole discretion) has been provided to it, shall have no obligation to take any such action with respect to such Real Property Documents in the event that it determines, in its sole discretion, that the taking of such action would expose itself to liability, financial or otherwise, pursuant to the provisions of such Real Property Document or the laws of the applicable governing jurisdiction. In such case, the Collateral Agent will cooperate with the Holders to effect an assignment of such Real Property Documents upon direction of the Majority Holders. Pending any such assignment, the Collateral Agent shall have no obligation to take any action in connection with such Real Property Document. Notwithstanding the foregoing, but without limitation thereof, and in addition to any right or remedy available to the Collateral Agent thereunder or under applicable law, the Company hereby indemnifies, defends and holds the Collateral Agent and each of its officers, directors, employees and agents harmless from any losses or liabilities incurred in connection with any Real Property Documents with respect to its Collateral, prior to the Collateral Agent’s affirmative agreement to take action in connection therewith in accordance with the written direction of the Holders.

[signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

COMPANY:

AP WIP Holdings, LLC

By:	/s/ Scott G. Bruce
	Name:	Scott G. Bruce
	Title:	President

[Signature Page to DWIP

Subscription Agreement]

HOLDING COMPANY:

AP WIP Domestic Investments III, LLC

By:	/s/ Scott G. Bruce
	Name:	Scott G. Bruce
	Title:	President

[Signature Page to DWIP

Subscription Agreement]

OBLIGORS:

AP WIP Tower, LLC

By:	/s/ Scott G. Bruce
	Name:	Scott G. Bruce
	Title:	President

AP Wireless Investments I, LLC

By:	/s/ Scott G. Bruce
	Name:	Scott G. Bruce
	Title:	President

AP WIP Union Holdings, LLC

By:	/s/ Scott G. Bruce
	Name:	Scott G. Bruce
	Title:	President

175 E. Union Road, LLC

By:	/s/ Scott G. Bruce
	Name:	Scott G. Bruce
	Title:	President

13500 S. Harlem Ave, LLC

By:	/s/ Scott G. Bruce
	Name:	Scott G. Bruce
	Title:	President

[Signature Page to DWIP

Subscription Agreement]

SERVICER:

AP Service Company, LLC

By:	/s/ Scott G. Bruce
	Name:	Scott G. Bruce
	Title:	President

[Signature Page to DWIP

Subscription Agreement]

BACKUP SERVICER:

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION as Backup Servicer

By:	/s/ David A. Eckels
	Name:	David A. Eckels
	Title:	Senior Vice President

[Signature Page to DWIP Subscription Agreement]

CALCULATION AGENT:

Deutsche Bank Trust Company Americas, as Calculation Agent

By:	/s/ Lisa Karlsen
	Name:	Lisa Karlsen
	Title:	Vice President

By:	/s/ Lucy Hsieh
	Name:	Lucy Hsieh
	Title:	Vice President

[Signature Page to DWIP

Subscription Agreement]

COLLATERAL AGENT:

Deutsche Bank Trust Company Americas, as Collateral Agent

By:	/s/ Lisa Karlsen
	Name:	Lisa Karlsen
	Title:	Vice President

By:	/s/ Lucy Hsieh
	Name:	Lucy Hsieh
	Title:	Vice President

[Signature Page to DWIP

Subscription Agreement]

PAYING AGENT:

Deutsche Bank Trust Company Americas, as Paying Agent

By:	/s/ Lisa Karlsen
	Name:	Lisa Karlsen
	Title:	Vice President

By:	/s/ Lucy Hsieh
	Name:	Lucy Hsieh
	Title:	Vice President

[Signature Page to DWIP

Subscription Agreement]

HOLDERS:

AMERICAN GENERAL LIFE INSURANCE COMPANY

By: AIG Asset Management (U.S.), LLC, as Investment Adviser)

By:	/s/ Thomas Denkler
	Name:	Thomas Denkler
	Title:	Managing Director

AMERICAN HOME ASSURANCE COMPANY

By: AIG Asset Management (U.S.), LLC, as Investment Adviser)

By:	/s/ Thomas Denkler
	Name:	Thomas Denkler
	Title:	Managing Director

LEXINGTON INSURANCE COMPANY

By: AIG Asset Management (U.S.), LLC, as Investment Adviser)

By:	/s/ Thomas Denkler
	Name:	Thomas Denkler
	Title:	Managing Director

[Signature Page to Subscription Agreement]